      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON, NOVEMBER 12, 1998

                                                 REGISTRATION FILE NO. 333-65273

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM SB-2/A

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       VITAFORT INTERNATIONAL CORPORATION
           --------------------------------------------------------
       (Exact name of small business issuer as specified in its charter)

                    DELAWARE                             5149                     68-0110509
          (State or other Jurisdiction        (Primary Standard Industrial     (I.R.S. Employer
          Incorporation or Organization)         Classification Number)        Identification No.)

                      1800 AVENUE OF THE STARS, SUITE 480
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 552-6393
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                         MARK BEYCHOK, PRESIDENT & CEO
                         -----------------------------
                       Vitafort International Corporation
                      1800 Avenue of the Stars, Suite 480
                             Los Angeles, CA  90067
                                 (310) 552-6393
(Name, address, including zip code and telephone number, including area code, of agent for service)

                 --------------------------------------------
                        Copies of all communications to:

                             FRANK J. HARITON, ESQ.
                           The Empire State Building
                          350 Fifth Avenue, Suite 3000
                              New York, NY  10118
                           Telephone: (212) 695-6000
                           Facsimile:  (212) 695-6007

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC FROM TIME TO TIME AFTER THE
                                                ---------------------------
EFFECTIVE DATE
--------------

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                                        CALCULATION OF REGISTRATION FEE
========================================================================================================
                                             Proposed              Proposed
                                             Maximum               Maximum                 Amount of
Title of Securities to     Amount to be       Price               Aggregate              Registration
    be registered           Registered      Per Share*          Offering Price*              Fee**
--------------------------------------------------------------------------------------------------------
Common Stock,
  par value
$.0001 per share            9,365,914          $.24              $2,206,895                $651.03
========================================================================================================


* Based upon the closing bid price of the Registrant's Common Stock as reflected on the Over the Counter Bulletin Board on September 30, 1998 of $.28 as to 6,741,414 shares of common stock issuable, if at all, upon conversion of a debenture and 204,500 shares being sold by selling security holders, and based upon the exercise price of $.93 with respect to 127,000 shares underlying a warrant exercisable at $.93 per share. All of the foregoing shares were included in the initial filing of this registration statement and fees of $590.20 were paid with respect thereto upon the filing of this Registration. Based upon the closing bid price on the Over the Counter Electronic Bulletin Board on November 6, 1998 of $.115 as to 190,000 shares being added by this pre-effective amendment and the exercise price of $.085 of 2,170,000 shares underlying stock options which are being added by this pre-effective amendment.

**  Calculated pursuant to Rule 457(h).

*** Fees of $590.20 were paid on the initial filing of this registration statement and additional fees of $60.83 are being paid upon the filing of this pre-effective amendment.



     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective in such date as the Commission, acting pursuant to said Section 8(a) shall determine.

                             CROSS REFERENCE SHEET
                      UNDER ITEM 501 (C) OF REGULATION S-B


ITEM AND NUMBER                                              LOCATION IN PROSPECTUS
-----------------------------------------------------------------------------------
 1.   Front of Registration Statement                        Front of Registration Statement
      and Outside Front Cover of Prospectus                  and Outside Front Cover of Prospectus
 2.   Inside Front and Outside Back                          Inside Front and Outside Back
      Cover Pages of Prospectus                              Cover Pages of Prospectus
 3.   Summary Information and Risk Factors                   Prospectus Summary and Risk Factors
 4.   Use of Proceeds                                        Use of Proceeds
 5.   Determination of Offering Price                        Not Applicable
 6.   Dilution                                               Not Applicable
 7.   Selling Security Holders                               Selling Stockholders
 8.   Plan of Distribution                                   Plan of Distribution
 9.   Legal Proceedings                                      Legal Proceedings
10.   Directors, Executive Officers, Promoters               Management
      and Control Persons
11.   Security Ownership of Certain                          Principal Stockholders
      Beneficial Owners and Management
12.   Description of Securities                              Description of Securities
13.   Interest of Named Experts and Counsel                  Experts; Counsel
14.   Disclosure of Commission Position                      Statement of Indemnification
      on Indemnification For Securities Act Liabilities
15.   Organization Within Last Five Years                    Business of the Company
16.   Description of Business                                Business of the Company
17.   Management's Discussion and Analysis                   Management's Discussion and Analysis of
      or Plan of Operation                                   Financial Condition and Results of Operations
18.   Description of Property                                Business of the Company - Property
19.   Certain Relationships and Related Transactions.        Certain Transactions
20.   Market for Common Equity and Related                   Market for Common Equity and Related
      Stockholder Matters                                    Stockholder Matters
21.   Executive Compensation                                 Management - Executive Compensation
22.   Financial Statements                                   Financial Statements
23.   Changes in and Disagreements With                      Change of Auditors
      Accountants on Accounting and
      Financial Disclosure

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
----------
                       VITAFORT INTERNATIONAL CORPORATION

                                  COMMON STOCK
                               ($.0001 PAR VALUE)

                        9,365,914 SHARES OF COMMON STOCK
                    OFFERED BY CERTAIN SELLING STOCKHOLDERS

          This Prospectus relates to 9,365,914 shares of Common Stock which consists of:

          (a) 6,741,414 shares reserved for issuance upon conversion of shares of a convertible debenture issued in August 1998, including shares of common stock which may be issued in connection with the mandatory conversion of such convertible debenture. See "Description of Securities -- Convertible Debentures" for a description of the terms of the convertible debenture.

          (b) 60,000 shares issuable, if at all, upon exercise of a warrant granted to the lender to the Company in August 1998.
          (c) 112,500 shares previously issued to an officer of the Company, 12,500 shares in 1993 and 100,000 shares in 1997.
          (d) 25,000 shares previously issued to an officer of the Company in 1997.

          (e) 2,237,000 shares issuable, if at all, upon exercise of options and warrants granted to various vendors, employees and consultants.

          (f)  190,000 shares issued to various vendors in October 1998.

          The shares of Common Stock may be offered for sale, from time to time, by the Selling Stockholders or by donees, pledgees, transferees, or other successors in interest through ordinary brokerage transactions in the over-the-counter market, either directly or through brokers or to dealers, in private sales, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders. The Selling Stockholders, and not the Company, will pay or assume all applicable brokerage commissions or other costs of sale as may be incurred in the sale of such securities. See "Selling Stockholders" and "Plan of Distribution".

          The Company will assume no responsibility for the sale of the shares of Common Stock of the Selling Stockholders, nor can there be any assurances that a liquid trading market will exist for the sale of the shares of Common Stock to be offered by the Selling Stockholders. See "Risk Factors."

          The Company's Common Stock is traded in the over-the-counter market and is quoted on the OTC Electronic Bulletin Board maintained by NASDAQ under the symbol "VRFT". On November 5, 1998, the closing price bid for the Common Stock on the OTC Electronic Bulletin Board was $.115 per share.

          All share and per share information in this Prospectus reflects a one for twenty reverse stock split, effective October 4, 1996.
         ------------------------------------------------------------
 THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                         SEE "RISK FACTORS" ON PAGE 4.
          ------------------------------------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
          ------------------------------------------------------------

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 12, 1998

AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 5th Street, N.W., Washington, DC 20549, and at the Commission's regional offices located at 13th Floor, Seven World Trade Center, New York, New York 10048; 10960 Wilshire Boulevard, Suite 1710, Los Angeles, California 90024, and 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained from the Commission at 450 5th Street, N.W., Washington, DC 20549, at prescribed rates. The Company is an electronic filer under the EDGAR (Electronic Data Gathering and Retrieval) system maintained by the Commission. The Commission maintains a web site (http:/www.sec.gov.) on the Internet that contains reports, proxy and information statements and other information regarding Companies that file electronically with the Commission. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

     The Company has filed with the Commission a registration statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                                  THE COMPANY

     Vitafort International Corporation (the "Company" or "Vitafort") is in the business of developing, and marketing fat free, low fat, and reduced fat bakery snacks that would be marketed under Company owned trademarks. Vitafort does not own any production facilities, so established contract manufacturers (co-packers) are utilized to manufacturer these branded products developed by the Company. The Company's principal products are a variety of products marketed under the Auburn Farms and Natures Warehouse trademarks and Fudgets and Caketts marketed under the Vitafort name. The Company recently expanded its product line to include salty snacks and began utilizing its new trade name Avenue of the Stars(TM) to sell products connected to motion picture licenses. The first effort, connected with "The Lost World: Jurassic Park" was introduced into the marketplace in November 1997.

     The Company's fat free and low fat snack items are based upon the Company's proprietary formulas and are developed in conjunction with its co-packers. The Company seeks to protect its proprietary information through confidentiality agreements with employees, suppliers and manufacturers. These products are made from generally available ingredients, which are then converted into the Company's products.

     In March 1998, the Company acquired Global International Sourcing, Inc. ("Global"). Global is an international sourcing company which provides natural and low fat product sources from abroad. These sources should be able to provide products to be distributed by Vitafort at significantly lower cost.

     The Company's principal executive offices are located at 1800 Avenue of the Stars - Suite 480, Los Angeles, California 90067 and its telephone number is
(310) 552-6393.

                              PROSPECTUS SUMMARY

THE COMPANY

     Vitafort International Corporation (the "Company" or "Vitafort") is in the business of developing, manufacturing and marketing fat free and low fat bakery snacks that would be marketed under Company owned trademarks. Vitafort does not own any production facilities, so established contract manufacturers (co-packers) are utilized to manufacture these branded products developed by the Company. The Company's principal products are a variety of products produced under the Auburn Farms and Natures Warehouse trademarks and snack foods and licensed products sold under its Avenue of the Stars name.

     The Company's fat free and low fat snack items are based upon the Company's proprietary formulas and are developed in conjunction with its co-packers. The Company seeks to protect its proprietary information through confidentiality agreements with employees, suppliers and manufacturers. These products are made from generally available ingredients, which are then converted into the Company's products.

     The Company has recently acquired Global International Sourcing which provides imported products to Vitafort and other customers at significantly reduced costs to the ultimate consumer.

THE OFFERING

     Up to 9,365,914 shares offered by the Selling Security Holders.

SHARES OUTSTANDING
          Before the Offering      After the Offering

             8,042,852 (1)            17,014,266 (1)

     (1) Includes 144,500 previously issued shares which are offered hereby, 6,741,414 shares issuable, if at all, upon conversion of a debenture, and 60,000 shares issuable, if at all, upon exercise of warrants and options.

CAUTIONARY STATEMENT FOR PURPOSES OF "SAFE HARBOR PROVISIONS" OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

EXCEPT FOR HISTORICAL FACTS, ALL MATTERS DISCUSSED IN THIS PROSPECTUS, WHICH ARE FORWARD LOOKING, INVOLVE A HIGH DEGREE OF RISKS AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, COMPETITIVE PRESSURES FROM OTHER FOOD COMPANIES AND WITHIN THE GROCERY INDUSTRY, THE IMPACT OF QUALITY PROBLEMS EXPERIENCED IN 1996, THE LACK OF ADEQUATE CAPITAL TO FUND CONTINUING OPERATIONS, ECONOMIC CONDITIONS IN THE COMPANY'S PRIMARY MARKETS AND OTHER UNCERTAINTIES DETAILED FROM TIME-TO-TIME IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

SUMMARY FINANCIAL INFORMATION

     The following table sets forth, for the periods and at the dates indicated, certain summary financial information for the Company. Such data have been derived from, and should be read in conjunction with, the financial statements of the Company, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.

The Company's independent public accountants included an explanatory paragraph in their opinion as of December 31, 1997 and 1996 reflecting uncertainty about the Company's ability to continue to operate as a "going concern". Should the Company be unsuccessful in raising capital or generating an adequate level of profitable sales, it may be forced to curtail and/or suspend operations. See
Note 2 of Notes to the Consolidated Financial Statements for the year ended December 31, 1997 for additional information. The Company received $6,750,000 in full and complete settlement from the Keebler arbitration on July 5, 1997. See Note 16 of Notes to the Consolidated Financial Statements for the year ended December 31, 1997 for an explanation of the total Keebler transaction.


CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                          YEARS ENDED                      SIX MONTHS ENDED
                                                          DECEMBER 31,                        JUNE 30,
                                                      1997            1996            1998                1997
                                                      ----            ----            ----                ----
Net revenues                                      $ 1,995,317     $  5,285,149    $   749,994         $ 1,175,107

Cost of sales                                       1,896,410        6,870,120        548,315             882,628
                                                  -----------     ------------    -----------         -----------
    Gross profit (loss)                                98,907       (1,584,971)       201,679             292,479
                                                  -----------     ------------    -----------         -----------

Operating expenses:
 Research and development                             337,806          737,044        139,584              56,131
 Sales and marketing                                1,239,460        3,029,480        746,344             739,226
 General and administrative                         2,672,946        2,721,321      1,473,731           1,890,887
                                                  -----------     ------------    -----------         -----------

    Total operating expenses                        4,250,212        6,487,845      2,359,659           2,686,244
                                                  -----------     ------------    -----------         -----------

    Loss from operations                           (4,151,305)      (8,072,816)    (2,157,980)         (2,393,765)

Interest income                                        78,070           49,319         36,017                   -
Interest expense                                     (214,690)         (50,509)       (97,906)            (99,553)
Other income (expense)                                 15,210          (45,650)       (60,385)             23,119
Litigation recovery , net of costs (Note 16)        4,748,946                -              -                   -
                                                  -----------     ------------    -----------         -----------
   Income (loss) before income taxes                  476,231       (8,119,656)    (2,280,254)         (2,470,199)

State income taxes (Note 8)                             3,200            3,159          3,143                   -
                                                  -----------     ------------    -----------         -----------

    Net Income (loss)                                 473,031       (8,122,815)    (2,283,397)         (2,470,199)

Deemed dividends to preferred shareholders           (305,749)               -       (442,978)           (305,749)
                                                  -----------     ------------    -----------         -----------

Net income (loss) allocable to
   common shareholders                            $   167,282      $(8,122,815)   $(2,726,375)        $(2,775,948)
                                                  ===========     ============    ===========         ===========

Basic net income (loss) per common share                 $.03           $(1.58)   $     (0.39)             $(0.51)
                                                  ===========     ============    ===========         ===========

Diluted net income (loss) per common share               $.03           $(1.58)        $(0.39)             $(0.51)
                                                  ===========     ============    ===========         ===========

Basic weighted average shares
   of common stock                                  5,831,404        5,133,665      6,994,639           5,390,957
                                                  ===========     ============    ===========         ===========

Diluted weighted average shares
   of common stock                                  6,343,397        5,133,665      6,994,639           5,390,957
                                                  ===========     ============    ===========         ===========


                                                         DECEMBER 31,                        JUNE 30,
                                                    1997              1996                     1998
CONSOLIDATED BALANCE SHEET DATA:
  Working capital (deficit)                        $1,503,938      $(1,217,296)               $  382,545
  Total assets                                      3,912,263        1,836,514                 2,721,543
  Total liabilities                                 1,634,266        2,330,343                 1,522,090
  Stockholders' equity (deficit)                    2,277,997         (493,829)                1,199,453

                                  RISK FACTORS

THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THEREFORE, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AFFECTING THE BUSINESS OF THE COMPANY, PRIOR TO MAKING ANY INVESTMENT THEREIN, AS WELL AS OTHER MATTERS SET FORTH ELSEWHERE IN THIS PROSPECTUS.

LIMITED RELEVANT OPERATING HISTORY

     The Company was formed in 1986 and until May 1993 the Company was in the business of formulating and developing value-added foods and beverages for third parties and marketing branded seafood. In May 1993, these businesses were discontinued and later in 1993 the Company disposed of these businesses. In September 1993 the Company installed new management and entered the business of developing and marketing branded low fat and fat-free foods using proprietary formulations. In June 1994 the Company commercially introduced its principal product, a line of fat-free brownies under the brand name "Fudgets". Some stockkeeping units ("SKU's") were discontinued. Other products were introduced or acquired in 1996 and 1997. The Company's business did not achieve operating profitability during 1996, 1997, nor in the first two quarters of 1998.

CONTINUING LOSSES

     The Company incurred losses from operations of $8,072,816 in 1996, $4,151,305 in 1997, and $2,157,980 for the six months ended June 30, 1998 and continues not to generate an operating profit. As of June 30, 1998, the Company had working capital of $382,545 and stockholders' equity of $1,199,454. For the year ended December 31, 1997, the Company had working capital of $1,503,938 and a stockholders' equity of $2,277,997. Management anticipates that at September 30, 1998, working capital and stockholders equity will be further reduced. The Company is slow and has been delinquent in paying its accounts payable and other obligations. The Company's auditors have included an explanatory paragraph in their report for the year ended December 31, 1997, indicating there is substantial doubt regarding the Company's ability to continue as a going concern. Although the Company generated a profit before income taxes in 1997, the profit was derived from the arbitration in the Keebler litigation. There can be no assurance that the Company will be profitable in the future. Furthermore, future revenues and profits, if any, will be dependent on many factors, including, but not limited to, the Company's ability to expand its operations in a timely manner to meet demand, need for additional financing, competition from other makers of low fat or fat-free products and market acceptance of the Company's products. If the Company is not able to significantly improve its operating results, it may be required to cease or substantially curtail its operations.

LIEN ON ASSETS

     Pursuant to a Loan and Security Agreement between the Company and Coast Business Credit ("Lender"), all of the Company's assets are subject to a lien which secures inventory and receivable financing. As of December 31, 1996 and March 31, 1997, the Company was in violation of certain covenants in that it had not maintained minimum tangible net worth of at least $1,500,000 and minimum working capital of $1,000,000. Should the Lender exercise its rights under the Agreement, it may request customer payments be made directly to it, sell the finished goods inventory at auction, and seize and sell the fixed assets of the Company until the obligation has been satisfied. As of December 31, 1997, the Company was again in compliance with the covenants in the Loan and Security Agreement. At June 30, 1998, the Company was in violation of the tangible net worth covenant in that it had fallen below the $1,500,000 requirement and the working capital covenant in that it had fallen below the $1,000,000 requirement. In addition, the facility which expired on August 31, 1998 has not been renewed, although the lender has extended the term until September 30, 1998. As of September 30, 1998, the amount due under this credit facility was $91,043. The Company is in negotiations with a new lender and the original lender has indicated it will provide an extension. Should the Company be unable to secure a replacement lender, it could seriously jeopardize the future ability of the Company to fund operations.

POSSIBLE NEED FOR ADDITIONAL FINANCING

     The Company's capital requirements associated with the introduction and development of new products and the marketing of existing products have been and will continue to be substantial. The Company anticipates (based on management's internal forecasts and assumptions related to operations) that its existing capital resources may not be sufficient to permit it to develop or acquire new products and complete the marketing thereof, as well as the marketing of existing products. The Company is, therefore, likely to require additional financing to execute its business plan. However, no assurance is given that the Company would be able to obtain additional financing when needed, or that, if available, such financing would be on terms acceptable to the Company. In any such financing, the interests of the Company's existing security holders, including purchasers of shares offered hereby, could be substantially diluted.

WORKING CAPITAL SHORTAGES

     During the latter portion of 1996 and the first two quarters of 1997, the Company's operations were curtailed as a result of working capital shortages. The Company has experienced working capital shortages from time to time in the past. While the Company's working capital position was greatly improved by the receipt of the proceeds of the Keebler arbitration, the likelihood that a working capital shortage will occur in the future is high based on the present level operating results. The Company continues to suffer working capital shortages during 1998 which may, if the shortages continue, adversely impact the Company's ability to meet its obligations.


POSSIBLE ADVERSE MARKET IMPACT OF CONVERTIBLE SECURITIES

     The Company currently has outstanding a total of 1,626 of 1997 Series A Preferred Stock each with a liquidation preference and conversion value of $1,000 and $548,352 principal amount of convertible debentures. Both the 1997 Convertible Preferred Stock and the convertible debentures are convertible into Common Stock at a price equal to 75% of the average closing bid price of the Common Stock on the five prior trading days. If all of the shares of the Preferred Stock were converted into Common Stock at a time when the Company's Common Stock price was $.1115 (the closing bid price on November 6, 1998), then the Company would be required to issue approximately 18,800,000 shares of Common Stock to the holders of the 1997 Series A Preferred Stock. If all of the $548,352 principal amount of the Debenture were converted into Common Stock at a time when the Company's Common Stock price was $.1115 (the closing bid price on November 6, 1998), then the Company would be required to issue approximately 6,350,000 shares of Common Stock to the holders of the Convertible Debentures. Not only would such conversions exceed the number of shares available for issue by the Company, but such conversions would also be likely to have a disastrous effect on the market for the Company's Common Stock as such market would be unable to absorb such large quantities of shares.

NEED FOR MARKET ACCEPTANCE AND DEPENDENCE ON A LIMITED NUMBER OF PRODUCTS

     Consumer preferences for snack foods in general, and for fat-free and low-fat foods in particular, are continually changing and are extremely difficult to predict. In 1997, the Company derived approximately 62% of its revenues from the sale of the Auburn Farms and Natures Warehouse lines of products and approximately 38% of its revenues from the sale of Fudgets and Caketts. There can be no assurance that the Company's products will a) achieve a significant degree of market acceptance; b) will be sustained for any significant period; or
c) that the product life cycles will be sufficient to permit the Company to recover start-up and other associated costs. Failure of the Company's products to achieve or sustain market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations. Certain of the Company's products, particularly Fudgets and Caketts, had their market acceptance materially adversely affected by the mold problem, principally associated with Keebler.

COMPETITION

     The market for snacks is large and highly competitive. Competitive factors in the snack industry include product quality and taste, brand awareness among consumers, access to supermarket shelf space, price, advertising and promotion and variety of snacks offered. The Company's fat-free and low-fat products are priced higher than traditional snacks. As a result, price erosion due to competitive factors could have a material adverse effect on the Company.

     The Company also competes with a number of manufacturers in the fat-free and low-fat portion of the industry, including Health Valley Foods, Nabisco (Snackwell's) and Pepperidge Farms (Greenfield). Additional competitors include regional and private label snack companies. Potential entrants in the fat-free and low-fat snack food market segment include the national competitors and private label competitors.

DEPENDENCE ON KEY EXECUTIVE OFFICERS AND OTHER QUALIFIED PERSONNEL

     The Company is highly dependent on certain key personnel, including Mark Beychok, its President and Chief Executive Officer. Another key employee is John Coppolino, Executive Vice President. The loss of one or more key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has key man life insurance on Mr. Beychok. The recruitment, retention and motivation of skilled executives, sales and technical personnel and other employees are important to the Company's operations. Although the Company has not experienced significant problems in recruiting and retaining qualified personnel, there can be no assurance that it will not encounter such problems in the future.

AVAILABILITY OF SHELF SPACE

     The majority of the Company's sales are made through supermarkets, and the Company expects supermarket sales to constitute a significant portion of its future sales. Such sales are affected by access to shelf space, which is limited. Food retailers typically seek concessions, allowances or other discounts from food manufacturers and suppliers, such as the Company and its distributors, in return for shelf space. The Company believes that it may have to incur such expenditures in the future in order to obtain or retain shelf space for its products. Should the Company be unable, financially, to incur such costs, it could be limited in its ability to increase sales volume. Such expenditures, if significant, could adversely affect the Company's business, financial condition and results of operations.

PAST DISPUTES WITH CONTRACT MANUFACTURERS

     In order to achieve economies of scale and production flexibility the Company has entered into contract manufacturing agreements with established food manufacturers, which have the facilities for the production of its products.
The Company does not, itself, own or operate any production facilities. In the event of a contract dispute between the Company and any of these contract manufacturers, or if any contract manufacturer experiences an interruption in its business as a result of labor disputes, acts of God or a similar occurrence over which the Company has no control, such an event could materially and adversely affect the Company's business. Past financial restraints have hampered the Company's ability to respond to production manufacturers financial requirements on a timely basis, resulting in significant problems receiving production quantities timely. In addition, the Company has experienced quality control problems at certain of its past contract manufacturers, particularly the Keebler Company, which may continue to adversely effect its goodwill. The Company was recently engaged in legal proceedings with former co-packers.
During the pendency of these proceedings, the Company's ability to procure products in response to customer demand was materially impaired which resulted in a substantial loss of goodwill. No assurance can be given that the Company will not, in the future, have its results again adversely effected by disputes with its contract manufacturers.

PENDENCY OF LEGAL PROCEEDINGS

     As set forth under the heading "Legal Proceedings," the Company is engaged in several legal proceedings. An adverse finding in certain of these proceedings could have a material adverse effect on the Company. See Note 13 to the consolidated financial statements for the year ended December 31, 1997 and
Note 11 to the consolidated financial statements for the period ended June 30, 1998 for additional information concerning all legal proceedings.

MANAGEMENT OF POSSIBLE GROWTH

     The Company intends to expand its operations during 1998 and thereafter, through the expansion of its sales and marketing capacity, the addition of new products and the expansion and addition of distribution channels. There can be no assurance that the Company will have sufficient financial and management resources necessary to support the capital outlays and logistical difficulties posed by such growth as they may occur.

COORDINATION OF PRODUCT SUPPLY AND DISTRIBUTION

     If the Company is to be successful, it must match its production capacity to the demand for its products in a timely manner and maintain its distribution system. The Company has no long-term contracts with its distributors. The Company has previously experienced problems both with a slowing of demand and resulting excess capacity, as well as with sharp increases in demand and resulting shortages of capacity. Efforts by the Company to increase production rapidly in order to meet sharp increases in demand have sometimes resulted, and could in the future result, in additional expenses that materially increase the cost of goods sold and reduce profitability. The occurrence of any of these events would likely have a material adverse effect on the Company's business, financial condition and results of operations, as well as on its distribution relationship and prospects.

LIMITED PRODUCT SHELF LIFE

     Because the Company's fat-free products have a limited shelf life, the Company cannot produce significant inventories for later sale. As a result, manufacture, distribution and marketing of these products require a high degree of coordination. Should the Company be unsuccessful in coordinating such functions, the Company could be adversely affected by reduced sales volume.

NEED FOR IMPROVED OPERATING CONTROLS

     To improve its results, the Company must continue to implement and improve its financial, accounting and management information systems and to hire, train, motivate and manage its employees. A failure to improve management controls would have a material adverse effect on the Company's business, financial condition and results of operations, and on its ability to execute its business strategy successfully.

LACK OF PATENTS, DEPENDENCE ON TRADEMARKS AND PROPRIETARY RIGHTS

     The Company's success is dependent to some degree on its ability to preserve its trademarks and operate without infringing upon the proprietary rights of third parties. The Company has registered various trademarks in the United States. No assurance can be given as to the degree of protection the trademarks will afford or the Company's ability to avoid violating or infringing upon any trademarks issued to others. Defense and prosecution of trademark objections can be expensive and time consuming, even in those instances in which the outcome is favorable to the Company, and can result in the diversion of resources from the Company's other activities. An adverse outcome could subject the Company to significant liabilities to third parties, require the Company to obtain licenses from third parties or require the Company to cease any related product development activities or sales. The Company is seeking to determine whether its various formulas and procedures are patentable in the United States. No assurance can be given, however, that such steps will adequately protect the Company. Should there be an adverse outcome resulting from a dispute, the outcome could impede the Company's ability to continue to operate.

     The Company's success is also dependent upon the skills, knowledge and experience (none of which is patentable) of its technical personnel. To help protect its rights, the Company requires all employees to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company. There is no assurance, however, that these agreements will provide adequate protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. While the loss of any member of the technical staff could impede development in the short term, the greater concern is the lack of protection afforded the Company.

POSSIBLE IMPACT OF GOVERNMENT REGULATION

     The packaged food industry is subject to numerous federal, state and local government regulations, including those relating to the preparation, labeling and marketing of food products. The Company is particularly affected by the recently enacted Nutrition Labeling and Education Act ("NLEA"), which requires specified nutritional information to be disclosed on all packaged foods. In addition, the NLEA, which is administered by the Food and Drug Administration ("FDA"), strictly regulates the standards that must be met to make a claim that a product is "fat-free" or "low-fat." In addition, the FDA standards could conceivably be lowered further or reduced to zero. Changes in fat content could adversely affect the taste and texture of the Company's products and their acceptability to consumers, which could adversely affect the Company's sales and results of operations. Labeling standards imposed by certain other countries may vary from those in the United States. Were the Company to be found to have violated any regulations applicable to it, such finding could materially adversely affect its ongoing operations and curtail its business significantly.

EFFECT OF PENNY STOCK RULES

     The Common Stock of the Company currently trades on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. (the "NASD"). Under the Securities Enforcement and Penny Stock Reform Act of 1990, the Common Stock is defined as a "penny stock" because its market price is below $5.00. Additional disclosures are required related to the market for penny stocks and for broker-dealers to effect trades in a penny stock. In the absence of the Company's obtaining NASDAQ listing, the Common Stock and the liquidity of an investment in the Common Stock will be impaired. The Common Stock could not be included in NASDAQ unless the price of the Common Stock came to exceed $3.00 per. Accordingly, no assurance can be given that the Common Stock will be included in NASDAQ in the foreseeable future and the Common Stock. Furthermore, even if the Common Stock were to be included in NASDAQ in the future, no assurance can be given that the Company will be able to comply with the criteria for continued listing which include, among other things, stockholder's equity in excess of $1,000,000 and assets in excess of $2,000,000. Consequently, the effect of these rules may restrict the ability of broker-dealers to sell the Common Stock and may affect the ability of holders of Common Stock to sell their shares in the secondary market.

POSSIBLE ILLIQUIDITY OF SHARES

     The market for the Company's Common Stock on the OTC Bulletin Board has at
times been limited and sporadic.   The OTC market is smaller than other
securities markets, and prices for OTC securities are not generally published in the news media. Information about the Company and transactions in the Company's shares may be more limited on the OTC market. The limitations of the trading market for the Company's Common Stock and of the OTC Bulletin Board may materially adversely affect the liquidity of the market for the Company's Common Stock.

LACK OF DIVIDENDS

     The Company has never paid any dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. Any future dividends on the Common Stock will be dependent on the earnings of the Company, if any, and its financial requirements as well as the dividend priorities of the outstanding Series of Preferred Stock.

                                USE OF PROCEEDS

     The Company will realize no proceeds on the sale of Common Stock by the Selling Stockholders. Proceeds from the exercise of the Options covered herein, if any, will be added to the Company's working capital to be used for future sales and marketing efforts and for potential acquisitions, if any.

                              SELLING STOCKHOLDERS

Relationship of Selling Shareholders with the Company

          None of the Selling Shareholders currently has, or within the past three years has had, any position, office, or other material relationship with the Company or any predecessor or affiliate of the Company except that Mark Beychok is President, Chief Executive Officer and a Director and John Coppolino is Executive Vice President.

Sales of the Outstanding Shares by Selling Shareholders

          None of the Selling Shareholders have advised the Company, and the Company is unable to predict, if, when, and the extent to which they intend to sell the Shares being registered hereunder for their respective accounts. Notwithstanding the foregoing, for purposes of the following Selling Shareholders Table, all of the Shares are deemed to be offered hereby by the Selling Shareholders for sale to the public (for purposes of the Selling Shareholders Table, the "Offering"). Based upon the foregoing assumption, the following Table sets forth as of September 18, 1998: (i) the number of shares of Common Stock owned by each Selling Shareholder prior to the Offering (as of the date of this prospectus); (ii) the number of Shares which it is deemed are being offered for the account of each Selling Shareholder; (iii) the number of shares of Common Stock to be owned by each Selling Shareholder after the completion of the Offering (assuming that all of the Shares are offered and sold in the Offering); and (iv) based upon the foregoing assumptions, the percentage of the Company's common stock to be owned by each Selling Shareholder after completion of the Offering. There can be no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Common Stock offered by them pursuant to this Prospectus.


                                        NUMBER OF       NUMBER OF       NUMBER OF       PERCENTAGE OF
                                      SHARES OWNED    SHARES TO BE    SHARES OWNED       COMMON STOCK
                                      PRIOR TO THE     SOLD IN THE      AFTER THE     TO BE OWNED AFTER
NAME OF SELLING STOCKHOLDER            OFFERING         OFFERING        OFFERING         THE OFFERING
---------------------------------     ------------   ------------     ------------     ----------------
Dominion Capital Fund, Ltd.                   0 (1)   6,741,414 (1)           0                    0
Mark Beychok                          1,323,838 (2)     112,500 (2)   1,211,338 (4)             15.4%
Dominion Capital Fund, Ltd.                   0 (3)      60,000 (3)           0                    0
John Coppolino                          492,333 (4)      25,000 (4)     467,333 (4)              5.9%
Carolina Consulting, Inc.                     0 (5)      27,000 (5)           0                    0
Frederick Jay Associates, Inc.                0 (5)      20,000 (5)           0                    0
Pillow, Inc.                                  0 (5)      20,000 (5)           0                    0
Georgis, Peter                                0          60,000               0                    0
Levene, Neale, Bender & Rankin          100,000         100,000               0                    0
McEneely, Kevin                         100,000         100,000               0                    0
Professional Container Corporation      100,000         100,000               0                    0
Zackler, Allan                          120,000         120,000               0                    0
Broadbent, Valerie A.                         0 (6)      75,000 (6)           0                    0
Brown, Audrea                                 0 (6)      20,000 (6)           0                    0
Carolina Consulting, Inc.                     0 (6)      70,000 (6)           0                    0
Chinn, Lisa                                   0 (6)      25,000 (6)           0                    0
Coast Business Credit                         0 (6)     100,000 (6)           0                    0
CodeLine Communications                       0 (6)      75,000 (6)           0                    0
DeCaprio, Beth                                0 (6)      35,000 (6)           0                    0
Dellavechia, Linda                            0 (6)      75,000 (6)           0                    0
Dray, Jennifer                                0 (6)      25,000 (6)           0                    0
Frederick Jay Associates                      0 (6)      40,000 (6)           0                    0
Hahnfeldt, Fred                               0 (6)     100,000 (6)           0                    0
Himes, Keith                                  0 (6)      30,000 (6)           0                    0
Hitchcock, Reginald                           0 (6)      35,000 (6)           0                    0
Holbert, Julia                                0 (6)      45,000 (6)           0                    0
Liaison Marketing, Inc.                       0 (6)      40,000 (6)           0                    0
Luke, Robert                                  0 (6)     150,000 (6)           0                    0
Mambo Sprouts                                 0 (6)      50,000 (6)           0                    0
Norwood, Jennifer                             0 (6)      30,000 (6)           0                    0
Salberg, Larry                                0 (6)      60,000 (6)           0                    0
Valcon Consulting                             0 (6)     400,000 (6)           0                    0
Weissen, Seymour D.                           0 (6)     120,000 (6)           0                    0
Williams, Wayne                               0 (6)     150,000 (6)           0                    0

(1) Issuable on conversion of a debenture which is not exercisable until December 22, 1998. Does not include approximately 2,550,000 shares which could be issued if 500 shares of 1997 Series A Preferred Stock held by such seller were converted on the date hereof.
(2) Includes (i) 62,500 shares underlying a currently exercisable option with an exercise price of $0.91 per share, which expires on December 16, 2000;
     (ii) 15,000 shares underlying a currently exercisable option with an exercise price of $0.91 per share which expires on September 29, 1999;
     (iii) 100,000 shares underlying a currently exercisable option with an exercise price of $0.91 per share which expires on November 15, 1999; (iv) 150,000 shares underlying the currently exercisable portion of a stock option, expiring December 16, 2000, which has an exercise price of $0.91 per share; (v) 403,125 shares underlying the currently exercisable portion of a stock option, expiring December 16, 2000, which has an exercise price of $0.91 per share; (vi) 100,000 shares underlying a currently exercisable option with an exercise price of $0.91 which expires on June 16, 2002;
     (vii) 100,000 shares underlying a currently exercisable option with an exercise price of $.875 which expires on December 31, 2002; and (viii) 225,000 shares underlying a currently exercisable option with an exercise price of $0.87 which expires September 1, 2002 and does not include 225,000 shares underlying options which are not currently exercisable with an exercise price of $0.87 expiring September 1, 2002.

(3) Issuable upon exercise of options after August 24, 1998 at an exercise price of $.93 per share.
(4) Includes (i) 168,750 shares underlying a currently exercisable option with an exercise price of $0.91 per share, which expires on December 16, 2000;
     (ii) 70,000 shares underlying a currently exercisable option with an exercise price of $0.91 which expires on June 16, 2002; (iii) 225,000 shares underlying a currently exercisable option with an exercise price of $0.87 which expires on September 1, 2002; and does not include (iv) 75,000 shares with an exercise price of $0.87 which are not currently exercisable expiring September 1, 2002.
(5) Issuable upon exercise of options with an exercise price of $1.00 per share.

(6) Issuable upon exercise of options with an exercise price of $.085 per share.

                              PLAN OF DISTRIBUTION

     As at the date hereof, none of the Selling Security Holders have advised the Company if, when, and to what extent they intend to sell any of their Shares. In addition, none of the holders of the securities which may be exercised for, or converted into, the Shares have advised the Company if, when, and to what extent they intend to acquire the Shares and, if they do so, their intentions respecting the offer and resale of such Shares to the public. For purposes of this discussion, the Shares held or which may be acquired by the Selling Security Holders upon the exercise of options or the conversion of preferred shares are sometimes referred to hereinafter, collectively, as the "Shares."

     Commencing as at the date of this Prospectus, all of the Shares may be offered and sold by the Selling Shareholders and, with the exception of the Shares underlying the debentures which may not be converted until December 22, 1998. None of the proceeds from any sales of the Shares will be received by the Company. If any Shares issuable upon the exercise of options are sold, the Company will have received the exercise price of the options prior to such sale. The Selling Shareholders may make such sales or resales from time to time as market conditions permit in transactions that may take place in the over-the-counter market, including block trades, ordinary brokers' transactions, privately negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with sales or resales of Shares pursuant to the Registration Statement of which this Prospectus is a part, a Selling shareholder offering such Shares and brokers and dealers who participate in the offer and sale of the shares may be deemed "underwriters" as such term is defined in the Securities Act. In addition, persons using this Prospectus in the offer and sale of the Shares will be deemed to be engaged in a "distribution" of the Shares as such term is defined in Regulation M under the Exchange Act, and will be required to comply with Regulation M with respect to contemporaneous market activity and other provisions of such Regulation.

     As at the date of this Prospectus, none of the Selling Shareholders intends to utilize the services of an underwriter in any distribution of the Shares, should such distribution occur, except insofar as any securities dealer executing a sell order for any of them may be deemed an underwriter as that term is defined in the Securities Act. Further, it is intended that if and when any of the Shares are sold through a dealer, no more than the ordinary and customary brokerage commission will be paid. Shares purchased by dealers for their own accounts may be re-offered from time to time at prices obtainable and satisfactory to such dealers. The names of any participating brokers or dealers, any applicable commissions or discounts and the net proceeds to the Selling Shareholders from such sale will be set forth in an applicable Prospectus Supplement, as required.

     The registration statement, of which this Prospectus forms a part, must be current at any time during which a Selling Shareholder sells any of the Shares. Any material changes which the Company, in its sole discretion, determines should be disclosed prior to the sale of any of the Shares will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Company will bear all expenses (other than underwriting discounts and selling commissions, state and local transfer taxes, and fees and expenses of counsel or other advisors to the Selling Shareholders) in connection with the registration of the Shares.

     The Company has agreed to bear the costs of registering the shares of Common Stock offered hereby under the Securities Act of 1933, as amended.

     Each Selling Shareholder will deliver a Prospectus in connection with the sale of shares of Common Stock offered hereby.

     On or prior to the effective date, each of the Selling Stockholders as a condition to the inclusion of his shares herein shall be required to represent and warrant to, and agree with the Company that, during such time as he or she may be engaged in a distribution of the shares of Common Stock offered hereunder, such Selling Stockholder will, among other things, (a) not engage in any stabilization activity in connection with the Company's securities, (b) furnish each broker or dealer through whom or which he offers securities copies of the Prospectus, as may be required, (c) inform such broker or dealer as to the number of shares of Common Stock he is selling, that such securities are part of a distribution and that he is subject to the provisions of Regulation M of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended ("Exchange Act"), (d) report weekly to the Company all sales, pledges and other dispositions of the shares of Common Stock covered hereby if any such shall have occurred, and (e) not bid for, or purchase, any Company securities other than as permitted under the Exchange Act.

     Each of the Selling Stockholders has been advised by the Company that he or she may not, during any period during which the shares of Common Stock are being offered, use or disseminate information concerning the Company other than this Prospectus. In addition, each of the Selling Stockholders has confirmed that he has no material adverse information with regard to the current and prospective operations of the Company except as may be disclosed in this Prospectus, and that the reason prompting the sale of any securities by any Selling Stockholder is to realize cash from time to time for investment, business or personal reasons.

     The Company has agreed that it will furnish the Selling Stockholders a reasonable number of copies of this Prospectus.






                     MARKET FOR THE COMPANY'S COMMON EQUITY
                        AND RELATED STOCKHOLDER MATTERS

     The Company's common stock, redeemable warrants (each of which entitles the holder to purchase one-twentieth of one share of common stock at a price of $2.375 or $47.50 per share through the close of business on October 31, 1997, or an earlier redemption date) and units (each of which is comprised of three shares pre-reverse split and .15 shares post reverse split of common stock and two redeemable warrants) traded on the National Association of Securities Dealers, Inc., Automatic Quotation System ("NASDAQ") from December 19, 1989, the effective date of the Company's Registration Statement on Form S-18, until August 27, 1992. At that time, the Company fell below the net asset requirement for continued listing and was subsequently disqualified. Since such date, the Company's securities have traded on the Electronic Bulletin Board maintained by NASDAQ. Prior to December 19, 1989, there was no market for the Company's securities. The table below sets forth the high and low closing bid prices for the common stock, redeemable warrants and units during the period January 1, 1995 to December 31, 1996, as reported on the Electronic Bulletin Board; and, as adjusted to take into effect a one-for-twenty reverse stock split effected on October 4, 1996. The quotations represent inter-dealer quotations without adjustment for retail mark-ups, mark-downs or commissions and may not represent actual transactions:


PERIOD                        COMMON STOCK            WARRANTS             UNITS
                           HIGH         LOW       HIGH      LOW       HIGH      LOW
1st Quarter 1996           $14.063     $5.938    $0.050    $0.010    $1.625    $0.250

2nd Quarter 1996           $ 7.188     $4.688    $0.010    $0.010    $1.000    $1.000

3rd Quarter 1996           $ 6.250     $2.813    $0.010    $0.010    $1.000    $0.500

4th Quarter 1996           $ 4.063     $0.875    $0.010    $0.010    $0.500    $0.500

1st Quarter 1997           $ 2.297     $0.875    $0.010    $0.010    $0.500    $0.500

2nd Quarter 1997           $ 1.625     $0.625    $0.010    $0.010    $0.500    $0.500

3rd Quarter 1997           $ 1.844     $0.813    $0.010    $0.010    $0.500    $0.500

4th Quarter 1997           $ 1.750     $0.750    $0.010     *        $0.500    $0.500

1st Quarter 1998           $ 1.468     $0.687    $0.010     *        $0.500    $0.500

2nd Quarter 1998           $ 1.437     $0.828    $0.010     *        $0.500    $0.500

3rd Quarter 1998           $ 1.000     $0.250    $0.010     *        $0.500    $0.500

*   Less than $0.010

The above amounts have been retroactively adjusted for a 1 for 20 reverse stock split, which occurred on October 4, 1996.

     On November 5, 1998, the closing bid prices for the common stock, as reported by the Over The Counter Electronic Bulletin Board, was $.115. The Company has been advised that there are no current quotations available for the Warrants or Units.

     At the close of business on November 5, 1998, there were approximately 421 holders of record of the common stock and approximately 44 holders of record of the redeemable warrants.

     The Company has not paid any dividends on the common stock since inception and intends to retain any future earnings for the development of its business. Future dividends on the common stock, if any, will be dependent upon the Company's earnings, financial condition, the dividend priority of any preferred shares and other relevant factors as determined by its Board of Directors.

     No dividends were paid on Series B Convertible Preferred Stock during 1996 or 1997. Cumulative unpaid dividends on the Series B Convertible Preferred Stock as of December 31, 1997 totaled $25,000. During August 1996, the holder of 500 of the then 1,500 issued and outstanding shares of Series B Convertible Preferred Stock converted his shares and all accrued dividends thereon into 2,500 shares of Common Stock (as adjusted for the reverse stock split effected in October 1996). The conversion of the Series B Preferred Shares was in accordance with the formula set forth in the Certificate of Designation for such security and the accrued dividends were converted at the market price for the Common Stock at the date of the conversion. In March 1996, the 672.5 shares of Series D Convertible Preferred Stock and all accrued dividends thereon were converted to Common Stock at $.375 per share ($7.50 as adjusted for the reverse stock split). All unpaid dividends on the preferred stock must be paid before dividends can be paid on the Common Stock.

                            SELECTED FINANCIAL DATA


     The following selected financial data for each of the periods presented for the two years in the period ended December 31, 1996 and 1997 are derived from, and should be read in conjunction with the Company's audited financial statements, and the Company's unaudited financial statements, including the notes thereto, for the three month period ended June 30, 1998, included elsewhere in this Prospectus.



STATEMENT OF OPERATIONS
                                                           YEARS ENDED                   SIX MONTHS ENDED
                                                           DECEMBER 31,                      JUNE 30,
                                                           ------------                      --------
                                                     1997            1996             1998              1997
                                                     ----            ----             ----              ----
Net sales                                        $ 1,995,317     $ 5,285,149     $   749,994        $  1,175,107

Gross profit (loss)                                   98,907      (1,584,971)        201,679             292,479

Net income (loss)                                    473,031      (8,122,815)     (2,283,397)         (2,470,199)

Net income (loss) allocable to common            $   167,282     $(8,122,815)     (2,726,375)         (2,775,948)
 shareholders

Net income (loss) per share                      $       .03     $     (1.58)    $     (0.39)       $      (0.51)

Weighted average common shares                     5,831,404       5,133,665       6,994,639           5,390,957



BALANCE SHEET DATA:
                                              DECEMBER 31, 1997        DECEMBER 31, 1996          JUNE 30, 1998
Working capital (deficit)                       $ 1,503,938               $ (1,217,296)          $   382,545
Total assets                                      3,912,263                  1,836,514             2,721,543
Total liabilities                                 1,634,266                  2,330,343             1,522,090
Stockholder's equity (deficit)                    2,277,997                   (493,829)            1,199,453

                MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

CAUTIONARY STATEMENT FOR PURPOSES OF "SAFE HARBOR PROVISIONS" OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

EXCEPT FOR HISTORICAL FACTS, ALL MATTERS DISCUSSED IN THIS PROSPECTUS, WHICH ARE FORWARD LOOKING, INVOLVE A HIGH DEGREE OF RISK AND UNCERTAINTY. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, COMPETITIVE PRESSURES FROM OTHER FOOD COMPANIES AND WITHIN THE GROCERY INDUSTRY, THE IMPACT OF QUALITY PROBLEMS EXPERIENCED IN 1996, THE LACK OF ADEQUATE CAPITAL TO FUND CONTINUING OPERATIONS, ECONOMIC CONDITIONS IN THE COMPANY'S PRIMARY MARKETS AND OTHER UNCERTAINTIES DETAILED FROM TIME-TO-TIME IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

YEARS ENDED DECEMBER 31, 1997 AND 1996
--------------------------------------

     The 1997 year can best be characterized as one of regrouping and re-energizing. The first half of the year was spent in attempting to salvage deteriorating customer and broker relationships resulting from product returns due to mold, the inability to ship complete orders as a result of liquidity problems created, in no small way, by the mold problem, and the broker dissatisfaction and their lack of commissions from a lack of paid sales. In addition, management focus was clearly on the preparation for the arbitration involving Keebler. That effort was rewarded when the arbitration finally resulted in the Company receiving $6,750,000 in cash in July 1997. See Note 16 to the Consolidated Financial Statements for a detailed explanation of the costs associated with the recovery.

     The second half of 1997 was devoted to repairing the damages done to the Company's customers and brokers. These efforts involved detailed reconciliation of customer accounts, discussions by senior management with the merchandising managers of these customers to resolve any major disputes, and the final settlement of a business relationship, with at least an understanding going forward of how future transactions in general would be handled.

     In product development, the Company began, after June 1997, to focus on products to be introduced in the last quarter of 1997 and in 1998. The first product was a reformulation of the existing toaster pastry products marketed under the name Toast'N Jammers, plus the addition of two new frosted flavors named Apple Cobbler and Cinnamon Toast. The reformulation was developed as a result of a new flavor house supplying raw ingredients that the Company believed provided a superior tasting product. The new flavors increased the line to a total of eight: frosted and unfrosted strawberry, cherry and blueberry, plus apple cobbler and cinnamon toast. The new formulation was introduced after Thanksgiving and the customer response to the flavors has been excellent. Additionally, the Company began the reformulation of its chocolate truffles marketed under the name Juliette's Private Collection. The Company decided to reformulate the chocolate truffles because the centers of the truffles were becoming prematurely hard. This change in texture was not foreseen in the original formula, but was the cause of customer complaints. The reformulation, which was tested during the end of 1997 and incorporated in the product produced and shipped during the end of the year, allows the center to remain softer than
before during the entire shelf life of the product.   The reformulation was
completed in the last quarter of 1997 and the first two truckloads of product were shipped around Christmas. Other products under development are scheduled for introduction in the first half of 1998.

     The Company used the remainder of 1997, after the Keebler award, to improve its vendor relationships by negotiating multiple monthly payment schedules for some of the Company's major creditors. This process, which occurred over a three month period, resulted in deferred payment schedules being negotiated for over $650,000 of the Company's liabilities.

NET SALES

     The liquidity issues which created inventory availability problems and the continued fallout from the mold significantly reduced sales in 1997 compared to 1996. In 1997 sales were $1,995,317 compared to $5,285,149 in 1996, a reduction of $3,289,832 or 62.2% of 1996 sales. Fudgets and Caketts, marketed under the name Vitafort and the products associated with the mold, represented $3,751,858 of 1996 sales or 71.0% of the total , while in 1997 the products represented $754,408 or 37.8% of total 1997 sales. The decline of $2,997,450 for these products represents almost the entire reduction between 1996 and 1997. In addition, sales of Auburn Farms brands products decreased by $300,624 due to the problems discussed above which resulted in the Company not being able to ship complete and timely orders.

GROSS PROFIT

     Gross profit in 1997 was $98,907 or 5.0% of sales, compared to a gross loss of $1,584,971 in 1996, an increase of $1,683,878 from 1996 to 1997. The improvement of gross profit in 1997 over 1996 is due, in large part, to products returned in 1996, sales of products in 1996 at less than list price, and product that was destroyed in 1996 because it was not saleable. The product returns due to mold continued to be a source of margin erosion. In addition, the lack of customer acceptance of the Company's Fudgets and Caketts manifested itself in reduced customer sales of other products. The Company also began experiencing serious customer complaints resulting in chargebacks of Auburn Farms and Nature's Warehouse products, which in some cases were shipped to the customer prior to the acquisition of Auburn Farms brands and reformulations by the Company. When the Company acquired the trademarks, brands, and other intellectual properties of Auburn Farms/Nature's Warehouse ("Auburn Farms") in May 1996, Auburn Farms was experiencing significant returns due to products becoming hard and uneatable, especially the cookies. The Company continued to experience such returns but minimized the future potential risk by reducing the manufacturing lot size thereby increasing the inventory turnover and sending fresher product to the customers. Finally, the reduced volume of sales translated to increased inventory levels since some of the co-packers have minimum production quantities. The increase in inventory levels created further margin erosion as the Company was then forced to sell the products at prices which, for the most part, were at or slightly above inventory cost. For the Company to achieve higher gross margins, it must increase its sales volume to eliminate selling inventory with short expiration periods, which requires selling to liquidators at less than normal list price.

OPERATING EXPENSES

RESEARCH AND DEVELOPMENT

     In 1997, product development expenses were $337,806 compared to $737,044 for the same period in 1996, a reduction of $399,238 or 54%. The decrease is due in part to the reduced emphasis in the first half of 1997 because of the financial difficulties of the Company. Also, the Company made the decision to work in conjunction with its co-packers in developing new products or enhancing existing products. These joint efforts resulted in reduced cost to the Company plus the added benefit of having the co-packer who will be the ultimate manufacturer, also be an integral part of the development process and thus "take ownership" of the program along with the Company. The reduction in staff, $102,790, the closing of the office in Petaluma, California, $185,755, and the reduction in travel, $107,920, accounted for approximately $396,000 of the total reduction between 1997 and 1996.

SALES AND MARKETING

     The lack of sales is reflected in the reduction in sales and marketing expenses from $3,029,480 in 1996 down to $1,239,460 in 1997, a reduction of $1,790,020 or 59.1%. The reduction in promotion, advertising, and product introduction fees of $1,436,873 between 1996 and 1997 are due in large part to the Company's decision to defer new product development and related expenditures and to use advertising and promotion dollars only where there is likely to be measurable value. The other cost reductions in staffing and related expenses, $69,255, and travel, $207,626, are primarily the result of the problems in the first half of the year associated with the liquidity issue and the continued customer complaints.

GENERAL AND ADMINISTRATIVE

     The effort expended in the Keebler arbitration and in improving the systems, procedures, and administrative functions is evident by the fact that the general and administrative expenses were $2,672,946 in 1997 and $2,721,321 in 1996, a reduction of $48,375. The emphasis on Keebler and the settlement of the other various legal cases reduced overall legal expenses by $28,964 after taking into account the payment by Keebler of $767,000 against the legal fees and costs as part of the overall settlement. In addition, the liquidity problems in the first part of 1997 and the decision by the Company not to replace certain administrative staff positions resulted in a reduction in payroll and related expenses, including consulting, of $43,611 in 1997 compared to 1996. While this reduction is consistent with the Company's effort to reduce expenses, as the business level increases in the future, such continued cost saving measures will be difficult to maintain.

INCOME TAXES

    As of December 31, 1997, the Company had unused Federal and California net operating loss carryforwards of approximately $19,600,000 and $6,400,000, respectively, available to offset future Federal taxable income and future California taxable income. In addition, the Company had unused research and experimental credits of $44,000 and $26,000 for Federal and California state purposes. The unused net operating loss and credit carryforwards expire in various amounts through the year 2012. In contrast to Federal net operating losses, only 50% of the California net operating losses incurred subsequent to December 31, 1986 may be carried forward. The California net operating losses will expire in various amounts through the year 2002.

    Net deferred tax assets of approximately $7,605,000 resulting from net operating losses, tax credits and other temporary differences have been offset by a valuation allowance since management cannot determine whether it is more likely than not such assets will be realized.

     Due to restrictions imposed by the Internal Revenue Code regarding substantial changes in ownership of companies with loss carryforwards, the utilization of the above-mentioned net operating losses may be limited as a result of changes in stock ownership. The annual utilization of these losses is limited to an amount equal to the estimated fair value (for income tax purposes) of the Company at the point of stock ownership change, multiplied by the long-term tax-exempt rate then in effect. The annual limitation has not been quantified at this time.

INTEREST INCOME AND EXPENSE

     Interest income was $78,070 in 1997 and $49,319 in 1996. The loan proceeds from the Keebler arbitration have been invested in short term government securities which do not carry high interest rates, but are almost risk free.

     Interest expense was $214,690 in 1997 compared to $50,509 in 1996. The increase is due primarily to the lending arrangement with Coast Business Credit which has a $15,000 per month minimum interest clause in the contract. In 1997, this amount represented $180,000 of the total interest expense.


LIQUIDITY AND CAPITAL RESOURCES
                                                           DECEMBER 31,
                                                       1997           1996
                                                       ----           ----
     Net Cash From (Used In) Operations             $1,790,893    ($5,523,462)
     Net Cash Used in Investing Activities            (214,095)      (172,896)
     Net Cash Provided By Financing Activities         433,371      4,568,819
     Working Capital (Deficit)                       1,503,938     (1,217,296)

     Although the cash position had improved significantly at year end due to the arbitration settlement, the Company is still under pressure to maintain and improve its financial condition and has yet to generate profitable operations.

     The Company is continuing to repair the relationships with its brokers and customers (distributors), but the effort involved is both time consuming on management's part and costly in that the effort detracts time which could otherwise be spent procuring orders. Although the vendor relationships are now stable, the Company may again jeopardize this area should the liquidity problem again become extreme.

     The Company has suffered recurring losses from operations as of December 31, 1997. Although the Company has raised additional capital after year-end 1997 (see Note 15 to the Consolidated Financial Statements), it has not generated sufficient revenue-producing activity to sustain its operations. The Company's independent certified public accountants have included a modification to their opinion which indicates there is substantial doubt about the Company's ability to continue as a going concern. See "Note 2" to the Consolidated Financial Statements for additional information. The Company is attempting to raise additional capital to meet future working capital requirements, but may not be able to do so. Should the Company not be able to raise additional capital, it may have to severely curtail operations.

     The Company is reducing its cost of sales by centralizing the warehousing of its products in a single location and negotiating lower rates with existing manufacturers or by selecting another competent less expensive producer. In addition, the Company increased prices on the majority of its products effective August 1, 1997 and changed its terms of sale to F.O.B. the Company's warehouse. The Company also eliminated the cash discount for prompt payment since most customers were taking the discount beyond the terms. The Company has also introduced reformulated products at the end of 1997 and plans to introduce new products in 1998. These steps, coupled with improvements in subcontract manufacturing quality control and quality assurance and monitoring improvements in Company internal control and communications with respect to product returns and deductions, should improve the Company's prospects to achieve profitability.

     The Company is currently negotiating the acquisition of Global International Sourcing, Inc., ("Global") a Nevada corporation, by acquiring the stock of the corporation from its sole shareholder. Global is a company with international contacts to provide natural and low fat food products for Vitafort to sell into the United States market at a cost significantly below those found in the United States for similar products. The Company advanced $193,818 to Global as of December 31, 1997 to meet Global's operating expenses and fund inventory purchases for future sales. The Company believes that the acquisition cost will not be a material amount. Global was formed in October 1997 and its financial position and results of operations are not material compared to the Company's financial position at December 31, 1997 or its results of operations for the year ended December 31, 1997.

    As of December 31, 1997, the Company had unused Federal and California net operating loss carryforwards of approximately $19,600,000 and $6,400,000, respectively, available to offset future Federal taxable income and future California taxable income. In addition, the Company had unused research and experimental credits of $44,000 and $26,000 for Federal and California state purposes. The unused net operating loss and credit carryforwards expire in various amounts through the year 2012. In contrast to Federal net operating losses, only 50% of the California net operating losses incurred subsequent to December 31, 1986 may be carried forward. The California net operating losses will expire in various amounts through the year 2002.

     Net deferred tax assets of approximately $7,605,000 as of December 31, 1997 resulting from net operating losses, tax credits and other temporary differences have been offset by a valuation allowance since management cannot determine whether it is more likely than not such assets will be realized.

     Due to restrictions imposed by the Internal Revenue Code regarding substantial changes in ownership of companies with loss carryforwards, the utilization of the above-mentioned net operating losses may be limited as a result of changes in stock ownership. The annual utilization of these losses is limited to an amount equal to the estimated fair value (for income tax purposes) of the Company at the point of stock ownership change, multiplied by the long-term tax-exempt rate then in effect. The annual limitation has not been quantified at this time.

CREDIT FACILITY

     In August 1996, the Company entered into a revolving credit facility with Coast Business Credit, that provides a credit line of up to $4,000,000 subject to certain covenants. Advances made to the Company under the facility are based on a certain percentage of eligible accounts receivable, as defined, and a certain percentage of eligible inventory, as defined. The amount of inventory advances under the facility cannot exceed $500,000. The initial term of the facility ends August 1998, with automatic renewals thereafter for one year periods. Advances under the facility bear an interest rate at the Bank of America NT plus 3%, and are secured by a first priority lien on all of the Company's assets. Minimum interest charges are currently $15,000 per month.
The Company paid $40,000 to the institution upon execution of the agreement, and $40,000 to a facilitator in connection with the placement of the loan.

     The Company is using the proceeds of advances under the facility to help meet its current working capital requirements. The amount due, under this credit facility, was $440,022 on December 31, 1996, and $60,757 on December 31, 1997.

     As of December 31, 1996 and subsequently, the Company was in violation of certain covenants in that it had not maintained minimum tangible net worth of at least $1,500,000 and minimum working capital of $1,000,000. If the Lender had exercised its rights under the Agreement, it could have requested customer payments be made directly to it, sold the finished goods inventory at auction, and seized and sold the fixed assets of the Company until the obligation had been satisfied. The Company classified the entire loan as a current liability as of December 31, 1996. On September 30, 1997, due to receipt of the award from the Keebler arbitration, the Company was no longer in violation of the loan covenants. As of December 31, 1997 the Company was not in violation of any covenants of the credit facility. As of June 30, 1998, the Company was in violation of the tangible net worth covenant in that it had fallen below the $1,500,000 requirement and the working capital covenant in that it had fallen below the requirement. In addition, the facility which expired on August 31, 1998 has not been renewed, although the lender has extended the term until September 30, 1998. As of September 30, 1998, the amount due under this credit facility was $91,043. The Company is in negotiations with a new lender and the original lender has indicated it will provide an extension. Should the Company be unable to secure a replacement lender, it could seriously jeopardize the future ability of the Company to fund operations.

GENERAL

     The Company believes that its ability to continue as a going concern has been severely jeopardized by the adverse effects in the marketplace of the mold in its products caused during the manufacturing process. Although the Company believes the manufacturers, and in particular, the Keebler Company, bears primary responsibility for this problem, there can be no assurance that the Company can repair the damage to its reputation and financial condition. The substantial operating losses have reduced the liquidity position of the Company significantly, which in turn, has depressed the stock price of the Company. The stock price reduction has further diluted the equity position of the Company as it attempts to raise capital to maintain a viable operation.

          In the future, the Company must focus on existing products, other than those previously tainted by the mold problem, and maintain an operating margin sufficient to cover operating expenses. The Company is currently directing its limited resources toward existing products, which are not tainted in the minds of retailers and consumers, and for which the Company is receiving encouraging signs that customer acceptance is increasing. Additionally, any costs not directly related to generating revenue have been significantly curtailed. The future ability of the Company to raise sufficient capital to meet existing and future obligations to allow it to continue to operate is not without a high degree of risk. Substantial doubt exists as to the Company's ability to continue as a going concern. Should the Company not be successful in raising additional needed capital, operations would have to be further curtailed.

SIX MONTHS ENDED JUNE 30, 1998 AND 1997
---------------------------------------

Results of Operations:

     A significant portion of the Company's efforts in new product development culminated in the manufacture and shipment of two new product lines during the first half of 1998: Toast `N Jammers Low Fat Toaster Pastries and The Wizard of Oz brand marshmallows. The development of Juliette's Private Collection Low Fat Cookies was completed in the second quarter and, because consumer demand and overall retail cookie sales are relatively unaffected by the seasons, the timing of their introduction will not present serious obstacles to distribution over the remainder of 1998. Management is encouraged by steady retail sales of Toast `N Jammers at Trader Joe's.

     At the end of the quarter, the majority of the inventory of marshmallow product was at the Mexican border undergoing inspection by both the Food and Drug Administration and the U. S. Customs Service. Both inspections are routine; however, this was the first significant shipment of marshmallows and thus the procedure and process took longer than anticipated. When the product finally was released and delivered to the Company's subcontracted public warehouse, there was not enough time to receive the goods, process the orders, and re-ship the product to the customers. Thus, revenue of $257,004 was recorded in July for the third quarter that would have been recorded in June were it not for the inspection delays encountered.

     Overcoming retailer resistance resulting from problems in the past with Vitafort Fudgets and Caketts previously reported remains an obstacle; however, recent orders for The Wizard of Oz marshmallows to some of those retailers point to a reconsideration of past resistance. Management hopes that these marshmallows will help overcome lingering resistance by others to all of the Company's products. The Company is presently using acceptance by these retailers to help restore its former position in other markets, especially in its home state of California.

     From the standpoint of the Company's retailers, successful sell-through and restocking of the products are one way to re-establish the level of credibility the Company enjoyed prior to the manufacturing problem referred to above. The planned promotion of the re-release of The Wizard of Oz motion picture by

Warner Bros. and the Company's tie-ins as an official licensee are an important element of the Fall marketing activities to support retail sales.

     The acquisition of Global International Sourcing has to date proved fortuitous because Global handled the manufacturing arrangements for the "The Wizard of Oz" brand marshmallows. The Company plans to make full use of Global's sourcing skills in the future for rounding out the licensed products brands with the additional snack food products needed for continuity and category growth.

Net Revenues:

     For the three months ended June 30, 1998, net sales were $403,158 compared to $402,788 for the same period in 1997, an increase of $370 or approximately
 .09%. The loss of Fudgets and Caketts sales, which in the three months ended June 30, 1997 were $136,850, were not replaced by any other of the Company's other products, but sales of these products were not sufficient to allow substantial overall sales growth. In May 1998, the Company discontinued the Caketts line of three products and two of the three Fudget products. The introduction of The Wizard of Oz(TM) marshmallows in this second quarter of 1998 generated sales of $92,736 for the three months ended June 30, 1998 compared to no sales for the same period in 1997. The Auburn Farms/Natures Warehouse product lines weakened somewhat in the quarter ended June 30, 1998 where sales were $214,433 compared to $265,867 for the same period in 1997. The loss of Auburn Farms sales reflects the Company's opinion that consumer tastes are shifting from the no fat products, which are usually associated with no taste, to reduced fat products which do provide the consumer with reasonably good taste. Most of the new products scheduled for introduction are either reduced fat or low fat. Global International Sourcing contributed $174,019 in sales during the three month period ended June 30, 1998.

     For the six months ended June 30, 1998, net sales were $749,994 compared to $1,175,107 for the same period in 1997, a decrease of $425,113. The loss of Fudgets and Caketts sales, which in the six months ended June 30, 1997 were $518,670, were not replaced by any other of the Company's other products. The Company introduced The Wizard of Oz marshmallows under its Avenue of the Stars(TM) brand in the month of June 1998 and recorded sales at the end of the quarter of $92,736. The Auburn Farms/Natures Warehouse product lines continued to weaken in the six months ended June 30, 1998 where sales were $430,048 compared to $656,220 for the same period in 1997. The loss of Auburn Farms sales reflects the Company's opinion that consumer tastes are shifting from the no fat products, which are usually associated with no taste, to reduced fat products which do provide the consumer with reasonably good taste. Most of the new products scheduled for introduction are either reduced fat or low fat.

Gross Profit:

     Gross profit increased from $68,448 or 17.0% for the three months ended June 30, 1997 to $123,415 or 30.6% for the three months ended June 30, 1998, an increase of $54,967. The increase reflects a shift in product mix for 1998 which should, as the year progresses, assist the Company in reaching the target margins.

     Gross profit decreased from $292,479 for the six months ended June 30, 1997 to $201,679 for the six months ended June 30, 1998, a decrease of $90,800. The decline is due to the low gross profit margins which are normally generated from Global.

Operating Expenses:

     Overall operating expenses for the three month period ended June 30, 1998 have decreased over the previous year period by $364,212 due to the decrease in legal expenses from the Keebler arbitration which occurred in May 1997.

     Overall operating expenses for the six month period ended June 30, 1998 have decreased over the previous year due to the reduction in legal fees in 1998 compared to 1997 offset by the selling expense increase due to the Global acquisition. The development and introduction of new products continues to offset the savings due to the reduction in general and administrative expenses.

Research and Development:

     Total expenses for product development in the quarter ended June 30, 1998 were $78,225 compared to $61,444 for the same period in 1997, an increase of $61,441. The majority of the increase in expenses was related to the employment of outside consultants to assist the staff in insuring development of new formulations and product design. In addition, these consultants were working with the Company's co-packers to maintain acceptable quality assurance and to insure that quality control measures are in place during the manufacturing process of the Company's products. The cost for the three months ended June 30, 1998 for outside consultants was $64,885 compared to $15,199 for the same period in 1997, an increase of $49,686.

     Total expenses for product development in the six months ended June 30, 1998 were $139,584 compared to $56,131 for the same period in 1997, an increase of $83,453. The majority of the increase in expenses was related to the employment of outside consultants to continue the effort in new product development, design and sourcing. The cost for the six months ended June 30, 1998 for staff and outside consultants was $134,899 compared to $53,621 for the same period in 1997, an increase of $81,278.

Sales and Marketing:

     Total sales and marketing expenses for the quarter ended June 30, 1998 were $488,247 compared to $359,430 for the three months ended June 30, 1997, an increase of $128,817. Global International Sourcing sales and marketing expenses for the quarter ended June 30, 1998 were $205,003, while Vitafort sales and marketing expenses were $283,244. Without the acquisition of Global, the overall sales and marketing expenses for the quarter would have been less than the previous year period by $76,186. The decrease in Vitafort expenses were primarily in sales promotion expenses, $31,176 and product introduction fees, $75,970, all of which are related to the decline in overall sales volume. These reductions were offset by the $62,162 increase in staffing costs to support the introduction of new products and the increase in customer service.

     Total sales and marketing expenses for the six months ended June 30, 1998 were $746,344 compared to $739,226 for the six months ended June 30, 1997, an increase of $7,118. Global International Sourcing sales and marketing expenses for the six months ended June 30, 1998 were $205,003, while Vitafort sales and marketing expenses were $541,341. The decrease in Vitafort expenses were primarily in the areas of sales promotion expenses, $79,199 and product introduction fees, $171,517 related to the decline in overall sales volume.

General and Administrative:

     For the quarter ended June 30, 1998, total general and administrative expenses were $750,183 compared to $1,304,656 for the same quarter ended June 30, 1997 a decrease of $554,473. Staff increases and related expenses increased by $48,634 for the three months ended June 30, 1998 compared to the three months ended June 30, 1997 due to the conversion of certain staff positions from temporary consulting classifications to permanent employees. The decrease is in the professional services, especially legal, where the expense level declined from $793,580 for the three months ended June 30, 1997 to $262,505 for the three months ended June 30, 1998, a decrease of $531,075 which was accomplished principally through the resolution of certain legal proceedings.

     For the six months ended June 30, 1998, total general and administrative expenses were $1,473,731 compared to $1,890,887 for the same period in 1997, a decrease of $417,156. Staff increases and related expenses increased by $87,490 for the six months ended June 30, 1998 compared to the six months ended June 30, 1997, as temporary positions in 1997 were converted to permanent positions in 1998. The professional expenses were reduced by $524,744 for the six months ended June 30, 1997 from $1,041,876 to $517,132 for the six months period ended June 30, 1998.

Other Income (Expense):

     The interest income continues to reflect the Company's investment of excess cash in short term investment instruments. As the amount of the total investment declines due to cash requirements, the amount of income will also decline.

     The other expense recognizes the effect of the lawsuit settled in the current quarter.


Liquidity and Capital Resources:
                                                           Six Months Ended
                                                               June 30,
                                                             (unaudited)
                                                        1998            1997
                                                        ----            ----
Net Cash Used for Operations                        $(2,163,533)   $(1,683,087)
Net Cash Used for Investing Activities                 (246,387)          (378)
Net Cash Provided by Financing Activities               678,690      1,727,261
Working Capital (Deficit)                               382,545      1,503,938

     The Company continues to expend resources in the product development area for the scheduled introduction of new products. The Company's financial condition continues to impair its ability to obtain credit terms with new co-packers. This will put additional pressure on the liquidity of the Company and may impede its ability to produce product. Although the Company believes the new products, which have higher gross profit margins, can allow the Company to reach an operating profit, there is no guarantee that the Company will be able to reach such revenue levels. Nor is there any assurance that the Company will be able to meet its future cash obligations without additional external funding and improved sales. Neither additional financing nor improved sales can be guaranteed to occur in the future.

     The Company has suffered recurring losses from operations as of June 30, 1998. Although the Company has raised additional capital, it has not generated sufficient revenue-producing activity to sustain its operations. The Company's independent certified public accountants have included a modification to their opinion which indicates there is substantial doubt about the Company's ability to continue as a going concern. See "Note 10" to the consolidated financial statements for additional information. The Company is attempting to raise additional capital to meet future working capital requirements, but may not be able to do so. Should the Company not be able to raise additional capital, it may have to curtail operations.

     As of June 30, 1998, the Company was in violation of the tangible net worth covenant in that it had fallen below the $1,500,000 requirement and the working capital covenant in that it had fallen below the requirement. In addition, the facility which expired on August 31, 1998 has not been renewed, although the lender has extended the term until September 30, 1998. As of September 30, 1998, the amount due under this credit facility was $91,043. The Company is in negotiations with a new lender and the original lender has indicated it will provide an extension. Should the Company be unable to secure a replacement lender, it could seriously jeopardize the future ability of the Company to fund operations.

IMPACT OF INFLATION

     The Company believes that inflation has not had a material impact on its operations. However, substantial increases in material costs could adversely affect the operations of the Company for future periods.

YEAR 2000

     The Company's accounting software currently does not utilize a four digit year field; however, the Company has been assured by the software manufacturer and independent consultants that all necessary modifications for the year 2000 have been or will be made and tested timely. The Company has been advised by a consultant that the hardware will be modified timely. The Company does not expect the cost of these modifications will have a material effect on its financial position or results of operations. The Company currently does not interact electronically with either customers, suppliers or other entities that could be impacted by Year 2000 issues. Should any of the Company's internal systems fail to achieve Year 2000 compliance, the Company's business and results of operations could be adversely impacted.


RECENT NEW ACCOUNTING STANDARDS

DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE

     Statement of Financial Accounting Standard No. 129, "Disclosure of Information about Capital Structure," ("SFAS 129") issued by the FASB is effective for financial statements with fiscal years ending after December 15, 1997. The new standard reinstates various securities disclosure requirements previously in effect under Accounting Principles Board Opinion No. 15, which has been superceded by SFAS No. 128. The Company adopted SFAS No. 129 on December 15, 1997 and it did not have any effect on its financial position or results of operations.

REPORTING COMPREHENSIVE INCOME

     Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," ("SFAS 130") issued by the FASB is effective for financial statements with fiscal years ending after December 15, 1997. Earlier application is permitted. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company adopted SFAS 130 on January 1, 1998 and it did not have any effect on its financial position or results of operations.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") issued by the FASB is effective for financial statements with fiscal years ending after December 15, 1997. SFAS 131 requires that public companies report certain information about operating segments, products, services and geographical areas in which they operate and their major customers. The Company does not expect adoption of SFAS 131 to have any effect on its financial position or results of operations; however, disclosures with respect to the aforementioned items may be increased.

REPORTING ON THE COST OF START-UP ACTIVITIES

     Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." ("SOP 98-5") issued by the Accounting Standards Executive Committee is effective for financial statements with fiscal years beginning after December 15, 1998. SOP 98-5 requires that the costs of start-up activities should be expensed as incurred. At the time of adopting this SOP, the initial application should be reported as the cumulative effect of a change in accounting principles. At June 30, 1998 and December 31, 1997, the Company capitalized product introduction costs of $9,500 and $10,711, respectively. These costs are considered as start-up activities under SOP 98-5. The Company does not believe that the adoption of this SOP will have a material effect on its financial position, results of operations or cash flows.

THE BUSINESS OF THE COMPANY

GENERAL

     Vitafort International Corporation (the "Company" or "Vitafort" or "Registrant") was formed as a California corporation in 1986, and reincorporated as a Delaware corporation in 1989. Prior to May of 1993, Vitafort was in the business of formulating and developing value-added foods and beverages for third parties. In addition, the Company was also marketing branded seafood. In May of 1993, these businesses were discontinued due to lack of revenues and profit and later in the year the Company disposed of them. In the fall of 1993, the Company installed new management, who selected a new direction for the Company. Vitafort would begin developing fat free and low fat bakery snacks that would be marketed under Company owned trademarks. Vitafort, however, did not own any production facilities, so established contract manufacturers (co-packers) would be utilized to manufacturer these branded products developed by the Company.

     In the spring of 1994, at the Natural Food Expo in Anaheim, California, Vitafort introduced its first branded product called Fudgets(TM), a single-serve fat free brownie with icing. Four flavors of Fudgets were marketed throughout 1994 and 1995, while Vitafort research and development continued to develop additional low fat and fat free snacks. During this period Fudgets were sold at retailers such as: Price Costco (Bellevue, WA), Circle-K (Phoenix, AZ), Ralphs (Compton, CA), Albertsons (Brea, CA), GNC (Pittsburgh, PA), Shop-Rite/Wakefern (Woodbridge, NJ), along with many others. In addition, Fudgets were being marketed to hundreds of health food stores across the country by natural food distributors.

     In the spring of 1995, the Company introduced double chocolate, cappuccino and peanut flavor Fudgets in a multi-pack of five individually wrapped 1.4 oz., packages. These three flavors were test marketed through the year. In the latter part of 1995, Vitafort signed a co-packing agreement with The Keebler Company ("Keebler") and began the marketing introduction of four flavors of fat free cakes called Caketts(TM) (lemon poppy, carrot, pound and banana). The Company believes that this unique snack was the first individually portioned fat free snack cake with an extended shelf life to be merchandised in the cookie section of supermarkets.

     In the fourth quarter of 1995, as the Company was completing the final stages of its financing, the Company put in place the distribution infrastructure that would support the roll out of these seven new flavors of Fudgets and Caketts. In addition, the Company began the manufacture of Fudgets at Michel's Bakery ("Michel's") at this time. Food brokers agreed to represent the Vitafort product line and serve as the sales agents to the marketplace for the Company.

     The introduction of Fudgets and Caketts to grocery stores across the country began in the first quarter of 1996, as retailers such as Acme (Philadelphia, PA), Delchamps (Mobile, AL) and Shop-

Rite/Wakefern (Woodbridge, NJ) placed purchase orders for Fudgets and Caketts. The roll out continued in the second quarter as Vitafort's distributors added Caketts and Fudgets to the shelves of hundreds of chain stores including: Kroger (Cincinnati, OH), Albertsons (Brea, CA), Meijer (Grand Rapids, MI), Albertsons (AZ, CA, UT and TX), Price Chopper (Schenectady, NY) Demoulas (Tewksberry, MA), Winn-Dixie (Jacksonville, Orlando and Tampa, FL), Kash and Karry (Tampa, FL), Publix (Lakeland, FL) and others. In addition, the company received direct purchases orders from Food Lion (Salisbury, NC), Kroger (Roanoke, VA) and Richfoods (Richmond, VA), while procuring purchase orders attached to national print advertisements with both Thrifty Payless and Eckerd Drugs, two large drug store chains.

     In the second half of 1996, Vitafort's distributors added Stop + Shop (MA), Kroger (Atlanta, GA), Farmer Jack's (MI), Grand Union (NY), Ralphs (CA), Hughes
(CA), and others to the supermarkets selling the Company's products. The largest purchase order in the history of the Company was also received as K-Mart placed a $550,000 order for product as part of a national advertisement for 2,300 stores.

     During the second quarter of 1996, the Company received complaints of mold from Caketts being manufactured by The Keebler Company, Vitafort's primary co-packer at the time. The Company notified Keebler that it had received these complaints and engaged Keebler in discussions to correct the problem. Keebler attempted to solve the mold problem by creating an inspection process that would identify the acceptable product for reshipment. The Company shipped this inspected product to its customers. Thereafter, however, the Company received reports that this inspected product also turned moldy. Vitafort continued to engage Keebler in discussions regarding this problem, but in August, Keebler abruptly terminated the manufacturing agreement. This interrupted the supply of Caketts to customers resulting in delayed shipments and lost sales.

     The Company anticipated strong orders toward the year-end of 1996 as supermarkets across the country prepared for January and February healthy diet promotions and advertisements. During the third quarter, the Company shipped orders of Caketts and Fudgets produced by its new co-packer. In the fourth quarter, however, complaints from retailers about mold on products produced by Keebler (Caketts) by Michel's (Fudgets) continued. By December the Company learned that the damage to the consumer acceptance of these brands caused by the previously shipped defective product was greater than previously realized. This quality problem created hundreds of consumer complaints that led to both loss of distributor goodwill and a significant loss of shelf space in the supermarkets. In addition, product had to be withdrawn from the marketplace. As a result, fourth quarter sales were significantly adversely affected and costs relating to this problem were much greater than previously anticipated.

     During the first half of 1997, the Company continued to suffer declining sales resulting from returned product, loss of distributor goodwill, and the lack of adequate capital to resolve both broker financial issues and co-packer payment demands. This liquidity issue was the primary cause of the lack of new product effort, the maintenance of harmonious broker relations which could have led to increased sales, and the Company's inability to comply with customer requests that orders be shipped complete and on time.

     The Keebler arbitration award announcement in June 1997 and the receipt of proceeds in July 1997 allowed the Registrant to begin reestablishing mutually acceptable payment terms with its suppliers, negotiating settlements of chargebacks from its customers as a vehicle to reestablish channels of distribution, and planning the product introduction schedules for the remainder of 1997 and 1998. See Note 16 to the Consolidated Financial Statements.

     During the second half of 1997, the Company focused its sales and marketing efforts on reestablishing relationships with its distributors and brokers to address past commission issues, chargebacks from retailer issues, and the Company's ability to currently ship product on a timely basis.

     While the Company has continued to ship Fudgets and Caketts, it has done so in reduced volume due primarily to customer dissatisfaction with the brand name
based on past performance, not based on current product or availability.   In
May 1998, the Company discontinued the Caketts line and two of the three stockkeeping units ("SKU's") of Fudgets to avoid further customer illwill. The Company believes there are some regional markets remaining for the product.

     The Company attributes its poor 1996 and 1997 results primarily to the quality control problems of its prior co-packers, particularly from the damage caused by The Keebler Company. The Company believes that its current co-packers have solved this problem and that the products currently being shipped will have minimal quality control problems, although no assurances can be made as to the
level of quality control acceptability.   In light of the fact that the Company
must overcome the damage to its Caketts and Fudgets brands caused by the 1996 quality control problems, there can be no assurance as to the level of success the Company will achieve with its marketing plan in 1997 and beyond. In addition, the Company will require additional capital to carry out the marketing and sales programs scheduled for 1998 due to the current lack of operating profits.

     The poor sales performance in 1998 continues to erode working capital and once again damage relations with suppliers that the Company has worked so hard to reestablish. While the Company believes such sales performance will not continue, no assurance can be given that it will not.

     The Company's fat free and low fat snack items are based upon the Company's proprietary formulas and procedures and are developed in conjunction with its co-packers. The Company seeks to protect its proprietary information through confidentiality agreements with employees, suppliers and manufacturers. These products are made from generally available ingredients, which are then converted into the Company's products.

     The Company introduced a new brand called Avenue of the Stars in late 1997 for snack foods and confectionery products. The purpose was to use motion picture studios logos and trademarks for packaging differentiation of the Company's products.

     Although management believes that the Company's products are unique and are superior in taste to competitively available products, the food industry is characterized by the continual development of new products employing various new technologies and processes. Additionally, the Company must overcome the negative goodwill associated with the defective products produced by its former co-packers. Accordingly, no assurance can be given that new products will not be developed and marketed, which are superior to the Company's products in taste, texture and feel and or that the Company's products will achieve or maintain reasonable levels of market acceptance.

ACQUISITION OF AUBURN FARMS, INC. BRANDS

     On May 2, 1996, pursuant to the terms of a letter agreement, dated May 1, 1996, and the attachments thereto (the "Foreclosure Purchase Agreement" or "FPA"), the Company acquired the trademarks "Auburn Farms" and "Natures Warehouse" and certain related trademarks, trade dress, and related intangibles in a foreclosure sale from secured lenders to Auburn Farms, Inc., dba. Natures Warehouse ("AFI"). The purchase price under the FPA consisted of a cash payment of $75,000 and deferred payments based upon gross sales, as defined in the FPA, of products sold by the Company which bear the acquired trademarks. The deferred payment for AFI's existing products, as defined in the FPA, equals three and one half (3 1/2%) per cent of gross sales for a period of thirty months commencing May 1, 1996; three (3%) per cent of gross sales for the next ensuing period of thirty months; two and one half (2 1/2%) per cent of gross sales for the next ensuing period of thirty months; and two (2%) per cent of gross sales for the next ensuing period of thirty months. For newly created products, as defined in the FPA, which utilize the acquired trademarks, the Company is required to pay a deferred purchase price equal to one and one half (1 1/2%) per cent of gross sales for a period of 120 months commencing May 1, 1996. $72,000 of inventory was purchased under such option in 1996. The FPA agreement also provides that the Company has the option to purchase certain inventories of packaging materials from AFI. During 1996, sales of products bearing the acquired trademarks were $1,337,475; and, the total deferred payments under the FPA were $45,612. During 1997, 18,501 of deferred payments were made under the FPA and total sales of products bearing the acquired trademarks were $1,036,851. For the first quarter of 1998, sales of products were $210,371 and deferred payments were $3,709.

     The Company is using co-packers to produce products bearing the acquired trademarks.

PRODUCT MANUFACTURING

     The Company manufacturers its products by entering into agreements with established food manufacturers ("co-packers"), who have the facilities, staff, quality assurance and process control programs for the production of their own products as well as the Company's products ("co-packer agreements"). Co-packer relations are intended to enable the Company to secure the expertise of qualified food manufacturers with respect to the development, manufacture and packaging of the product; and, to achieve economies of scale in production and staffing requirements, while providing production flexibility to meet changes in product mix demand by customers that the Company could not achieve on its own. Additionally, the Company benefits from, and relies upon, the production experience and expertise of these companies while avoiding the capital outlays, staffing requirements, quality control, legal process requirements and other manufacturing costs and delays that the Company would encounter were it to attempt to manufacture its products utilizing its own facility. However, there can be no assurance that co-packers will meet their obligations.

     Management believes that the most recent switch in co-packer arrangements has improved product quality and availability, while improving the Company's gross profit margin. Management believes that the current co-packers have sufficient capacity to meet the Company's requirements.

     The Company is in the process of negotiating co-packing agreements with other established firms to act as co-packers for various other products. Management believes that, if the research and development of the products is completed and the Company's capital resources allow, it will be able to select co-packers and enter agreements on terms acceptable to the Company.

DISTRIBUTION

     Vitafort utilizes distributors and brokers to market its brands of fat free and low fat snacks. These distributors ship to grocery chains in the United States. Wholesale club stores, drug store chains and mass merchandisers are distributed, by the Company, directly into their warehouses. Management believes that, with sufficient funding, distribution can expand throughout the marketplace with additional products and distributors.

MARKETING

     Vitafort developed a phased strategic marketing plan in the latter part of 1995, which continued into 1996, involving the development and expansion of the Fudgets Fat Free Brownies and Juliette's Low Fat Chocolate Creams brands while staging the rebuilding of the more mature Auburn Farms and Natures Warehouse brands. The mold problem associated with the co-packers of Caketts and Fudgets during 1996 has had a serious impact on the distribution channels of the products. In addition, the liquidity problems caused by the same production issue, has severely hampered the Company's ability to increase the distribution of its products through the increase in product introduction costs. The Company does not have formal agreements with its distributors which are the primary customers of the Company, but delivers products under normal industry terms of sales.

     In connection with Auburn Farms and Natures Warehouse the Company has changed packaging and formulations in an effort to appeal to a broader customer base. The first new product was Toast `N Jammers, a toaster pastry line. Combined with icing and a product presentation that is closer to mainstream products, Vitafort is attempting to establish Toast `N Jammers as the standard for the toaster pastry segment. The Company is preparing similar new products for the other Auburn Farms brands. The severity of financial losses suffered as a result of the product quality problem could hamper the Company's ability to market Auburn Farms and Natures Warehouse products, as well as to execute other projects.

INTELLECTUAL PROPERTY RIGHT PROTECTION AND TRADEMARKS

     The Company believes that its trademarks do afford it some degree of protection from competition and do allow it to differentiate its products from those of its competitors through brand loyalty and identity. There are however, no assurances that such trademarks may offer significant protection from competitors or that the Company would be successful should litigation to protect such trademarks become necessary. The Company is seeking to determine whether its various formulas and procedures are patentable in the United States, and relies upon non-disclosure, secrecy agreements and its common law rights in order to protect its proprietary formulae, procedures, and other information.
No assurance can be given that such steps will adequately protect the Company against competing products or that the Company will be able to adequately enforce its rights against third parties who may be utilizing the Company's proprietary formulae, procedures and other information. If the Company is advised by counsel that any of its formulae, processes, procedures or other techniques are patentable, then it may seek appropriate patent protection.

     The Company has developed several proprietary formulations for its products. While these formulations may or may not be protected under the U.S. Patent laws, they may have value inasmuch as they provide Vitafort with its unique competitive edge. The Company has established brands within certain market niches of major product categories. The consumer acceptance of the nutritional and flavor profiles of the products, have been heavily influenced by the proprietary formulations and processes.

     The Company's trademarks and their marketing status are detailed below:


TRADEMARK                 MARKETING ACTIVITY
---------                 ------------------
Vitafort                  This is an actively marketed mark and used on all Company material; however, quality problems encountered in 1996 have impaired the value of this mark.
AUBURN FARMS              Recently acquired trade name with existing presence in the specialty grocery classes of trade.
NATURES WAREHOUSE         Trade name acquired in May 1996 with existing presence in the health food class of trade.


TOAST `N JAMMERS          A repositioned brand name with  specialty grocery presence.  With the repositioned product, this brand has experienced expansion versus a year ago.
JAMMERS                   One of the all natural fat free cookie brands in both the health food and specialty food classes of trade.
7-GRAINERS                A snack cracker brand within the health food class of trade.  This brand also holds a shelf position within the specialty grocery class of trade.
Avenue of the Stars       A new mark used for products which shall be part of motion picture licensing agreements.
JULIETTE'S PRIVATE        A mark established for a line of low fat chocolate products first shipped in
   COLLECTION             December 1997.  Brand name is also used for new reduced fat line of super premium cookies.
CAKETTS                   This product once occupied significant shelf space in supermarkets throughout the country and continues to maintain a minor presence.  Quality problems associated with this product, however, appear to have substantially diminished the value of this mark.  The Company ceased marketing Caketts in May 1998.
FUDGETS                   This was one of the key food products with distribution in a number of supermarkets throughout the U.S.  Quality problems encountered in 1996 have severely limited the realization of this mark.  The Company discontinued all but one SKU in May 1998.

GOVERNMENTAL REGULATION

     In general, production, packaging, processing and labeling of food and beverage products are subject to various federal and state regulations. The Company relies upon the experience and expertise of its co-packers to assure compliance with applicable federal and state regulations. The Company believes that it is in compliance with all applicable governmental regulations.

RESEARCH AND DEVELOPMENT

     The Company has modified its research and development strategies from prior years. In the past, the Company retained highly trained technical support professionals to independently develop formulations and work with contract manufacturers to bring the products to market readiness. The strategy moving forward in 1997 and beyond is to work with existing manufacturers from the outset and utilize their internal research and technical staff to develop new products. By working in this manner, the Company intends to reduce its research and development costs and to create a joint interest in "ownership" of a successful, high quality product. This strategy inherently builds a strong total quality end result.

     The Company spent $337,806 and $737,044 on research and development in 1997 and 1996, respectively, and $746,344 in the six months ended June 30, 1998. The Company intends to create new products using the above strategy and to launch products in the marketplace in 1998 and beyond. The current financial condition of the Company, however, may preclude it from successfully accomplishing its goal.

COMPETITION

     The Company is engaged in the highly competitive healthy food marketplace. There are numerous companies with financial and business resources far greater than Vitafort's, currently marketing healthy and fat free foods. The Company seeks to compete based on the unique taste, texture and quality of its products and by obtaining recognition for its brands.

     The Vitafort brands compete within different categories and with different products depending upon the class of trade and placement within retail outlets. The chart below details the Company's product lines and identifies the competitors with the classes of trade.


---------------------------------------------------------------------------------------------------------------
VITAFORT BRAND                CLASS OF TRADE          PRINCIPAL COMPETITION               MARKET NICHE
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Juliette's Private        Main grocery sections,    There is no known direct     Appeal to those consumers who
    Collection            natural food stores       competition for boxed low    are not willing to sacrifice
Chocolate Truffles        and discount drug         fat chocolate cream          the taste of real chocolates,
                          stores within the U.S.    candies.                     but demand a nutritional
                                                                                 profile that provides lower
                                                                                 fat than traditional
                                                                                 chocolates.
---------------------------------------------------------------------------------------------------------------
Juliette's Private        Main grocery sections,    Westbrae,                    Appeal to consumers who want
   Collection             natural food stores       Pepperidge Farms,            a premium cookie with great
Super Premium Cookies     and discount drug         Barbara's,                   taste and just the right
                          stores within the U.S.    Pamela's                     amount of fat to ensure great
                                                                                 taste.
---------------------------------------------------------------------------------------------------------------
Fudgets                   Main grocery cookie       Snackwell's Brownies         The Company decided to
                          section                   Pepperidge Farms             discontinue all but two SKU's.
                                                    Brownies
                                                    Greenfield's Brownies
                                                    Frookies Brownies
---------------------------------------------------------------------------------------------------------------
Toast `N Jammers Low      Specialty Food            Health Valley Healthy        Toast `N Jammers may have a
Fat Toaster Pastries      sections of               Tarts, and Natures'          competitive edge in taste and
                          supermarkets and          Choice Toaster Pastries      all natural ingredients.
                          specialty stores.
---------------------------------------------------------------------------------------------------------------
Jammers Fat Free          Health food stores and    Health Valley Cookies,       The Company is repositioning
Cookies and Brownies      health food sections      Westbrae Cookies, Heaven     the brand to strengthen its
                          of supermarkets           Scent Cookies, Barbara's     future franchise.
                                                    Cookies, Pamela's
                                                    Cookies, Frookies Cookies
                                                    & Brownies, Greenfield's
                                                    Brownies
---------------------------------------------------------------------------------------------------------------
The Wizard of Oz          Grocery, mass             None flavored                Flavored marshmallow snack to
Marshmallows              merchants, club and                                    be consumed every day as a
                          discount drug stores                                   confection.
---------------------------------------------------------------------------------------------------------------

ENVIRONMENTAL REGULATION AND SEASONALITY

     Management believes that the costs associated with compliance with environmental regulations do not at this time impose a significant burden upon the Company's operations. Any change in that burden, however, could adversely impact the Company. Management does not believe that the Company's business is seasonal to any significant extent.

EMPLOYEES

     As of November 9, 1998, the Company had 9 employees of whom 2 were executive officers, 1 was engaged in sales and marketing, and 6 were clerical and administrative.

DESCRIPTION OF PROPERTY

     THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE CONSISTS OF 3,921 RENTABLE SQUARE FEET LOCATED AT 1800 AVENUE OF THE STARS, LOS ANGELES, CALIFORNIA, WHICH IS LEASED PURSUANT TO A THREE-YEAR LEASE WHICH EXPIRED AUGUST 31, 1997. THE BASE RENT UNDER SAID LEASE WAS $69,000 FOR THE FIRST YEAR OF THE TERM; $72,000 FOR THE SECOND YEAR OF THE TERM; AND, $75,000 FOR THE THIRD YEAR OF THE TERM. THE COMPANY IS NOW LEASING THE SAME SPACE ON A MONTH-TO-MONTH BASIS AT A RATE OF $6,250 PER MONTH.

LEGAL PROCEEDINGS

     In December 1994, Lloyd Gaunt, who invested an aggregate of $75,000 in certain of the Company's private placements, initiated an action in Superior Court, Orange County, California against his stockbroker, two national brokerage firms, several companies in which he had invested, and, certain of those companies' officers. Included among the defendants were the Company and its then Chief Executive Officer. The complaint seeks damages in an unspecified amount in excess of $500,000 and punitive damages in an unspecified amount in excess of $5,000,000. The Court has dismissed the class action claims as to the Company and granted a motion that the claims against the brokerage firms and
associated persons must be submitted to arbitration.   The plaintiff has
appealed that ruling. The Company denies any liability to the plaintiff and intends to vigorously defend this action. The Company notes that the plaintiff sold a portion of the securities he purchased from the Company, realizing a profit; that the balance of the securities became salable under Rule 144; and that, if sold, the plaintiff `s losses on the Company's securities might be as little as $15,000.

     In connection with the acquisition of assets of Auburn Farms, Inc., ("AFI"), the Company acquired the intellectual property and certain claims of AFI which it was asserting against AFI's co-packer, New Life Bakers ("New Life") and against a customer of New Life, Barbara's Bakery ("Barbara's"). In May 1996, the Company filed an action in federal court alleging Lanham Act violations, misappropriation of trade secrets, unfair competition, conspiracy and related claims arising out of New Life and Barbara's misappropriation of Auburn Farms'
principal products.   Although no trial date has been set, the Company expects
the case to proceed to a jury trial in 1999.

     On March 25, 1998, New Life and Barbara's purported to purchase from AFI's bankruptcy estate certain claims against Barbara's and New Life for $300,000. The purchased claims do not include any of the claims previously acquired by the Company. The Company expects New Life and Barbara's to raise by motion the effect of the March 25, 1998 bankruptcy purchase. The Company has been advised by outside litigation counsel that evidence supports the Company's claim for damages in excess of $3 million for the destruction of AFI's business and intellectual property rights. The Company may be obligated to pay a portion of any recovery to the Company against New Life to AFI's bankruptcy estate and/or its creditors. The Company intends to pursue this litigation vigorously. There is no assurance given that the Company will receive any recovery.

     On October 9, 1996, a complaint was filed in Superior Court, the County of Los Angeles, in an action entitled "Eloy Louis Ellis vs. Vitafort, Inc., a Delaware Corporation; Mark Beychok and Does 1-50 inclusive." The complaint alleges Breach of Oral Contract, Breach of Written Contract, and other similar claims arising out of the consulting relationship that previously existed between the Company and Mr. Ellis. The Complaint seeks damages in an unspecified amount. The court has dismissed the complaint against Mark Beychok without leave to amend. Mr. Ellis filed an amended complaint against the Company. The Company was defending the action vigorously and trial was scheduled for March 31, 1998. The Company filed a counter-claim against Ellis charging violations of Section 16(b) of the Securities Exchange Act of 1934 (short swing profits). Ellis sold stock in violation of that section and, therefore, the profits, estimated at $20,000, belong to the Company. In March 1998, the court ruled in favor of the Company in this matter and awarded it $21,260. On June 2, 1998, the parties resolved both the Ellis issues. Under the terms of the agreement, the settlement is treated as confidential and the public response has been agreed to as follows: "The matter has been resolved."

MANAGEMENT OF THE COMPANY

     The directors and executive officers of the Company are as follows:


          Name                                Age       Positions Held
          -----------------------------       ---       --------------
          Mark Beychok                         41       President, CEO, CFO and a Director
          Paul G. Cowen                        65       Director
          Benjamin Tabatchnick                 45       Director
          John Coppolino                       38       Executive Vice President

     MARK BEYCHOK was elected President and a Director of the Company in
     ------------
September of 1993, and has been Chief Executive Officer since February 1995. Mr. Beychok is a private investor with fifteen years experience in the food industry as an owner and operator of various food manufacturing, marketing and distribution companies. Mr. Beychok graduated in 1979 from the Haas Business School at the University of California (Berkeley).

     PAUL G. COWEN was elected a director in January 1998.  Mr. Cowen was the
     -------------
founder of Paul Cowen Associates in 1984, an executive recruitment firm. Prior to that, Mr. Cowen was in senior marketing and sales positions at Xerox and Vivitar. Mr. Cowen has a BA from Ohio University and an MS from Indiana University.

     BENJAMIN TABATCHNICK was elected a Director of the Company in February
     --------------------
1997. Since January 1990, Mr. Tabatchnick has owned and operated Tabatchnick's Fine Foods (and predecessors), a privately held concern, which manufactures and distributes its own trademarked line of frozen soups, and manufactures frozen and refrigerated foods for others on a contract basis.

     JOHN COPPOLINO began as Director of Sales in 1994 and became Executive Vice
     --------------
President during September 1997. Mr. Coppolino was a vice president for LC Marketing from 1993 to 1994. Mr. Coppolino has over ten years experience in the food industry, including experience as a food broker and in product manufacture. Mr. Coppolino graduated from the Pennsylvania State University School of Business in 1983 with a degree in Business Logistics.

EXECUTIVE COMPENSATION

     On December 1, 1993, the Company entered into a three-year employment agreement with Mark Beychok which provided for an annual base salary of $150,000, the grant of an option to purchase 100,000 shares of common stock at $5.00 per share (as adjusted for the reverse stock split effected in 1996), and $1,000,000 of life insurance, the proceeds of which will be split equally between the employee's beneficiary and the Company. In December 1995, in recognition of Mr. Beychok's deferral of his compensation during 1995 and his assuming additional responsibilities within the Company, Mr. Beychok's employment agreement was amended to grant him an additional 62,500 five-year options with an exercise price of $3.00 (as adjusted for the reverse stock split effected in 1996), a price equal to the offering price in the Company's then on-going private placement. In November 1995, Mr. Beychok agreed to convert his accrued salary to stock and options on the same terms as the Company's on-going equity bridge financing. The Company's Board of Directors approved this transaction in December 1995. In such connection, Mr. Beychok converted $45,821 of accrued salary into 19,092 shares; 9,547 options with an exercise price of $4.50; and 9,547 options with an exercise price of $6.00. In September 1997, Mr. Beychok entered into a new employment agreement ("Agreement") with the Company for three years. Under the Agreement, Mr. Beychok receives an annual base salary of $150,000 and was granted options for 450,000 shares of stock at an exercise price of $0.87 per share. Such options vest 75,000 each on September 3, 1997, March 3, 1998, September 3, 1998, March 3, 1999, September 3, 1999, and March 3, 2000. In May 1997 the price of all options other than those related to the private placement were repriced to $0.91. In September 1997 Mr. Beychok was given a successful litigation reward of $51,535 plus 100,000 shares of common stock at fair market value of $1.00.

     In August 1996, the Company entered into an employment agreement with John Coppolino, which was dated January 1, 1996. Under his agreement, which is for a one year term, with two one year renewal terms at the option of the Company, Mr. Coppolino received an initial salary of $102,000; and, is entitled to annual increases of 5-6% based on increases in the cost of living. Mr. Coppolino's employment agreement provided for the grant of 225,000 options, expiring December 31, 2000 for the purchase of common stock at $3.00 (as adjusted for the reverse stock split effected in October 1996). Of these options: (i) 56,250 have vested (ii) 56,250 have lapsed and (iii) 56,250 will vest on each of January 1, 1998 and January 1, 1999, subject to the Company meeting certain performance criteria. In May 1997 the Board of Directors reduced the option price of all unlapsed options to $0.91 and removed the vesting requirement. In September 1997, Mr. Coppolino entered into a new employment agreement ("Agreement") with the Company for two years. Under the Agreement, Mr. Coppolino receives an annual base salary of $120,000, and was granted options for 300,000 shares of stock at an exercise price of $0.87 per share. Such options vest 75,000 each on September 3, 1997, March 3, 1998, September 3, 1998, and March 3, 1999. In September 1997, Mr. Coppolino was given a successful litigation reward of $25,000, forgiveness of debt of $25,000, plus 25,000 shares of common stock at $1.00, being the fair market value at the date of the award.

     In June 1997, the Company entered into a two year employment agreement with Jack B. Spencer under which Mr. Spencer will serve the Company as its Chief Operating Officer and Chief Financial Officer. The agreement provides for compensation to Mr. Spencer in the amount of $125,000 per annum and the grant of an aggregate of 300,000 five year incentive stock options with an exercise price of $ 0.91 per share (such being the market price of the common stock on the date the agreement was executed). The options vest as to 109,890 shares on September 15, 1997 and 109,890 shares on June 16, 1998, and 80,220 shares on June 16,
1999. Mr. Spencer's employment agreement provides that if Mr. Spencer's employment by the Company is terminated without cause after September 15, 1997, then Mr. Spencer shall be entitled to six months severance pay. Mr. Spencer's employment agreement also provides that upon the occurrence of certain events constituting a change in control of the Company, as defined therein, followed by certain changes in Mr. Spencer's duties, Mr. Spencer shall be entitled to receive a severance equal to one and one half times his then current annual salary plus certain other benefits designed, in part, to offset any special taxes that might be imposed upon Mr. Spencer in connection with such payments. On September 24, 1998, Mr. Spencer sent a letter to the Company giving notice that pursuant to Section 6(k) of his employment agreement the Company had breached his agreement in that it has altered Mr. Spencer's duties, responsibilities, reporting relationships and position. The Company has responded by asking Mr. Spencer to clarify his allegations. Mr. Spencer resigned as an officer of the Company in October 1998.


     The following table sets forth certain information with respect to the compensation paid by the Company to Messrs. Beychok, and Coppolino (the "named individuals") during 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE
                           --------------------------

PRINCIPAL POSITION                                                     ALL OTHER ANNUAL
& NAME                             YEAR     SALARY       OTHER           COMPENSATION

CEO / President
Mark Beychok                       1997    $150,000   $ 12,500  (1)        $102,467  (2)
                                   1996     137,500     12,500  (3)           8,864  (4)
                                   1995      40,000    110,000  (5)          14,212  (6)

Executive Vice President
John Coppolino                     1997    $120,000   $ 20,750  (7)         $59,000  (8)
                                   1996      87,500     14,500  (9)           9,000  (10)
                                   1995           -          -                    -

(1)  A portion of Mr. Beychok's salary was deferred in 1996 and paid in 1997.
(2) Comprised of $9,584 car allowance, accrued vacation of $41,348, plus $51,535 as a successful litigation reward.
(3)  A portion of Mr. Beychok's salary was deferred in 1996 and paid in 1997.
(4)  Comprised of $8,204 car allowance and $660 in medical insurance benefits.
(5) A portion of Mr. Beychok's salary was deferred during 1994 and applied as an offset against a note payable in 1995. A portion of Mr. Beychok's salary was deferred in 1995 and the majority converted to common stock and options during 1995 and early 1996.
(6) Comprised of $10,912 car allowance and $3,300 in medical insurance benefits.


(7) A portion of Mr. Coppolino's salary, $15,500, and car allowance, $5,250, were deferred in 1996 and paid in 1997.

(8) Comprised of $9,000 car allowance and $50,000 as a successful litigation reward.

(9) Mr. Coppolino deferred a portion of his salary and exercised stock options in 1996.

(10) Comprised of $9,000 car allowance.

STOCK OPTION PLAN

     The Company adopted its 1989 Stock Option Plan (the "1989 Plan") pursuant to which 12,500 shares of common stock (as adjusted for the reverse stock split effected in 1996) were reserved for issuance upon the exercise of options. Options granted under the 1989 Plan may, at the discretion of the Board, be incentive stock options ("ISO's") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended ("Code"), or non-incentive stock options. In June 1991, the Board of Directors approved an increase in the number of options available for grant under the 1989 Plan to 50,000 (as adjusted for the reverse stock split effected in 1996). No options are outstanding under this plan.

     In 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan") pursuant to which 2,000,000 shares of Common Stock (as adjusted for the reverse stock split effected in 1996) were reserved for issuance upon the exercise of options. The 1995 Plan is similar to the 1989 Plan in many respects and in the discussion below, each is referred to as a "Plan" and they are collectively referred to as the "Plans".

     Under the terms of the Plans, all directors, officers and key employees of, and consultants to, the Company and all its subsidiaries are eligible for option grants. The Board determines, at its discretion, which persons will receive option grants, the number of shares subject to each option, the exercise price, which may not be less than the par value of the shares subject to the option, except that in the case of ISO's, the exercise price must be at least one hundred percent (100%) of the fair market value of the optioned shares on the date of grant, or one hundred and ten percent (110%) of such fair market value if the optionee is the owner of more than ten percent (10%) of the total combined voting power of all classes of voting stock of the Company (a "10% Holder"), and the term (which may not be more than ten (10) years from the date of grant, or five (5) years in the case of an ISO granted to a 10% holder) thereof. The Plans permit options granted thereunder to be exercised by the tender of shares of common stock having a fair market value equal to the exercise price of such option.

     Options granted under the Plans may, at the discretion of the Board, be exercisable upon the tender of cash equal in amount to the aggregate par value of the shares covered by such options, together with a one-year note bearing interest at the "applicable federal rate" (as defined in the Code) and providing for a required prepayment upon any disposition of the acquired shares. Presently, the Board does not have a stock option committee.

     During 1995 Mr. Beychok was granted an aggregate of 687,500 options under the 1995 Plan with an exercise price of $3.00 (as adjusted for the reverse stock split effected in October 1996). The exercise price of these options was reduced to $0.91 in May 1997 (the current price of these options).

     The following chart sets forth the options granted to directors and officers in 1997:


                                                         Percent of                                Potential realized value
                                      Number of            total                                    at assumed annual rate
                                     securities         options/SARs   Exercise                       of appreciation for
                                     underlying          granted to     of base                           option term
                                    options/ SARs       employees in     price     Expiration
Name                                  granted           fiscal year    ($/Share)      Date             5%              10%
----------------------------------------------------------------------------------------------------------------------------
Mark Beychok, CEO                     100,000              2.8%          $0.875     12/31/02         111,675         140,920
----------------------------------------------------------------------------------------------------------------------------
Mark Beychok, CEO                     100,000              2.8%          $ 0.91     06/16/02         116,142         146,556
----------------------------------------------------------------------------------------------------------------------------
Mark Beychok, CEO                     450,000             12.8%          $ 0.87     09/19/02         499,664         630,515
----------------------------------------------------------------------------------------------------------------------------
Jack B. Spencer, COO/CFO              300,000              8.5%          $ 0.91     06/13/02         348,425         439,669
----------------------------------------------------------------------------------------------------------------------------
John Coppolino                        100,000              2.8%          $ 0.91     06/16/02         116,142         146,556
----------------------------------------------------------------------------------------------------------------------------
John Coppolino                        300,000              8.5%          $ 0.87     09/19/02         333,109         420,343
----------------------------------------------------------------------------------------------------------------------------
Donald Wohl                           100,000              2.8%          $0.875     12/31/02         111,675         140,920
----------------------------------------------------------------------------------------------------------------------------
Benjamin Tabatchnick                   50,000              1.4%          $0.875     02/17/02          55,837          70,460
----------------------------------------------------------------------------------------------------------------------------

     The following chart sets forth certain information with respect to options/warrants outstanding at December 31, 1997 to the named individuals:

--------------------------------------------------------------------------------------------------------
                                                           Number of Securities     Value of Unexercised
                                                           Underlying               In-the-Money
                                                           Unexercised              Options/SARs at
                             Shares                        Options/SARs at FY-      FY-End
                             Acquired on    Value          End Exercisable/         Exercisable/
Name                         Exercise       Realized       Unexercisable            Unexercisable
--------------------------------------------------------------------------------------------------------
Mark Beychok                     -0-         $ -0-          1,088,031/300,000        $ -0-/$ -0-
--------------------------------------------------------------------------------------------------------
Jack B. Spencer                  -0-         $ -0-            109,890/190,110        $ -0-/$ -0-
--------------------------------------------------------------------------------------------------------
John Coppolino                   -0-         $ -0-            421,500/150,000        $ -0-/$ -0-
--------------------------------------------------------------------------------------------------------
Donald Wohl                      -0-         $ -0-            250,000/0              $ -0-/$ -0-
--------------------------------------------------------------------------------------------------------
Benjamin Tabatchnick             -0-         $ -0-            150,000/0              $ -0-/$ -0-
--------------------------------------------------------------------------------------------------------

PRINCIPAL STOCKHOLDERS

     The following table sets forth the ownership of the common stock by each director and by entities or persons known to the Company to own beneficially in excess of 5% of such stock and by all officers and directors as a group, as of
 September 30, 1998. Except as otherwise indicated, all stockholders have sole voting and investment power with respect to the shares listed as beneficially owned by them, subject to the rights of spouses under applicable community property laws.

NAME AND ADDRESS                            NUMBER OF SHARES         PERCENTAGE OF
OF BENEFICIAL OWNER                         OF COMMON STOCK           BENEFICIAL
IDENTITY OF GROUP                           BENEFICIALLY OWNED        OWNERSHIP
-------------------                         ------------------       -------------

Mark Beychok (1)                             1,323,838 (2)              16.4%

Paul G. Cowen (1)                               50,000 (4)                .6%

Benjamin Tabatchnick (1)                       150,000 (4)               1.9%

John Coppolino (1)                             492,333 (5)               6.1%


Sovereign Partners, LP                         796,242                   9.9%
90 Grove Street, Suite 01
Ridgefield, Connecticut 06877

Dominion Capital Fund, Ltd.                    796,242                   9.9%
Bahamas Financial Center, 3rd Floor
Shirley & Charlotte Streets
Nassau, Bahamas

ALL DIRECTORS AND OFFICERS AS A GROUP.
(4 persons) (2)(3)(4)(5) and (6)             2,016,171                    25%

(1) The address of these persons is 1800 Avenue of the Stars, Suite 480, Los Angeles, California 90067.

(2) Includes (i) 62,500 shares underlying a currently exercisable option with an exercise price of $0.91 per share, which expires on December 16, 2000; (ii) 15,000 shares underlying a currently exercisable option with an exercise price of $0.91 per share which expires on September 29, 1999; (iii) 100,000 shares underlying a currently exercisable option with an exercise price of $0.91 per share which expires on November 15, 1999; (iv) 150,000 shares underlying the currently exercisable portion of a stock option, expiring December 16, 2000, which has an exercise price of $0.91 per share; (v) 403,125 shares underlying the currently exercisable portion of a stock option, expiring December 16, 2000, which has an exercise price of $0.91 per share; (vi) 100,000 shares underlying a currently exercisable option with an exercise price of $0.91 which expires on June 16, 2002; (vii) 100,000 shares underlying a currently exercisable option with an exercise price of $.875 which expires on December 31, 2002; and (viii) 225,000 shares underlying a currently exercisable option with an exercise price of $0.87 which expires September 1, 2002 and does not include 225,000 shares underlying options which are not currently exercisable with an exercise price of $0.87 expiring September 1, 2002.


(3) Each of Messrs. Tabatchnick and Cowen holds a currently exercisable option for the purchase of 50,000 shares at $0.875 granted in 1998. Mr. Tabatchnick holds a currently exercisable option for an additional 50,000 shares at $0.875 granted in 1997, and has entered into a consulting agreement which provides for the issuance of 50,000 shares, subject to forfeiture if certain performance standards relating to sales into certain markets are not met. Mr. Cowen was granted an option in 1998 for the purchase of 150,000 shares at $1.03 which are not currently exercisable.

(4) Includes (i) 168,750 shares underlying a currently exercisable option with an exercise price of $0.91 per share, which expires on December 16, 2000; (ii) 70,000 shares underlying a currently exercisable option with an exercise price of $0.91 which expires on June 16, 2002; (iii) 225,000 shares underlying a currently exercisable option with an exercise price of $0.87 which expires on September 1, 2002; and does not include (iv) 75,000 shares with an exercise price of $0.87 which are not currently exercisable expiring September 1, 2002.



(5) Issuable upon partial conversion of a debenture in the principal amount of $548,352 held by Dominion Capital Fund, Ltd. The debenture provides that the holder may not convert such amount of debenture as would result in the holder owning more than 9.9% of the Company's outstanding Common Stock. There are several exceptions to this limitation which may be presently applicable and would allow the conversion of the entire principal amount of the debenture. Dominion Capital Fund, Ltd. also holds 500 shares of the Company's 1997 Series A Preferred Stock. The designation for the 1997 Series A Preferred Stock provides that the holder may not convert such amount of preferred stock as would result in the holder owning more than 9.9% of the Company's outstanding Common Stock. There are several exceptions to this limitation which may be presently applicable and would allow the conversion of the entire principal amount of all of the preferred shares owned by Dominion Capital Fund, Ltd. If Dominion Capital Fund, Ltd. were to convert all of its $548,352 principal amount of debentures and its 500 shares of 1997 Series A Preferred Stock into the Company's Common Stock, based on the closing price for the Common Stock on November 5, 1998 of $.115, it would utilize a conversion price of $.08625 and would be entitled to receive approximately 12,548,000 shares of Common Stock. If such event occurred, Dominion Capital Fund, Ltd. would own approximately 61% of the Company's issued and outstanding Common Stock. Dominion Capital, Ltd. has not filed any Schedule 13D or any other reports regarding its ownership with the Securities and Exchange Commission. For a description of the terms of the debenture and the 1997 Series A Convertible Preferred Stock, see "Description of Securities".


(6) Issuable upon partial conversion of 1,126 shares of 1997 Series A Convertible Preferred Stock held by Sovereign Partners, L.P. The designation for the 1997 Series A Preferred Stock provides that the holder may not convert such amount of preferred stock as would result in the holder owning more than 9.9% of the Company's outstanding Common Stock. There are several exceptions to this limitation which may be presently applicable and would allow the conversion of all of the preferred shares owned by Sovereign Partners, L.P. If Sovereign Partners, L.P. were to convert all of its 1,126 shares of 1997 Series A Preferred Stock into the Company's Common Stock, based on the closing price for the Common Stock on November 5, 1998 of $.115, it would utilize a conversion price of $.08625 and would be entitled to receive approximately 13,055,000 shares of Common Stock. If such event occurred, Sovereign Partners, L.P. would own approximately 62% of the Company's issued and outstanding Common Stock. Sovereign Partners, L.P. has not filed any Schedule 13D or any other reports regarding its ownership with the Securities and Exchange Commission. For a description of the terms of the 1997 Series A Convertible Preferred Stock, see "Description of Securities".

     The following table sets forth the ownership of the Series B Preferred Stock and 1997 Series A Preferred Stock by each director and by each entity or person known to the Company to own beneficially in excess of 5% of such class of stock and by all officers and directors as a group. To the Company's knowledge, all stockholders have sole voting and investment power with respect to the shares listed as owned by them, subject to applicable community property laws.

-------------------------------------------------------------------------------------------------------------
Title of Class                    Name and Address of                          Number of           Percentage
                                  Beneficial Owner                             Shares Owned        Of Class

-------------------------------------------------------------------------------------------------------------
                                  Thomas Von Ledersteger
Series B Preferred Stock          23 Chemin des Meandres                           500               50%
                                  CH-1287 Laconnex/GE, Switzerland
-------------------------------------------------------------------------------------------------------------
                                  Pictet et CIE
Series B Preferred Stock          29 Boulevard Georges Favon                       500               50%
                                  CH-1211 Geneva, Switzerland
-------------------------------------------------------------------------------------------------------------
                                  All officers and directors as a group
Series B Preferred Stock          (6 persons)                                       0                 0%

-------------------------------------------------------------------------------------------------------------
1997 Series A                     Sovereign Partners, L.P.      *
Preferred Stock                   90 Grove Street, Suite 01                      1,126              69.3%
                                  Ridgefield, CT  06877
-------------------------------------------------------------------------------------------------------------
1997 Series A                     Dominion Capital Fund, Ltd.      *
Preferred Stock                   Bahamas Financial Center, 3/rd/ Floor            500              30.7%
                                  Shirley & Charlotte Streets
                                  Nassau, Bahamas
-------------------------------------------------------------------------------------------------------------
1997 Series A                     All officers and directors as a group
Preferred Stock                   (6 persons)                                       0                 0%

-------------------------------------------------------------------------------------------------------------

* The equity interests in each of these funds are widely held by a large group of accredited investors.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has employment agreements with Mark Beychok, and John Coppolino, and had employment agreements, consulting agreements and settlement agreements with certain of its former officers. See "Management -Executive Compensation."

     In April, 1997, the Company agreed in principle with ATCOLP INVESTMENT PARTNERS, a California Limited Partnership (the "Lender), in which Donald Wohl, a Director of the Company at the time, is the general partner, for a loan in the amount of $300,000 (the "Loan"), to fund the payment of legal fees in connection with the Company's arbitration against The Keebler Company. See Note 16:
Litigation Recovery, Net of Costs. The loan was evidenced by a note which bears interest at the lesser of 15% per annum or the highest rate allowed by law with recourse solely to the net proceeds of the arbitration, if any. If the Company did not realize any net proceeds from the arbitration, the Loan would be canceled and the Lender would receive a warrant for the purchase of 400,000 shares of the Company's Common Stock at $.01 per share. If the Loan was repaid through the application of the net proceeds of the arbitration, the Lender would receive warrants for the purchase of 200,000 shares of Common Stock at $.01 per share and a percentage of net proceeds of the arbitration equal to 15% of the first $1,000,000 of net proceeds, but not less than $100,000; 20% of the net proceeds greater than $1,000,000 and less than $3,000,000; and, 25% of net proceeds above $3,000,000. The Loan was approved by the disinterested members of the Company's Board of Directors, and was on terms no less favorable to the Company than were available from non-affiliated lenders. A second proposal, from another source, contained terms which would have required the Company to pay $2,050,000 in fees based on the actual award, repay the $300,000 advance, and be granted a warrant for 1,000,000 shares of the Company's common stock at an exercise price of $1.00. The loan amount of $300,000 was repaid upon settlement of the litigation in June 1997 and receipt of funds in July 1997, plus $1,236,883 in conformity with the agreed upon formula, plus a warrant for 200,000 shares of the Company's common stock at a $0.01 per share. See Note 16 to the Consolidated Financial Statements for the recording of the entire transaction.

     The Company entered into a one year consulting agreement with Benjamin Tabatchnick, a Director of the Company, on April 1, 1997. Mr. Tabatchnick, in exchange for 50,000 shares of the Company's common stock plus 2% of the new sales endeavors in the school and food service business areas, agreed to assist the Company in developing programs, formulations, marketing and sales in the above mentioned business areas.

     The Company granted options in 1997 for 50,000 shares to Paul S. Hermis who was then a Director of the Company. Mr. Hermis resigned as a Director on February 21, 1998.


DESCRIPTION OF SECURITIES

GENERAL

     The authorized capital stock of the Company currently consists of (i) 30,000,000 shares of Common Stock, par value $.0001 per share, of which 7,500,350 were issued and outstanding on June 23, 1997, and (ii) 500,000 shares of Preferred Stock, par value $.01 per share, of which on June 2, 1997 (a) 1,000 shares of Series B 10% Cumulative Convertible Preferred Stock were issued and outstanding; (b) 50 shares of Series C Convertible Preferred Stock were issued and outstanding; and (c) 1,701 shares of 1997 Series A Preferred Stock were issued and outstanding.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. Holders of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they chose to do so, and in such event, the holders of the remaining shares will not be able to elect any persons to the Board of Directors. The holders of Common Stock have no preemptive or other subscription or conversion rights with respect to any stock issued by the Company, The Common Stock is not subject to redemption, and the holders thereof are not liable for further calls or assessments. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and to share pro-rata in any distributions to the holders of Common Stock.

PREFERRED STOCK

     The Preferred Stock is issuable with such rights, preferences, privileges and such number of shares constituting each series to be fixed by the Board of Directors without further action by the holders of Common Stock or Preferred Stock. The Board of Directors could, without stockholder approval, issue Preferred Stock with voting and conversion rights, which could dilute the voting power of the holders of the Common Stock. The issuance of shares of Preferred Stock by the Board of Directors could bee utilized, under certain circumstances, as a method of preventing a takeover of the Company. As of the date of this Memorandum, the Board of Directors as not authorized any series of Preferred Stock except as set forth below. Except for the shares of Preferred Stock to be issued in this offering, there are no agreements or understanding for the issuance of any shares of Preferred Stock.

SERIES B 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK ("SERIES B PREFERRED")

     The Company is authorized to issue 110,000 shares of Series B Preferred, 1,000 of which are issued and outstanding. The holders of each share of Series B Preferred are entitled to receive annual cash dividends of $5.00 per share on the first day of December in each year and to receive a preference on liquidation of the Company of $50.00 per share plus accrued dividends. The aggregate dividend preference of the 1,000 shares if Series B Preferred is $5,000 per annum and the liquidation preference thereof is $50,000 plus accrued dividends. Each share of the Series B Preferred is convertible into Common Stock on a 1.667 for one basis (an effective conversion price of $30.00 based on the $50.00 sale price of such shares). The Company has the right to redeem the Series B Preferred at the price of $50.00 per share plus any accrued dividends payable in cash and, in the event the "market price" of the Common Stock, as defined in the Certificate of Designation of the Series B Preferred, exceeds $60.00. In the event that the Company fails to declare the annual dividends on the Series B Preferred, then the holders of the Series B Preferred shall have the right, voting as a class, to elect two members to the Company's board of directors. While the holders of the Series B may presently have such right, they have not sought to exercise the same. Other than in such event, except where required by Delaware Law, the holders of Series B Preferred do not have any voting rights. The Company does not intend to issue any additional shares of Series B Preferred Stock, has had discussions with the holders with respect to their conversion of the same, and, if the remaining shares of Series B Preferred stock were converted, the Company would eliminate the Series B Preferred Stock.

SERIES C CONVERTIBLE PREFERRED STOCK ("SERIES C PREFERRED")

     The Company is authorized to issue 450 shares of Series C Preferred of which 50 shares are issued and outstanding. The holders of Series C Preferred do not have any rights to dividends, but are entitled to a preference of $1,000.00 per share upon the liquidation of the Company before any payments are made to holders of junior stock. Each share of Series C Preferred is convertible into one hundred shares of Common Stock subject to adjustment in accordance with the anti-dilution provisions of the Series C Preferred. At the time of the issue of the Series C Preferred, the holders thereof were also entitled to receive a warrant for the purchase of 100 shares of Common Stock on conversion. However, the warrant to be issued to holders of Series C Preferred has expired. The outstanding shares of Series C Preferred were held by an Italian bank which ceased operations. The Company does not know the identity of the holder of the Series C Preferred Stock. If the remaining shares of Series C Preferred Stock were converted, the Company would eliminate the Series C Preferred Stock.

1997 SERIES A CONVERTIBLE PREFERRED STOCK ("1997 SERIES A PREFERRED")

     As of December 31, 1997, the Company was authorized to issue 750 shares of 1997 Series A Preferred, all of which were issued and outstanding. The holders 1997 Series A Preferred are entitled to annual dividends at the rate of $60.00 per annum payable on January 2 of each year to holders of record on December 31 in cash or in Common Stock at the then market price (as defined in the designation for the 1997 Series A Preferred). Each share of the 1997 Series A Preferred Stock has a liquidation preference equal to $1,000 plus accrued dividends and is convertible into common stock in an amount equal to the greater of (i) 800 shares or (ii) $1,000 divided by 70% of the current market price (as defined in the designation for the 1997 Series A Preferred Stock) at the time of conversion. For example, if the market price of the Common Stock were $1.125 on the date of conversion, each share of 1997 Series A Preferred Stock would be convertible into 1,270 shares of Common Stock. The Company has the right to convert the outstanding shares of 1997 Series A Preferred Stock into Common Stock at any time that the average market price of the Common Stock exceeds 200% of the average market price of the Series A Preferred Stock on its issue date for a five day period. Upon conversion by the Company, the holders of the 1997 Series A Preferred Stock were entitled to receive two year options equal in number to 15% of the number of shares of Common Stock issued to them upon such conversion with an exercise price equal to 130% of the market price at the time of the conversion

     In March 1998, the Company amended the 1997 Series A Preferred to issue 1,701 shares of 1997 Series A Preferred, all of which are issued and outstanding. The holders of 1997 Series A Preferred are entitled to annual dividends at the rate of $60.00 per share per annum payable on January 2 of each year to holders of record on December 31 in cash or in Common Stock at the then market price (as defined in the designation for the 1997 Series A Preferred). Each share of the 1997 Series A Preferred has a liquidation preference equal to $1,000 plus accrued dividends and is convertible into Common Stock on the following basis: (i) in the event that the market price of the Common Stock is $.6875 or less, then at 78.5% of the market price of the Common Stock; and (ii) if the market price of the Common Stock at the time of the conversion is in excess of $.6875, then at the market price of the Common Stock at the time of conversion with the holder also receiving warrants ("Conversion Warrants") for each share converted so that the holder's potential profit on the sale of the Common Stock received on the conversion plus the Common Stock receivable on exercise of the Conversion Warrants is 27.5% of the liquidation preference of the 1997 Series A Preferred at the time of conversion. For example: (i) if the market price of the Common Stock were $1.00 at the time of conversion and there were no accrued unpaid dividends at the date of conversion, then each share of 1997 Series A Preferred would convert into 1,000 shares of Common Stock and 880 Conversion Warrants; and (ii) if the market price of the Common Stock were $2.00 at the time of conversion and there were no accrued unpaid dividends at the date of conversion, then each share of 1997 Series A Preferred would convert into 500 shares of Common Stock and 210 Conversion Warrants. The holders of the 1997 Series A Preferred Stock have no voting rights except as is required under Delaware Law. The resale of the Preferred Stock have no voting rights except as is required under Delaware Law. The resale of the Common Stock issuable upon conversion of the 1997 Series A Preferred Stock and the exercise of the Conversion Warrants is included in the Registration Statement of which this prospectus forms a part.

     In October 1998, the Company, at the request of the holders of the 1997 Series A Preferred Stock, further amended the Certificate of Designation for the 1997 Series A Preferred to provide that a holder may not convert where such conversion would result in the holder and its affiliates holding more than 9.9% of the Company's Common Stock. However, the Amended Certificate of Designation for the 1997 Series A Preferred Stock provides that this limitation is not applicable in connection with any conversion of the 1997 Preferred Stock, or in the event that the Company is in default of any agreement with the holder and the holder has declared such default.

     In September 1998, 75 shares of 1997 Series A Preferred Stock were converted into 237,500 shares of Common Stock and 1,625 shares of 1997 Series A Preferred Stock remain outstanding.


REDEEMABLE WARRANTS

     The Company issued Redeemable Common Stock Purchase Warrants in its initial public offering which, as extended, will expire on October 31, 1998. There are 1,680,000 Redeemable Common Stock Purchase Warrants outstanding which each entitle the holder thereof to purchase one twentieth of a share of Common Stock at an exercise price of $2.375. No Redeemable Common Stock Purchase Warrants have been exercised and the Company does not anticipate any such exercises prior to the expiration of the Redeemable Common Stock Purchase Warrants unless the terms thereof are changed by the Company.


TRANSFER AGENT AND WARRANT AGENT

     Continental Stock Transfer & Trust Company, Two Broadway, New York, NY 10004 is Transfer agent for the Common Stock and Warrant Agent and Transfer Agent for the Redeemable Common Stock Purchase Warrants.


CONVERTIBLE DEBENTURE

     On August 24, 1998, the Company issued a $548,352 principal amount debenture (the "Debenture") to an investor. The Debenture bears interest at the rate or 6% per annum which payments, at the Company's option, may be made in the Company's common stock payable at the time of conversion. The debentures are convertible, commencing 120 calendar days after their issue; (to wit, December 22, 1998); at a price equal to 75% of the 5 day average closing bid price of the Company's Common Stock as reported in the Electronic Bulletin Board. The Debentures provide that, upon any conversion, the certificates representing the Common Stock issuable upon conversion shall be delivered to the holder within six business days or the holder shall be entitled for 1% of the face amount of the Debenture converted, in cash, for each business day that the delivery of the Common Stock is late plus additional damages. The Holder is also entitled to additional penalties if the Company does not have sufficient authorized shares available for any conversion at the rate of 24% per annum, accruing daily. Based upon the closing prices of the Company's Common Stock during the week of November 2, 1998, the $548,352 principal amount of Debenture would convert into approximately 6,360,000 of the Common Stock and, if the entire Debenture were converted, the Holder would hold approximately 41% of the Company's outstanding shares of Common Stock. The Debentures provide that the Holder may not convert where such conversion would result in the Holder and its affiliates holding more than 9.9% of the Company's Common Stock. HOwever, this limitation provision is not applicable in connection with any conversion of the Debenture or in the event the Company is in default of any agreement it has with the Holder and the Holder has declared such default. Notwithstanding their being a more than 5% beneficial holder of the Company, the sole holder of the Debenture has failed to file a Form 13D with the Company and the Securities and Exchange Commission or any other report with respect to their beneficial ownership of the Company's Common Stock. See "Principal Security Holders."


LEGAL OPINION

     The validity of the Common Stock offered hereby is being passed upon for the Company by Frank J. Hariton, Esq., New York, New York. Frank J. Hariton, Esq. owns: (i) 7,977 shares of Common Stock; (ii) 800 of the Company's Redeemable Common Stock Purchase Warrants; and (iii) 3,333 options with an exercise price of $6.00.

EXPERTS

     The consolidated financial statements of Vitafort International Corporation for the years ended December 31, 1997 and 1996, included in this Registration Statement on Form SB-2 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding the Company's ability to continue as a going concern, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


CHANGE OF ACCOUNTANTS

     On February 5, 1997, the Registrant dismissed the firm of KPMG Peat Marwick, LLP ("KPMG") as the Registrant's independent auditor, effective immediately. The Registrant then selected BDO Seidman, LLP ("BDO") to act as the Company's independent auditor for the fiscal year ending December 31, 1996. The foregoing actions of the Registrant were ratified by its Board of Directors.

     The report of KPMG on the Company's financial statements for the year ended December 31, 1995, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

     During the two years ended December 31, 1995, and during the subsequent period from January 1, 1996 through February 5, 1997, there were no "Disagreements" (as such term is defined under the Federal Securities laws) with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which Disagreements, if not resolved to the satisfaction of KPMG, would have caused that firm to make a reference to the subject matter of the Disagreements in connection with their report.

     During the two years ended December 31, 1995, and during the period from January 1, 1996 through February 5, 1997, the Registrant was not (i) advised by KPMG that the Registrant did not have internal controls necessary to develop reliable financial statements; (ii) advised by KPMG that it was no longer able to rely on management's representations or that it was unwilling to be associated with financial statements prepared by management; (iii) advised by KPMG of a need to expand the scope of its audit; or (iv) advised by KPMG that information had come to its attention that materially impacted the fairness or the reliability of any audit report or financial statement issued or to be issued, or caused them to be unwilling to rely on management's representations or be associated with the Registrant's financial statements (collectively "Reportable Events").

     During the year ended December 31, 1995, and the period from January 1, 1996 to January 31, 1997, neither the Registrant, nor anyone on its behalf, consulted BDO on (i) the application of accounting principals to a specified transaction, either completed or proposed; the type of audit opinion that might be rendered on the Registrant's financial statements; or (iii) any matter that was either the subject of a Disagreement or a Reportable Event.


STATEMENT OF INDEMNIFICATION

     The Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Act (the "Delaware Act") which eliminates or limits the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the Delaware Act, the Company may indemnify each of its directors and officers against his expenses (including reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been an officer or director to the extent he acted in good faith and in a manner reasonably believed to be in, or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be determined by the Board of Directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

              VITAFORT INTERNATIONAL CORPORATION AND SUBSIDIARIES
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Certified Public Accountants                     F-2


Consolidated Balance Sheets - December 31, 1997 and 1996               F-3


Consolidated Statements of Operations -
     Years Ended December 31, 1997 and 1996                            F-5


Consolidated Statements of Stockholders' Equity (Deficit) -
     Years Ended December 31, 1997 and 1996                            F-6


Consolidated Statements of Cash Flows -
     Years Ended December 31, 1997 and 1996                            F-7


Summary of Accounting Policies                                         F-9


Notes to Consolidated Financial Statements                             F-13

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     Board of Directors and Stockholders
     VITAFORT INTERNATIONAL CORPORATION
     AND SUBSIDIARIES
     Los Angeles, California

     We have audited the accompanying consolidated balance sheets of Vitafort International Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the two years then ended.
     These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vitafort International Corporation and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, including a loss from operations of $4,151,305 for the year ended December 31, 1997. The Company has also previously had working capital shortages. These and other factors raise substantial doubt about
     its ability to continue as a going concern.   Management's plans in regard
     to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




     Los Angeles, California
     March 30, 1998                                             BDO SEIDMAN, LLP

              VITAFORT INTERNATIONAL CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS




                                                           DECEMBER 31,        DECEMBER 31,
                                                              1997                1996
                                                              ----                ----
ASSETS (Note 6)

Current assets:
 Cash and cash equivalents                                  $2,199,036          $  188,867
 Accounts receivable - trade, net of allowance for
  doubtful accounts of $25,743 and $79,994 as of
  December 31, 1997 and 1996, respectively                     412,289             230,789
 Notes receivable                                               10,000              56,000
 Other receivables                                                   -               4,464
Inventory (Note 3)                                             247,611             361,196
Prepaid expenses and other current assets (Note 4)             269,268             271,731
                                                            ----------          ----------
     Total current assets                                    3,138,204           1,113,047
                                                            ----------          ----------

Equipment (Note 7):
 Manufacturing equipment                                       290,912             290,912
 Furniture and office equipment                                105,160             105,160
 Computer equipment                                            193,571             173,294
                                                            ----------          ----------
                                                               589,643             569,366

 Less accumulated depreciation                                 347,493             231,592
                                                            ----------          ----------
     Net fixed assets                                          242,150             337,774
                                                            ----------          ----------

Other Assets:
 Advances to Global International Sourcing (Note 15)           193,818                   -

 Intangible assets, net of accumulated amortization of
  $73,163 and $95,561 as of December 31, 1997 and 1996,        338,091             385,693
  respectively                                              ----------          ----------


Total Other Assets                                             531,909             385,693
                                                            ----------          ----------

                                                            $3,912,263          $1,836,514
                                                            ==========          ==========

   See accompanying summary of accounting policies and notes to consolidated financial statements.

              VITAFORT INTERNATIONAL CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS




LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                  DECEMBER 31,        DECEMBER 31,
                                                                   1997                1996
                                                                   ----                ----
Current liabilities:
  Note payable - bank (Note 6)                                   $     60,757        $    440,022
  Notes payable - other (Note 6)                                      283,898                   -
  Accounts payable - trade                                            909,315           1,510,982
  Accrued expenses (Note 5)                                           342,437             341,480
   Current maturities of long-term debt (Note 7)                       37,859              37,859
                                                                 ------------        ------------
          Total current liabilities                                 1,634,266           2,330,343

Commitments and contingencies (Notes 11 and 13)

Stockholders' equity (deficit) (Notes 9, 10 and 15):
  Series A, 6% Cumulative Convertible Preferred Stock,
     $0.01 par value; 750 shares authorized;
     750 shares issued and outstanding at December 31,
     1997 and none at December 31, 1996; aggregate
     liquidation preference of $750,000 at December 31, 1997                8                   -
  Series B, 10% Cumulative Convertible Preferred Stock,
    $.01 par value; authorized 110,000 shares; issued
    and outstanding 1,000 ; aggregate liquidation
    preference of $50,000                                                  10                  10
  Series C, Convertible Preferred Stock, $.01 par value;
    authorized 450 shares; issued and outstanding 50 shares;
    aggregate liquidation  preference of $50,000                            1                   1

  Common stock, $.0001 par value, authorized 30,000,000 shares;
     issued and outstanding 6,683,853 and 4,908,664                     8,863               8,686
   Additional paid-in capital                                      23,152,312          20,547,953
   Accumulated deficit                                            (20,883,197)        (21,050,479)
                                                                 ------------        ------------
          Total stockholders' equity (deficit)                      2,277,997            (493,829)
                                                                 ------------        ------------
                                                                 $  3,912,263        $  1,836,514
                                                                 ============        ============

   See accompanying summary of accounting policies and notes to consolidated financial statements.

              VITAFORT INTERNATIONAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                            DECEMBER 31,
                                                         1997           1996
                                                         ----           ----

Net revenues                                           $ 1,995,317    $ 5,285,149

Cost of sales                                            1,896,410      6,870,120
                                                       -----------    -----------
     Gross profit (loss)                                    98,907     (1,584,971)
                                                       -----------    -----------

Operating expenses:
 Research and development                                  337,806        737,044
 Sales and marketing                                     1,239,460      3,029,480
 General and administrative                              2,672,946      2,721,321
                                                       -----------    -----------

     Total operating expenses                            4,250,212      6,487,845
                                                       -----------    -----------

     Loss from operations                               (4,151,305)    (8,072,816)

Interest income                                             78,070         49,319
Interest expense                                          (214,690)       (50,509)
Other income (expense)                                      15,210        (45,650)
Litigation recovery , net of costs (Note 16)             4,748,946              -
                                                       -----------    -----------
   Income (loss) before income taxes                       476,231     (8,119,656)

State income taxes (Note 8)                                  3,200          3,159
                                                       -----------    -----------

     Net Income (loss)                                     473,031     (8,122,815)

Deemed dividends to preferred shareholders                 305,749              -
                                                       -----------    -----------

Net income (loss) allocable to common shareholders     $   167,282    $(8,122,815)
                                                       ===========    ===========

Basic net income (loss) per common share               $       .03    $     (1.58)
                                                       ===========    ===========

Diluted net income (loss) per share                    $       .03    $     (1.58)
                                                       ===========    ===========

Basic weighted average shares of common stock            5,831,404      5,133,665
                                                       ===========    ===========

Diluted weighted average shares of common stock          6,343,397      5,133,665
                                                       ===========    ===========

   See accompanying summary of accounting policies and notes to consolidated financial statements.

              VITAFORT INTERNATIONAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                    YEARS ENDED DECEMBER 31, 1997 AND 1996

                                               SERIES A               SERIES B
                                              CUMULATIVE             CUMULATIVE             SERIES C
                                              CONVERTIBLE            CONVERTIBLE           CONVERTIBLE
                                            PREFERRED STOCK        PREFERRED STOCK       PREFERRED STOCK
                                           -----------------      -----------------    ------------------    SUBSCRIBED
                                            SHARES    AMOUNT       SHARES    AMOUNT     SHARES    AMOUNT       STOCK
                                           -------    ------      -------    ------    --------  --------    ----------
Balance, January 1, 1996                        -        $0        1,500       $15        50          $1     $3,418,196

Common stock issued from subscriptions          -         -            -         -                     -     (3,418,196)
Common stock issued in private placement,
   net of commissions and offering costs        -         -            -         -                     -             -
Common stock issued in private placement        -         -            -         -                     -             -
Conversion of preferred stock to
   common stock                                 -         -         (500)       (5)                    -             -
Common stock-consulting                         -         -            -         -                     -             -
Exercise of stock options                       -         -            -         -                     -             -

Net loss                                        -         -            -         -                     -             -
                                               ---       --        -----       ---        --          --     ----------
Balance, December 31, 1996                      -        $0        1,000       $10        50          $1             -

Common stock issued in private placement,
   net of commissions
Common stock issued as settlement of
   contract dispute
Series A Preferred issued in connection
   with private placement, net of              750        8
   commissions and expenses
Payment of accounts payable obligations
   with stock
Exercise of warrants
Exercise of stock options
Preferred stock dividends
Net income
                                               ---       --        -----       ---        --          --     ----------
Balance, December 31, 1997                     750       $8        1,000       $10        50          $1             -
                                               ===       ==        =====       ===        ==          ==     ==========

                                                                                        ADDITIONAL
                                                    COMMON STOCK                         PAID-IN        ACCUMULATED
                                                      SHARES                AMOUNT       CAPITAL          DEFICIT        TOTAL
                                                   ------------           ----------  ------------     -------------  ----------
Balance, January 1, 1996                            1,911,185                $3,823    $11,382,120     ($12,927,664)  $1,876,491

Common stock issued from subscriptions              1,129,474                 1,992      3,116,204               -      (300,000)
Common stock issued in private placement,
   net of commissions and offering costs            1,020,000                 2,040      3,497,801               -     3,499,841
Common stock issued in private placement               80,000                     8        399,992               -       400,000
Conversion of preferred stock to
   common stock                                         2,500                     5         59,694               -        59,694
Common stock-consulting                               579,957                   447      1,377,197               -     1,377,644
Exercise of stock options                             185,548                   371        714,945               -       715,316

Net loss                                                   -                     -              -        (8,122,815)  (8,122,815)
                                                   ----------                ------    -----------     ------------   ----------
Balance, December 31, 1996                          4,908,664                $8,686    $20,547,953     ($21,050,479)   ($493,829)

Common stock issued in private placement,
   net of commissions                                 500,000                    50        449,950                       450,000
Common stock issued as settlement of
   contract dispute                                    70,000                     7         78,743                        78,750
Series A Preferred issued in connection
   with private placement, net of                                                          672,992                       673,000
   commissions and expenses
Payment of accounts payable obligations
   with stock                                         662,589                    66        638,297                       638,363
Exercise of warrants                                  200,000                    20        139,980                       140,000
Exercise of stock options                             342,600                    34        318,648                       318,682
Preferred stock dividends                                                                  305,749         (305,749)          -
Net income                                                                                                  473,031      473,031
                                                   ----------                ------    -----------     ------------   ----------
Balance, December 31, 1997                          6,683,853                $8,863    $23,152,312     ($20,883,197)  $2,277,997
                                                   ==========                ======    ===========     ============   ==========

See accompanying summary of accounting policies and notes to financial statements.

              VITAFORT INTERNATIONAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      DECEMBER 31,
Increase (Decrease) in Cash and Cash Equivalents                                  1997           1996
                                                                                  ----           ----
Cash flows from operating activities:
 Net Income (Loss)                                                              $   473,031    $(8,122,815)
Adjustments to reconcile net loss to net cash
 and cash equivalents provided by (used in) operating activities:
  Depreciation and amortization                                                     163,503        119,459
  Allowance for doubtful accounts                                                   (54,251)             -
  Warrants issued for services (Note 16)                                            138,000              -
  Operating expenses paid with common stock                                               -      1,377,644
  Change in operating assets and liabilities:
   (Increase) decrease in:
    Accounts receivable - trade, net                                               (127,249)      (191,366)
    Inventory                                                                       113,585        319,680
    Other                                                                                 -        (55,760)
    Prepaid and other assets                                                          2,463         93,386
    Notes receivable                                                                 46,000        (36,222)
    Other receivables                                                                 4,464        143,510
   Increase (decrease) in:
    Accounts payable and accrued expenses                                         1,031,347        979,022
    Other current liabilities                                                             -       (150,000)
                                                                                -----------    -----------
     Cash and cash equivalents provided by (used in) operating activities         1,790,893     (5,523,462)
                                                                                -----------    -----------

Cash flows from investing activities:
 Purchase of equipment                                                              (20,277)      (172,896)
 Advances to Global International                                                  (193,818)             -
                                                                                -----------    -----------

     Cash and cash equivalents used in investing activities                        (214,095)      (172,896)
                                                                                -----------    -----------
Cash flows from financing activities:
 Proceeds from line of credit                                                       838,426        599,715
 Repayment of line of credit                                                     (1,217,691)      ( 75,000)
 Proceeds from notes payable                                                        307,871              -
 Repayment of notes payable                                                        (625,695)      (171,053)
 Proceeds from issuance of stock                                                  1,123,000      3,499,841
 Exercise of stock options and warrants                                               7,460        715,316
                                                                                -----------    -----------

     Cash and cash equivalents provided by financing activities                     433,371      4,568,819
                                                                                -----------    -----------

     Increase (decrease) in cash and cash equivalents                             2,010,169     (1,127,539)

Cash and cash equivalents at beginning of year                                      188,867      1,316,406
                                                                                -----------    -----------

Cash and cash equivalents at end of year                                        $ 2,199,036    $   188,867
                                                                                ===========    ===========

              VITAFORT INTERNATIONAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           DECEMBER 31,

                                                                        1997           1996
                                                                        ----           ----
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest                                                            $  215,126     $  50,509
  Income taxes                                                             3,200         2,854

Supplemental disclosure of non-cash operating, investing and financing activities:
 Issuance of common stock for:
 Conversion of accounts payable to equity                             $1,030,335     $       -
 Conversion of accrued interest                                                -        59,694
 Conversion of preferred stock to common stock                                 -        14,999
 Payment of consulting contract                                                -      (300,000)
 Conversion of accounts payable to notes payable                         601,723             -

     See accompanying summary of accounting policies and notes to financial statements.

              VITAFORT INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        SUMMARY OF ACCOUNTING POLICIES



BASIS OF CONSOLIDATION

     The accompanying consolidated financial statements of Vitafort International Corporation (the "Company") include the accounts of the Company and its subsidiaries: Nutrifish Corporation (90.5% owned as of December 31, 1997 and 1996); Hollywood Partners, Inc. (formerly Vitafort Distributors, Inc.); and Crystal Clear Farms. All subsidiaries were inactive in 1997. All material intercompany accounts and transactions have been eliminated.


USE OF ESTIMATES

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


RECLASSIFICATION AND PRESENTATION

     Certain 1996 amounts have been reclassified to conform to the 1997 presentation.


CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are investments with original maturities of three months or less and short-term, highly liquid investments that are both readily convertible to known amounts of cash and are so near their maturity that they present insignificant risk of changes in value because of changes in interest rates.


INVENTORY

     Inventory consists of merchandise available for sale, packaging supplies and raw materials, and are stated at the lower of cost (first-in, first-out) or market.


EQUIPMENT

     Equipment is comprised of manufacturing equipment, furniture, office equipment and computer equipment and is recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful life not in excess of five years.


PREPAID AND OTHER CURRENT ASSETS

     Prepaid and other current assets, which include product introduction expenses, are recorded at cost and amortized over the economic life thereof, but not in excess of twelve months.

ADVERTISING

     General costs are expenses as incurred or prepaid until the advertisement is published, at which time the related costs are expensed.


OTHER INTANGIBLE ASSETS

     Intangible assets are composed of acquisition costs of Auburn Farms and Natures Warehouse trademarks and debt issuance costs and are recorded at cost. The acquisition costs associated with trademarks are being amortized on a straight-line basis over twenty years. All other intangible assets are being amortized on a straight-line basis over periods not exceeding five years.

     These costs are reviewed by management periodically and written down to the value of the future benefit expected to be derived.


REVENUE

     Product sales and related costs are recognized when the Company's products are shipped from the commercial warehouse used by the Company or the contract manufacturer to the customer.


IMPAIRMENT OF LONG-LIVED ASSETS

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121") establishes guidelines regarding when impairment losses on long-lived assets, which include plant and equipment and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The Company periodically reviews such assets for possible impairment and expected losses, if any, are recorded currently.


INCOME (LOSS) PER SHARE

     Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") issued by the FASB is effective for financial statements with
fiscal years and interim periods ending after December 15, 1997.   SFAS 128
provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options, warrants or convertible debentures. The Company adopted SFAS 128 on December 15, 1997 and it had no effect on income (loss) per share.

INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when management cannot determine whether or not it is more likely that the net deferred tax asset will be realized. The effect on deferred tax assets and liabilities of a change in the rates is recognized in income in the period that includes the enactment date.


STATEMENT OF CASH FLOWS

     For purposes of the statements of cash flows, the Company considers cash and cash equivalents to include cash on hand and cash equivalents with original maturities of three months or less.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the Company's debt instruments is based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.


STOCK COMPENSATION

     As of January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), but requires pro forma disclosures of net earnings and earnings per share as if the fair-valued-based method of accounting had been applied. In accordance with FASB 123, the Company elected to continue to measure compensation cost under APB No. 25, and comply with the pro forma disclosure requirements.


DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE

     Statement of Financial Accounting Standard No. 129, "Disclosure of Information about Capital Structure," ("SFAS 129") issued by the FASB is effective for financial statements with fiscal years ending after December 15, 1997. The new standard reinstates various securities disclosure requirements previously in effect under Accounting Principles Board Opinion No. 15, which has been superceded by SFAS No. 128. The Company adopted SFAS No. 129 on December 15, 1997 and it did not have any effect on its financial position or results of operations.


REPORTING COMPREHENSIVE INCOME

     Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," ("SFAS 130") issued by the FASB is effective for financial statements with fiscal years ending after December 15, 1997. Earlier application is permitted. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company does not expect adoption of SFAS 130 to have any effect on its financial position or results of operations.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") issued by the FASB is effective for financial statements with fiscal years ending after December 15, 1997. SFAS 131 requires that public companies report certain information about operating segments, products, services and geographical areas in which they operate and their major customers. The Company does not expect adoption of SFAS 131 to have any effect on its financial position or results of operations; however, disclosures with respect to the aforementioned items may be increased.

              VITAFORT INTERNATIONAL CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - THE COMPANY

   Vitafort International Corporation (the "Company") was incorporated on September 28, 1989 in the State of Delaware to succeed to the business of a California corporation of the same name which was organized on February 7, 1986. The Company is presently engaged in formulating and marketing fat-free foods.


NOTE 2 - LIQUIDITY AND GOING CONCERN

   For the past several years, the Company has suffered recurring losses from operations, including $4,151,305 for the year ended December 31, 1997. Although the Company has raised additional capital after year-end 1997 (see Note 15), it has not generated sufficient revenue-producing activity to sustain its operations. Accordingly, there is substantial doubt regarding the Company's ability to continue as a going concern. The Company is attempting to raise additional capital to meet future financial obligations, but may not be able to do so. Should the Company not be able to raise additional capital, it may have to severely curtail operations.

     The Company has reduced its cost of sales by centralizing the warehousing of its products in a single location and negotiated lower rates with existing manufacturers or by selecting another competent less expensive producer. In addition, the Company increased prices on the majority of its products effective August 1 of this year and changed its terms of sale to F.O.B. the Company's warehouse. The Company also eliminated the cash discount for prompt payment since most customers were taking the discount beyond the terms. The Company has also introduced reformulated products at the end of 1997 and plans to introduce new products in 1998. These steps, coupled with improvements in subcontract manufacturing quality control and quality assurance, monitoring improvements in Company internal control and communications with respect to product returns and deductions, should improve the Company's prospects to achieve profitability.


NOTE 3 - INVENTORY

   Inventory is stated at the lower of cost (first in, first out) or market. Market-based valuations are based upon estimates and assumptions, and are generally limited to slow moving product offerings. Inventory consists of the following:

                                        December 31,
                                     1997          1996
                                     ----          ----

   Finished goods                  $ 30,188       $168,709
   Packaging and raw material       217,423        192,487
                                   --------       --------
                                   $247,611       $361,196
                                   ========       ========

NOTE 4 - PREPAID AND OTHER CURRENT ASSETS


     Prepaid expenses and other current assets, as of December 31, 1997 and 1996, are detailed as follows:


                                                       December 31,
                                                    1997          1996
                                                    ----          ----

   Deposits                                       $  1,100       $ 10,000
   Product introduction costs                       10,711        177,865
   Insurance                                        36,377         14,897
   Consulting                                      108,080              -
   Other prepaids                                  113,000         68,969
                                                  --------       --------
     Total prepaid and other current assets       $269,268       $271,731
                                                  ========       ========

NOTE 5 - ACCRUED EXPENSES

   Accrued expenses consist of the following:

                                                       December 31,
                                                    1997          1996
                                                    ----          ----
   Accrued compensation                           $156,764       $ 90,753
   Accrued interest payable                              -            436
   Accrued legal fees                               40,112        120,811
   Accrued consulting fees                           4,919         13,500
   Other accrued expenses                          140,642        115,980
                                                  --------       --------

   Total accrued expenses                         $342,437       $341,480
                                                  ========       ========

NOTE 6 - NOTES PAYABLE

     BANK
     ----
     In August 1996, the Company entered into a revolving credit facility with a financing institution that provides a credit line of up to $4,000,000 subject to certain covenants. Advances made to the Company under the facility are based on a certain percentage of eligible accounts receivable, as defined, and a certain percentage of eligible inventory, as defined. The amount of inventory advances under the facility cannot exceed $500,000. The initial term of the facility ends August 1998, with automatic renewals thereafter for one year periods. Advances under the facility bear an interest rate at the Bank of America NT prime plus 3%, and are secured by a first priority lien on all of the Company's assets. Minimum interest charges are currently $15,000 per month. The Company paid $40,000 to the institution upon execution of the agreement and $40,000 to a facilitator in connection with the placement of the loan. The Company was in violation of certain covenants with respect to working capital and tangible net worth requirements during the first half of 1997. Upon receipt of the Keebler award, the Company was no longer in violation of any of the covenants. No assurance can be given that the Company will not be in violation of such covenants in the future.

     OTHER
     -----
     Notes payable - other, represents the current balance of the original conversion of $601,723 of trade accounts payable. These notes are unsecured and payable in various monthly installments with a maximum repayment of approximately $64,000 in January 1998 (including interest at various rates). The notes have various maturity dates through December 1998.

NOTE 7 - LONG-TERM DEBT

   The Company's long-term debt, which approximates fair value, as of December 31, 1997 and 1996 consists of a 14% note payable in the amount of $37,859, due in monthly installments of $4,033, secured by certain of the Company's equipment. The entire amount is classified as a current liability. Under the Debt Subordination Agreement between Coast Business Credit and the long-term debt holders, payments on this note ceased until the loan with Coast is fully paid.


NOTE 8 - INCOME TAXES

     As the Company has incurred significant operating losses since inception, its current tax provision has been limited to minimum California tax payments.

     The difference between the Federal income tax rate and the effective income tax rate on net income (loss) from continuing operations is as follows:

                                            1997                     1996
                                            ----                     ----

Estimated Federal income taxes           34.0%    $ 162,000      (34.0)%   $(2,760,000)
State income taxes, net of Federal
 income tax benefit                       6.0        28,000       (6.0)       (498,000)
Change in valuation allowance           (44.0)     (206,800)      39.1       3,172,000
Other, net                                4.0        20,000         .9          89,159
                                        -----     ---------      -----     -----------
                                            -%   $   3,200          -%    $     3,159
                                        =====    =========       ====     ===========

       The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                    1997           1996
                                                   ------         ------
Deferred income tax assets:
 Net operating loss carryforwards                 $ 7,230,000    $ 7,259,000
 Tax credit carryforwards                              70,000         70,000
 Allowance for bad debts                               70,000         32,000
 Inventory reserves                                   200,000        473,000
 Other                                                 55,000         26,000
                                                  -----------    -----------
     Total gross deferred income tax assets         7,625,000      7,860,000
Deferred income tax liabilities                       (20,000)       (24,000)
                                                  -----------    -----------
                                                    7,605,000      7,836,000
Less valuation allowance                           (7,605,000)    (7,836,000)
                                                  -----------    -----------
     Net deferred income taxes                    $         -    $         -
                                                  ===========    ===========

     Net deferred tax assets of approximately $7,605,000 resulting from net operating losses, tax credits and other temporary differences have been offset by a valuation allowance since management does not believe that it is more likely than not that such assets will be realized.

     As of December 31, 1997, the Company had unused Federal and California net operating loss carryforwards of approximately $19,600,000 and $6,400,000, respectively, available to offset against future Federal taxable income and future California taxable income. In addition, the Company had unused research and experimental credits of $44,000 and $26,000 for Federal and California state purposes. The unused net operating loss and credit carryforwards expire in various amounts through the year 2012. In contrast to Federal net operating losses, only 50% of the California net operating losses incurred subsequent to December 31, 1986 may be carried forward. The California net operating losses will expire in various amounts through the year 2002.

     Due to restrictions imposed by the Internal Revenue Code regarding substantial changes in ownership of companies with loss carryforwards, the utilization of the above-mentioned net operating losses may be limited as a result of changes in stock ownership. The annual utilization of these losses is limited to an amount equal to the estimated fair value (for income tax purposes) of the Company at the point of stock ownership change, multiplied by the long-term tax-exempt rate then in effect. The annual limitation has not been quantified at this time.


NOTE 9 - STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

     The Company entered into a subscription agreement in the amount of $500,000 in April 1997 with an unrelated investor for 500 shares of 1997 Series A Preferred Stock. The preferred stock has a cumulative dividend rate of 6% with no voting rights. The conversion price is the lower of $1.25 per share or a 30% discount to the market price at the time of conversion. The preferred stock is convertible at any time. For accounting purposes, the original issue discount of $214,286 is being treated as a deemed dividend. The facilitator received a 10% fee from the proceeds, as well as warrants to purchase 35,000 shares of common stock at an exercise price of $1.00 per share. Cumulative unpaid dividends amounted to $22,500 at December 31, 1997.

     The Company entered into a subscription agreement in the amount of $250,000 in May 1997 with another investor for 250 shares of 1997 Series A Preferred Stock. The series has a cumulative dividend rate of 6%, no voting rights, and is convertible at any time at the lower of $1.25 or a 30% discount to the market price at the time of conversion. For accounting purposes, the original issue discount of $91,463 is being treated as a deemed dividend. The facilitator received a 10% fee from the proceeds and a warrant to purchase 17,500 shares of common stock at an exercise price of $1.00 per share. Cumulative unpaid dividends amounted to $10,000 at December 31, 1997.

     Each share of Series B 10% Cumulative Convertible Preferred stock is convertible into 1.667 shares of common stock, and cumulative convertible dividends of 10% per annum are payable annually commencing October 1992. The Series B 10% Cumulative Preferred stock has a liquidation preference of $50 per share plus all accrued and unpaid dividends. It is subject to optional redemption by the Company at any time at $50 per share plus accrued and unpaid dividends. Cumulative unpaid dividends amounted to $25,000 and $20,000 at December 31, 1997 and 1996, respectively.

     During 1996, the Company offered the holders of Series B Cumulated Convertible Preferred Stock more favorable exchange rates to encourage conversion of the shares to common stock. As a result, in August 1996, the holder of 500 shares of Series B Cumulative Convertible Preferred Stock exchanged his shares and accumulated accrued and unpaid dividends for 2,500 shares of common stock. The value of the inducement to the Series B holders was not material.

     Each share of Series C Convertible Preferred Stock is convertible into 100 shares of common stock and 100 warrants. Series C Convertible Preferred Stock does not carry any dividend rights. The warrants expired in June 1994. Additionally, the Series C Convertible Stock has a dilutive conversion factor. The Series C Convertible Preferred Stock has a liquidation preference of $1,000 per share after Series B Cumulative Convertible Preferred Stock, and to holders of common stock.

     The shares of Series A, Series B and Series C Preferred stock are not currently registered under the Securities Exchange Act of 1934.


COMMON STOCK

     The Company entered into a subscription agreement in February 1997 with an investor who purchased 500,000 shares of common stock at $1.00 per share. At funding, a 10% fee was paid to a facilitator and warrants were given to that same facilitator to purchase 125,000 shares of common stock at a price of $1.375 per share which was later reduced to $1.00.

     The Company issued 70,000 shares at a value of $1.125 per share as settlement for a contract dispute.

     The Company issued 126,000 shares of common stock in March 1997 and 350,589 shares of common stock in August 1997 under an S-8 filing as payment for services rendered by various consultants and employees. The shares of common stock were valued at the amount received by the consultants and employees upon sale of these shares. As a result, the Company reduced the amount owed to these consultants and employees by $461,782.

     In August 1997, the Company issued 100,000 shares of common stock at $.93 per share to a professional firm for previous services rendered.

      The Company issued 61,000 shares of common stock at $.96 per share in September 1997 under an S-8 filing and 25,000 shares of restricted common stock at $1.00 per share in November 1997 as payment for $83,581 of services rendered by various employees and consultants.

     The Company issued 20,000 shares at a value of $1.125 per share and 10,000 shares at a value of $1.06 per share upon the exercise of options granted to a former employee as compensation for consulting services and past unpaid accrued vacation.

     The Company issued 176,600 shares at $.875 per share and 6,000 shares at $.91 per share upon the exercise of options granted under the Non-Incentive Stock Option Plan. Non-officers of the Company paid the exercise price of such options through the application of accrued payroll and other various expenses.

      During 1997, a consultant exercised options for 60,000 shares of common stock at $.93 per share and 40,000 shares of common stock at $1.00 per share as payment for services rendered. No cash was received by the Company.

     In July 1997, another consultant exercised options for 30,000 shares of common stock at $1.00 per share as payment for services rendered. No cash was received by the Company.

     In January 1996, the Company completed its private placement offerings of common stock. Total shares issued in these offerings were 1,121,667 at prices of $3.00 to $6.00. Total proceeds to the Company were $3,028,500, net of expenses of $336,500. At December 31, 1995, $1,530,249 was received representing subscriptions for 635,000 common shares under this private placement offering.

     In March 1996, the Company completed a private placement of 250,000 common shares receiving $1,350,000, net of expenses of $150,000.

     In April 1996, the Company completed a private placement of 283,333 common shares receiving $651,590, net of expenses of $118,410.

     During 1996 the Company issued 579,957 shares of common stock valued at $1,377,644 to attorneys, consultants and employees as payment for services.

     During September 1995, pursuant to a contractual agreement, the Company issued 100,000 shares of its common stock to a public relations/financial consulting firm and authorized an additional 100,000 shares to be issued to the consulting firm upon performance under the contract for $600,000 of prepaid consulting fees. In 1996, this contract was terminated. As a result, the final 100,000 shares representing $300,000 were never issued and were eliminated from subscribed stock.

     On October 4, 1996, a 1 for 20 reverse stock split was effected. All share amounts in this report have been retroactively adjusted to reflect this stock split.


NOTE 10 - STOCK OPTIONS

     The 1989 Stock Option Plan, as amended (the "Plan") reserved 50,000 shares of common stock (as adjusted for the reverse split effected in 1996) to grant either nonqualified or incentive stock options. All directors, officers, key employees and consultants to the Company or its subsidiaries are eligible under the terms of the Plan. Such options may not be granted at less than 100% of the fair market value at the date of grant (110% for an owner of 10% or more of the outstanding stock). Upon termination of service, the options, which an individual was entitled to exercise at the date of termination may be exercised at any time within six months of such termination. If an employee is terminated with cause, the options are canceled upon termination. As of December 31, 1997, no options are outstanding under this plan.

     In 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan") pursuant to which 2,000,000 shares of Common Stock (as adjusted for the reverse stock split effected in 1996) were reserved for issuance upon the exercise of options. The 1995 Plan is similar to the 1989 Plan in many respects and in the discussion below, each is referred to as a "Plan" and they are collectively referred to as the "Plans".

          The Company has also granted stock options outside the Plans to other individuals, such as employees and consultants, in consideration for services performed. The options were granted at fair market value and at various terms and vesting periods. The following table on the next page summarizes all option activity for the years ended December 31, 1997 and 1996:

                             Number of Common Stock Options     Weighted
                             1995 Stock          Other Stock    Average
                             Option Plan           Options       Price
                             ------------        ------------   -------

Outstanding as of             2,000,000             794,222      $2.73
 January 1, 1996
Granted                          22,500              79,750       1.11
Exercised                      ( 53,725)           (120,490)      1.47
Canceled                       (423,775)            (42,250)      3.78
                              ---------           ---------      -----

Outstanding as of
 December 31, 1996            1,545,000             711,232       3.54
Granted                         185,600           3,343,500       0.93
Exercised                      (182,600)           (160,000)      1.24
Canceled                       (316,292)             (8,750)      2.02
                              ---------           ---------      -----

Outstanding as of
  December 31, 1997           1,231,708           3,885,982      $1.55
                              =========           =========      =====

Exercisable as of
  December 31, 1997           1,131,708           3,095,872      $1.69
                              =========           =========      =====

    FASB Statement 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in FASB Statement 123. The Company estimates the fair value of each stock option, using the Black-Scholes method, at the weighted-average assumption used for grants in fiscal 1997 and 1996 dividend yield of zero percent; expected volatility of 28 percent and 36 percent; risk-free interest rate of seven percent; and expected lives of 5.1 and 5.0 years, respectively.

   The weighted average fair value of options granted during 1997 and 1996 was $.39 and $.38, respectively.

   Under the accounting provisions of FASB Statement 123, the Company's net income (loss) and income (loss) per share for 1997 and 1996 would have been reduced to the pro forma amounts indicated below:

          Net Income (Loss)                    1997           1996
          --------------------------------------------------------

               As reported                   $167,282       ($8,122,815)
               Pro forma                     $(68,466)      ($8,122,815)

          Basic income (loss) per share
          -----------------------------

               As reported                   $   0.03          ($  1.58)
               Pro forma                     $  (0.01)         ($  1.58)

          Diluted income (loss) per share
          -------------------------------

               As reported                   $   0.03          ($  1.58)
               Pro forma                     $  (0.01)         ($  1.58)

     Due to the fact that the Company's stock option programs vest over many years and additionally awards may be made each year, the above pro forma numbers are not indicative of the financial impact had the disclosure provisions of FASB 123 been applicable to all years of previous grants. The numbers above do not include the effect of options granted prior to 1995 that vested in 1996 and 1997.

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                          Options
                                        Outstanding                             Options Exercisable
                                                                               -------------------
                          Number       Weighted-Average                          Number          Weighted
    Range of            Outstanding       Remaining        Weighted-Average    Exercisable       Average
Exercisable Prices      At 12/31/97    Contractual Life     Exercise Price     at 12/31/97    Exercise Price
------------------      -----------    ----------------    ----------------    -----------    --------------
---------------------------------------------------------------------------------------------------------
$ 0.80 - $ 2.80          4,197,010          1.8                $ 0.94           3,306,900          $ 0.95
---------------------------------------------------------------------------------------------------------
         $ 3.00            362,333          1.1                  3.00             362,333            3.00
---------------------------------------------------------------------------------------------------------
$ 3.30 - $ 7.50            520,597          0.6                  4.67             520,597            4.67
---------------------------------------------------------------------------------------------------------
$10.00 - $20.00             37,750          9.93                12.52              37,750           12.52
---------------------------------------------------------------------------------------------------------
         Totals          5,117,690          1.2                $ 1.55           4,227,580          $ 1.69
-------------------------================================================================================
---------------------------------------------------------------------------------------------------------

NOTE 11 - COMMITMENTS

LEASE AGREEMENT

     The Company was obligated under a lease agreement for its executive offices through August 1997. From September 1997 forward, the Company is renting the offices on a month-to-month basis at a rate of $6,250 per month.

     Rent expense for the years ended December 31, 1997 and 1996 including parking, included in selling, general and administrative expenses, was $98,538 and $75,743, respectively.


EMPLOYMENT AGREEMENTS

          On December 1, 1993, the Company entered into a three-year employment agreement with Mark Beychok which provided for an annual base salary of $150,000, the grant of an option to purchase 100,000 shares of common stock at $5.00 per share (as adjusted for the reverse stock split effected in 1996), and $1,000,000 of life insurance, the proceeds of which will be split equally between the employee's beneficiary and the Company. In December 1995, in recognition of Mr. Beychok's deferral of his compensation during 1995 and his assuming additional responsibilities within the Company, Mr. Beychok's employment agreement was amended to grant him an additional 62,500 five-year options with an exercise price of $3.00 (as adjusted for the reverse stock split effected in 1996), a price equal to the offering price in the Company's then on-going private placement. In November 1995, Mr. Beychok agreed to convert his accrued salary to stock and options on the same terms as the Company's on-going equity bridge financing. The Company's Board of Directors approved this transaction in December 1995. In such connection, Mr. Beychok converted $45,821 of accrued salary into 19,092 shares; 9,547 options with an exercise price of $4.50; and 9,547 options with an exercise price of $6.00. In September 1997, Mr. Beychok entered into a new employment agreement ("Agreement") with the Company for three years. Under the Agreement, Mr. Beychok receives an annual base salary of $150,000 and was granted options for 450,000 shares of stock at an exercise price of $0.87 per share. Such options vest 75,000 each on September 3, 1997, March 3, 1998, September 3, 1998, March 3, 1999, September 3, 1999, and March 3, 2000. In May 1997 the price of all options other than those related to the private placement were repriced to $0.91. In September 1997 Mr. Beychok was given a successful litigation reward of $51,535 plus 100,000 shares of common stock at fair market value of $1.00.

     In August 1996, the Company entered into an employment agreement with John Coppolino, which was dated January 1, 1996. Under his agreement, which is for a one year term, with two one year renewal terms at the option of the Company, Mr. Coppolino received an initial salary of $102,000; and, is entitled to annual increases of 5-6% based on increases in the cost of living. Mr. Coppolino's employment agreement provided for the grant of 225,000 options, expiring December 31, 2000 for the purchase of common stock at $3.00 (as adjusted for the reverse stock split effected in October 1996). Of these options: (i) 56,250 have vested (ii) 56,250 have lapsed and (iii) 56,250 will vest on each of January 1, 1998 and January 1, 1999, subject to the Company meeting certain performance criteria. In May 1997 the Board of Directors reduced the option price of all unlapsed options to $0.91 and removed the vesting requirement. In September 1997, Mr. Coppolino entered into a new employment agreement ("Agreement") with the Company for two years. Under the Agreement, Mr. Coppolino receives an annual base salary of $120,000, and was granted options for 300,000 shares of stock at an exercise price of $0.87 per share. Such options vest 75,000 each on September 3, 1997, March 3, 1998, September 3, 1998, and March 3, 1999. In September 1997, Mr. Coppolino was given a successful litigation reward of $25,000, forgiveness of debt of $25,000, plus 25,000 shares of common stock at $1.00, being the fair market value at the date of the award.

     In June 1997, the Company entered into a two year employment agreement with Jack B. Spencer under which Mr. Spencer will serve the Company as its Chief Operating Officer and Chief Financial Officer. The agreement provides for compensation to Mr. Spencer in the amount of $125,000 per annum and the grant of an aggregate of 300,000 five year incentive stock options with an exercise price of $ 0.91 per share (such being the market price of the common stock on the date the agreement was executed). The options vest as to 109,890 shares on September 15, 1997 and 109,890 shares on June 16, 1998, and 80,220 shares on June 16,
1999. Mr. Spencer's employment agreement provides that if Mr. Spencer's employment by the Company is terminated without cause after September 15, 1997, then Mr. Spencer shall be entitled to six months severance pay. Mr. Spencer's employment agreement also provides that upon the occurrence of certain events constituting a change in control of the Company, as defined therein, followed by certain changes in Mr. Spencer's duties, Mr. Spencer shall be entitled to receive a severance equal to one and one half times his then current annual salary plus certain other benefits designed, in part, to offset any special taxes that might be imposed upon Mr. Spencer in connection with such payments.


AUBURN FARMS TRADEMARK ACQUISITION

     The Company entered into a purchase agreement in 1996 whereby it acquired the Auburn Farms trademark and other related trademarks. Deferred payments, which will be accounted for as royalties under the agreement, amount to 3-1/2% of gross sales of products sold using these trademarks during the 30 months beginning May 1, 1996, with gradually reducing percentages over the next successive three thirty-month periods. Deferred payments under the agreement made in 1996 were $45,612 and in 1997 were $18,801 and were expensed as royalties during the year.


NOTE 12 - MAJOR CUSTOMERS

     The Company derived the following revenue from major customers, each of which provided 10% or more of total revenues during the year ended December 31, 1997 and 1996:

                                               1997           1996
                                               ----           ----
K-Mart                                       $      -       $606,199
A-1 International, Inc.                       320,235              -
                                             --------       --------
Total                                        $320,235       $606,199
                                             ========       ========

NOTE 13 - LITIGATION

     The Company is subject to pending claims and litigation, the most significant of which are discussed below.

     In December 1994, Lloyd Gaunt, who invested an aggregate of $75,000 in certain of the Company's private placements, initiated an action in Superior Court, Orange County, California against his stockbroker, two national brokerage firms, several companies in which he had invested; and, certain of those company's officers. Included among the defendants was the Company and its then Chief Executive Officer. The complaint seeks damages in an unspecified amount in excess of $500,000 and punitive damages in an unspecified amount in excess of $5,000,000. The Court has dismissed the class action claims as to the Company and granted a motion that the claims against the brokerage firms and associated
persons must be submitted to arbitration.   The Plaintiff has appealed that
ruling. The Company denies any liability to the plaintiff and intends to vigorously defend this action. The Company notes that the plaintiff sold a portion of the securities he purchased from the Company, realizing a profit; that the balance of the securities became salable under Rule 144; and that, if sold, the Plaintiff's losses might be as little as $15,000.

     In connection with the acquisition of assets of Auburn Farms, Inc., (AFI) under the FPA, the Company acquired certain rights of AFI against its co-packer and against Barbara's Bakery. The Company is pursuing these rights, and in May 1996, initiated an action alleging Lanham Act violations, misappropriation of trade secrets, unfair competition and related claims. The defendants have filed counterclaims against the Company, Auburn Farms and Mark Beychok alleging various tort and contract claims. The litigation is in the early stages and the Company intends to vigorously pursue the same, with trial scheduled to begin September 14, 1998.

     On October 9, 1996, a complaint was filed in Superior Court, the County of Los Angeles, in an action entitled "Eloy Louis Ellis vs. Vitafort, Inc., a Delaware Corporation; Mark Beychok and Does 1-50 inclusive." The complaint alleges Breach of Oral Contract, Breach of Written Contract, and other similar claims arising out of the consulting relationship that previously existed between the Company and Mr. Ellis. The Complaint seeks damages in an unspecified amount. The court dismissed the complaint against Mark Beychok without leave to amend. Mr. Ellis recently filed an amended complaint against the Company. The Company is defending the action vigorously and trial was scheduled for March 31, 1998.

     The Company filed a counter-claim against Ellis charging violations of
Section 16(b) of the Securities Exchange Act of 1934 (short swing profits). Ellis sold stock in violation of that section and, therefore, the profits, estimated at $20,000, belong to the Company. In March 1998, the court ruled in favor of the Company in this matter and awarded $21,260.

     On June 2, 1998, the parties resolved both the Ellis issues. Under the terms of the agreement, the settlement is treated as confidential and the public response has been agreed to as follows: "The matter has been resolved."

NOTE 14 - RELATED PARTY TRANSACTIONS

     The Company has entered into related party transactions during 1996 and 1997. See Notes 9, 10, 11 and 16 for further detailed information.


NOTE 15 - SUBSEQUENT EVENTS

     In March 1998, the Company entered into a subscription agreement in the amount of $500,000 for 500 shares of Series A 1997 Preferred Stock. The preferred stock has a cumulative dividend rate of 6% with no voting rights. The conversion price is at a discount of 21.5% if the market price of the stock is below $0.6875. If the market price is above $0.6875, the exercise price is the fair market value on the day of exercise; however, the holder receives warrants in sufficient quantity to achieve a profit equal to the computed 21.5% discount. The holder has agreed not to convert before August 10, 1998 in exchange for these terms.

     During 1998, the Company negotiated the acquisition of Global International Sourcing, Inc., ("Global") a Nevada corporation, by acquiring the stock of the corporation from its sole shareholder. Global is a company with international contacts to provide natural and low fat food products for Vitafort to sell into the United States market at a cost significantly below those found in the United States for similar products. The Company advanced $193,818 to Global as of December 31, 1997 to meet Global's operating expenses and fund inventory purchases for future sales. The Company believes that the acquisition cost will not be a material amount. Global was formed in October 1997 and its financial position and results of operations are not material compared to the Company's financial position at December 31, 1997 or its results of operations for the year ended December 31, 1997.

NOTE 16 - LITIGATION RECOVERY, NET OF COSTS

     On June 20, 1997, the Company received notice of the interim award under the arbitration with the Keebler Company. The award was for $5,983,923 as well as compensation for all legal fees and costs associated with the arbitration proceedings. Based on the agreement with ATCOLP INVESTMENT PARTNERS (the "Lender"), in which Donald Wohl, a Director of the Company, is the general partner, the Company agreed to pay the Lender a sliding percentage of the proceeds from the settlement in exchange for advancing $300,000 to the Company to meet the litigation expenses. The Board of Directors, with Mr. Wohl abstaining, considered two bids and found his to be the more reasonable of the two.

     On July 15, 1997, the Company received $6,750,000 in full and final settlement. Of that amount, $1,055,608 was paid for legal fees and costs, plus $1,236,885 to ATCOLP INVESTMENT PARTNERS under the existing agreement and $300,000 to repay the loan. Also, the Company issued a warrant for 200,000 shares of common stock to ATCOLP INVESTMENT PARTNERS as additional consideration. The Company recorded $138,000 as additional fees to ATCOLP for the warrant, that amount being the estimated fair value of non-registered securities on that day. Additionally, the Company was able to cancel $140,829 in debt due to the Keebler Company. The amount of the award, $5,983,000, has been reported as income, under the heading litigation, net of costs, while the difference between the $6,750,000 award and the $5,983,000 recovery, or $767,000, has been treated as a reimbursement of expenses in the general and administrative expenses for the year ended December 31, 1997.

NOTE 17 - EARNINGS PER SHARE

     The following table reconciles the numerators and denominators of the basic and diluted earnings per share computation:


                                                                               December 31,
                                                                        1997                1996
                                                                        ----                ----
BASIC EARNINGS (LOSS) PER SHARE
  Net income (loss)                                                   $   473,031         $(8,122,815)
  Deemed dividends                                                       (305,749)                  -
                                                                      -----------         -----------

  Income (loss) available to common stockholders (numerator)          $   167,282         $(8,122,815)
                                                                      ===========         ===========

  Weighted average common shares outstanding (denominator)              5,831,404           5,133,665
                                                                      ===========         ===========

  Basic earnings (loss) per share                                     $      0.03         $     (1.58)
                                                                      ===========         ===========

DILUTED EARNINGS (LOSS) PER SHARE
  Income (loss) available to common shareholders (numerator)          $   167,282         $(8,122,815)
                                                                      ===========         ===========

  Weighted average common shares outstanding                            5,831,404           5,133,665
  Weighted average options outstanding                                  2,511,516                   -
  Weighted average convertible preferred stock                              6,667                   -
  Stock acquired with proceeds                                         (2,006,190)                  -
                                                                      -----------         -----------
  Weighted average common shares and
    assumed conversions outstanding (denominator)                       6,343,397           5,133,665
                                                                      ===========         ===========

Diluted earnings (loss) per share                                     $      0.03         $     (1.58)
                                                                      ===========         ===========

     Options and warrants to purchase 958,565 and 2,256,232 shares of common stock at various prices per share, at December 31, 1997 and 1996, respectively, were not included in the computation of diluted earnings (loss) per share because the effect would be antidilutive.

                      VITAFORT INTERNATIONAL CORPORATION

                               TABLE OF CONTENTS
                               -----------------


PART 1 - FINANCIAL INFORMATION

-----------------------------------------------------------------------------------------
Consolidated Financial Statements:

     Balance Sheets - June 30, 1998 (unaudited) and December 31, 1997.......   F-26-F-27

     Statements of Operations --

     Six Month Period Ended June 30, 1998 and 1997 (unaudited)...............   F-28

     Statements of Cash Flows --

     Three and Six Month Periods Ended June 30, 1998 and 1997 (unaudited)....   F-29

     Statement of Stockholders' Equity  --

     Six Month Period Ended June 30, 1998 (unaudited)........................   F-30

     Notes to the Financial Statements (unaudited)...........................   F-31

               VITAFORT INTERNATIONAL CORPORATION & SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                   As of June 30, 1998 and December 31, 1997


                                    ASSETS
                                    ------





                                                                                    June 30,    December 31,
                                                                                     1998           1997
                                                                                  ----------    -----------
                                                                                  (Unaudited)
Current assets
  Cash and cash equivalents                                                        $ 467,806    $ 2,199,306
  Accounts receivable, less allowance
   for doubtful accounts of $25,743                                                  426,557        412,289
  Inventories (Notes 3 and 8)                                                        517,856        247,611
  Notes receivable - related party                                                   118,244         10,000
  Prepaid expenses and other current assets (Note 4)                                 374,172        269,268
                                                                                 -----------    -----------
   Total Current Assets                                                            1,904,635      3,138,204
                                                                                 -----------    -----------
Equipment (Note 7)
   Manufacturing equipment                                                           290,912        290,912
   Furniture and equipment                                                           125,417        105,160
   Computer equipment                                                                209,574        193,571
                                                                                 -----------    -----------
                                                                                     625,903        589,643
   Less accumulated depreciation                                                    (406,724)      (347,493)
                                                                                 -----------    -----------
                                                                                     219,179        242,150
                                                                                 -----------    -----------

Other assets
  Intangible assets, net of accumulated amortization
  of $123,775 and $73,163 (Notes 2 and 6)                                            596,254        338,091
  Advances to Global International Sourcing (Note 6)                                                193,818
  Other assets                                                                         1,475             --
                                                                                 -----------    -----------
    Total Other Assets                                                               597,729        531,909
                                                                                 -----------    -----------
                                                                                 $ 2,721,543    $ 3,912,263
                                                                                 ===========    ===========

     See accompanying notes to condensed consolidated financial statements

               VITAFORT INTERNATIONAL CORPORATION & SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                   As of June 30, 1998 and December 31, 1997

                     LIABILITIES AND  STOCKHOLDERS' EQUITY
                     -------------------------------------




                                                                         June 30,               December 31,
                                                                          1988                      1997
                                                                       ---------              --------------
                                                                       (Unaudited)

Current liabilities
   Notes payable - bank (Notes 8)                                       $  86,582               $  60,757
   Notes payable - others (Note 8)                                        437,763                 283,898
   Accounts payable                                                       724,005                 909,315
   Accrued expenses (Note 5)                                              235,881                 342,437
   Current maturities of long-term debt (Note 7)                           37,859                  37,859
                                                                      -----------             -----------
       Total Current Liabilities                                        1,522,090               1,634,266
                                                                      -----------             -----------

Commitments and contingencies (Notes 10 and 11)

Stockholders' equity
   Series A,  6% Cumulative Convertible Preferred Stock,
    $0.01 par value cumulative; 1,701 shares authorized,                       17                       8
    issued & outstanding, 1,701 and 750 shares,
    liquidation preference of $1,701,000 and $750,000 (Note 9)
   Series B, 10% Cumulative Convertible Preferred Stock,
    $.01 par value; authorized 110,000 shares; issued and                      10                      10
    outstanding 1,000 shares, aggregate liquidation preference of $50,000
   Series C, Convertible Preferred Stock, $.01 par value;                       1                       1
    authorized 450 shares; issued and outstanding 50 shares,
    aggregate liquidation preference of $50,000

  Common stock, $.0001 par value; authorized 30,000,000                     8,939                   8,863
   shares; issued and outstanding 7,440,350 and 6,683,853
   shares (Note 9)

  Additional paid-in-capital (Note 9)                                  24,800,058              23,152,312
  Accumulated deficit                                                 (23,609,572)            (20,883,197)
                                                                      -----------             -----------
       Total Stockholders' Equity                                       1,199,453               2,277,997
                                                                      -----------             -----------
                                                                      $ 2,721,543             $ 3,912,263
                                                                      ===========             ===========


     See accompanying notes to condensed consolidated financial statements

              VITAFORT INTERNATIONAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)


                                                                            Six Months Ended
                                                                                June 30,
                                                                           1998          1997
                                                                       ----------     ----------
Net revenues                                                          $  749,994     $ 1,175,107

Costs of sales                                                           543,315         882,628
                                                                      ----------     -----------
   Gross profit                                                          201,679         292,479
                                                                      ----------     -----------
Operating expenses
   Research and development                                              139,584          56,131
   Sales and marketing                                                   746,344         739,226
   General and administrative                                          1,473,731       1,890,887
                                                                      ----------     -----------
    Total operating expenses                                           2,359,659       2,686,244
                                                                      ----------     -----------
    Loss from operations                                              (2,157,980)     (2,470,199)

Other income (expense)
    Other income (expense)                                               (60,385)         23,119
    Interest income                                                       36,017              --
    Interest expense                                                     (97,906)        (99,553)
                                                                      ----------     -----------
     Total other income (expense)                                       (122,274)        (76,434)
                                                                      ----------     -----------
     Loss before income tax expense                                   (2,280,254)      (2,470,199)

State income tax expense                                                   3,143              --
                                                                      ----------     -----------

Net loss                                                              (2,283,397)     (2,470,199)
Deemed dividend to preferred shareholder (Note 9)                       (442,978)       (305,749)
                                                                      ----------     -----------
Net loss allocable to common shareholders                             (2,726,375)     (2,775,948)
                                                                      ==========     ===========
Loss per share                                                        $    (0.39)    $     (0.51)
                                                                      ==========     ===========

Weighted average number of common shares outstanding                   6,994,639       5,390,957
                                                                      ==========     ===========

     See accompanying notes to condensed consolidated financial statements

               VITAFORT INTERNATIONAL CORPORATION & SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)


                                                                                         Six Months Ended
                                                                                 June 30,                June 30,
                                                                                   1998                    1997
                                                                               ------------            ------------
Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities:
  Net loss                                                                      $(2,283,397)            $(2,470,199)
  Depreciation and amortization                                                     111,094                  83,138
  Stock issued for services                                                         109,336                     -
  Changes in operating assets and liabilities:
   (Increase) decrease in:
     Accounts receivable, trade, net                                                308,274                  46,160
     Inventories                                                                   (265,245)                120,452
     Prepaid expenses and other current assets                                       95,350                  54,865
     Other assets                                                                    (1,475)                    -
    Increase (decrease) in:
     Accounts payable                                                              (130,912)                611,433
     Accrued expenses                                                              (106,558)               (128,936)
                                                                                -----------             -----------
      Cash and cash equivalents used in operating activities                     (2,163,533)             (1,683,087)
                                                                                -----------             -----------
Cash flows from investing activities:
  Purchase of equipment                                                             (22,510)                   (378)
  Advances to related parties                                                       (13,954)                    -
  Advances to Global International                                                 (285,385)
  Cash acquired through acquisition of Global International Sourcing                 75,462                     -
                                                                                -----------             -----------
      Cash and cash equivalents used in investing activities                       (246,387)                   (378)
                                                                                -----------             -----------
Cash flows from financing activities:
  Proceeds from issuance of stock                                                   499,000               1,542,444
  Proceeds from notes payable, short term                                           400,000                 300,000
  Repayments of line of credit                                                       25,825                (115,183)
  Repayments of notes payable                                                      (246,135)                    -
                                                                                -----------             -----------
      Cash and cash equivalents provided by financing activities                    678,690               1,727,261
                                                                                -----------             -----------
Increase (decrease) in cash and cash equivalents                                 (1,731,230)                 43,796
Cash and cash equivalents, beginning of period                                    2,199,036                 188,867
                                                                                -----------             -----------
Cash and cash equivalents, end of period                                        $   467,806             $   232,663
                                                                                ===========             ===========
Supplemental disclosure of cash flow information
   Cash paid during the period for:
     Interest                                                                   $    97,906             $    45,000
     Income taxes                                                               $     3,143             $       -

Supplemental disclosure of non-cash operating, investing, and financial activities
     Stock issued for accounts payable                                          $   361,504             $   683,870
     Stock issued for prepaid consulting services                               $   191,889                     -
     Stock issued for acquisition of marketing contract                         $    43,124                     -
     Acquisition of Global International Sourcing:
       Assets acquired, net of cash                                             $   535,786
       Liabilities assumed, including $522,328 due to Vitafort                  $   829,461

     See accompanying notes to condensed consolidated financial statements

              VITAFORT INTERNATIONAL CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                        Six Months Ended June 30, 1998
                                  (Unaudited)

                                                            Series A
                                                           Cumulative         Series B            Series C
                                                          Convertible        Convertible         Convertible
                                                        Preferred Stock    Preferred Stock     Preferred Stock
                                                        ---------------    ---------------     ---------------
                                                        Share   Amount     Share   Amount       Share   Amount
                                                        -----   ------     -----   ------       -----   ------
Balance, January 1, 1998                                  750   $ 8        1,000     $10          50     $1

Series A Preferred issued in connection with
 a private placement, net of expenses                     500     5

Common stock issued as settlement of contact disputes

Exercise of stock options

Stock issued for acquisition of marketing contract

Stock issued for services

Preferred stock dividends                                 451     4

Net Loss
                                                        -----   ---        -----   -----          --     --
Balance, June 30, 1998                                  1,701   $17        1,000     $10          50     $1
                                                        =====   ===        =====   =====          ==     ==

                                                           Common Stock            Additional
                                                       ------------------           Paid-In       Accumulated
                                                         Share     Amount           Capital         Deficit         Total
                                                       --------- ---------        ----------      -----------      -------

Balance, January 1, 1998                               6,683,853    $8,863       $23,152,312   $(20,883,197)   $ 2,277,997

Series A Preferred issued in connection with
 a private placement, net of expenses                                                498,995                       499,000

Common Stock issued as settlement of contact
 disputes                                                115,000        12           116,738                       116,750

Exercise of stock options                                192,500        19           166,639                       166,658

Stock issued for acquisition of marketing contract        60,000         6            43,118                        43,124

Stock issued for services                                389,000        39           379,282                       379,321

Preferred stock dividends                                                            442,974       (442,978)            --

Net Loss                                                                                         (2,283,397)    (2,283,397)
                                                       ---------    ------       -----------   ------------    -----------
Balance, June 30, 1998                                 7,440,353    $8,939       $24,800,058   $(23,609,572)   $ 1,199,453
                                                       =========    ======       ===========   ============    ===========



  See accompanying notes to condensed consolidated financial statements

              VITAFORT INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 - GENERAL

     The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation for each of the periods presented. The results of operations for interim periods are not necessarily indicative of results to be achieved for full fiscal years.

     As contemplated by the Securities and Exchange Commission (SEC) under item 310(b) of Regulation S-B, the accompanying consolidated financial statements and related footnotes do not contain certain information that will be included in the Company's annual consolidated financial statements and footnotes thereto. For further information, refer to the consolidated financial statements and related footnotes for the year ended December 31, 1997 which appear on pages F-1 to F-24.

   The Company is presently engaged in formulating, marketing and distributing fat-free, low fat and reduced fat foods.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a) The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated.

(b) Inventories are stated at the lower of cost (first-in, first-out basis) or market.

(c) Prepaid assets include product introduction expenses (which are recorded at cost and amortized over the economic life thereof), but not in excess of twelve months, consulting and other prepaids.

     (d) Fixed assets are composed of manufacturing equipment, furniture, office equipment, and computer equipment and are recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful life, generally five years or less.

     (e) Intangible assets, which are recorded at cost, are composed of debt issuance costs, acquisition costs of Auburn Farms and Natures Warehouse trademarks, and goodwill associated with the acquisition of Global International Sourcing, Inc. The acquisition costs associated with trademarks and goodwill are being amortized on a straight-line basis over twenty years. All other intangible assets are being amortized on a straight-line basis over periods not exceeding five years. These costs are reviewed by management periodically and written down to the value of the future benefit expected to be derived.

     (f) For the purpose of cash flow, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     (g) For the three and six months ended June 30, 1998 and 1997, basic and diluted loss per share have been compiled using the weighted average number of common shares outstanding during the period. Options and warrants outstanding to purchase shares of common stock at various prices per share at June 30, 1998 and 1997, were not included in the computation of diluted loss per share, as the effect would be antidilutive. For the loss at June 30, 1998 and 1997, the numerator in the computation was adjusted by deducting the preferred deemed dividend to arrive at the net loss allocable to common shareholders. Dividends on cumulative preferred stock are not material.

     (h) Advertising: Costs are expensed as incurred or prepaid until the advertisement is published, at which time the related costs are expensed.

     (i) Reporting on the Cost of Start-Up Activities: Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," ("SOP 98-5") issued by the Accounting Standards Executive Committee is effective for financial statements with fiscal years beginning after December 15, 1998. SOP 98-5 requires that the costs of start-up activities should be expensed as incurred. At the time of adopting this SOP, the initial application should be reported as the cumulative effect of a change in accounting principles. At June 30, 1998, and December 31, 1997, the Company capitalized product introduction costs of $9,500 and $10,711, respectively. These costs are considered as start-up activities under SOP 98-5. The Company does not believe that the adoption of this SOP will have a material effect on its financial position, results of operations or cash flows.


NOTE 3 - INVENTORIES

    Inventories are stated at the lower of cost (first in, first out) or market. Market-based valuations are based upon estimates and assumptions, and are generally limited to slow moving product offerings. Inventory consists of the following:

                                           June 30, 1998     December 31, 1997
                                           -------------     -----------------
   Finished goods                              $383,770          $ 30,188
   Packaging and raw material                   134,086           217,423
                                                -------          --------
                                               $517,856          $247,611
                                               ========          ========

NOTE 4 - PREPAID EXPENSES AND OTHER CURRENT ASSETS

    Prepaid expenses and other current assets consist of the following:



                                                        June 30, 1998       December 31, 1997
                                                        -------------       -----------------
   Deposits                                                $      -            $  1,100
   Product introduction costs                                 9,500              10,711
   Insurance                                                 66,032              36,377
   Consulting                                               246,909             108,080
   Other prepaids                                            51,731             113,000
                                                           --------            --------
     Total prepaid expenses and other current assets       $374,172            $269,268
                                                           ========            ========

NOTE 5 - ACCRUED EXPENSES

   Accrued expenses consist of the following:

                                           June 30, 1998     December 31, 1997
                                           -------------     -----------------
   Accrued compensation                      $154,179             $156,764
   Accrued commissions                         12,235                    -
   Accrued legal fees                               -               40,112
   Accrued consulting fees                     69,467                4,919
  Other accrued expenses                            -              140,642
                                             --------             --------
  Total accrued expenses                     $235,881             $342,437
                                             ========             ========

NOTE 6 - ACQUISITION OF GLOBAL INTERNATIONAL SOURCING, INC.

     As of March 31, 1998, the Company acquired 100% of the outstanding stock of Global International Sourcing, Inc. (Global) for $25. The acquisition was accounted for as a purchase and the operations of Global are included herein commencing April 1, 1998. The assets and liabilities of Global were recorded at fair value and resulted in goodwill of $218,213, which included advances of $___________ which the Company previously made to Global. Had the Company consolidated its operating performance for the six months ended June 30, 1998, the results would have been as follows:


     Net Sales                                       $ 1,135,799
     Gross Profit                                        246,534
     Net Loss                                         (2,398,744)
     Net Loss Allocable to Common Shareholders        (2,841,752)
     Net Loss Per Share                                   ($0.40)

     Global was formed in October 1997 and its financial position and results of operations are not material compared to the Company's financial position at December 31, 1997 or its results of operations for the year ended December 31, 1997.

NOTE 7 - CURRENT MATURITIES OF LONG-TERM DEBT

     The note consists of a $37,859 14% note payable, due in monthly installments of $4,033, including interest, through October 1997, secured by certain of the Company's fixed assets. The agreement with the secured lender, Coast Business Credit, included a provision that halted payments on this note.

NOTE 8 - NOTES PAYABLE

     Bank
     ----
     On June 26, 1998, the Company's current lender, Coast Business Credit ("Bank") notified the Company that it would not renew the credit line when it expires on August 31, 1998. The Bank also agreed to eliminate from its collateral the inventory to be used for the Purchase Order Financing discussed below.

     As of June 30, 1998, the Company was in violation of the tangible net worth covenant in that it had fallen below the $1,500,000 requirement and the working capital covenant in that it had fallen below the requirement. In addition, the facility which expired on August 31, 1998 has not been renewed, although the lender has extended the term until September 30, 1998. As of September 30, 1998, the amount due under this credit facility was $91,043. The Company is in negotiations with a new lender and the original lender has indicated it will provide an extension. Should the Company be unable to secure a replacement lender, it could seriously jeopardize the future ability of the Company to fund operations.

The Company is in negotiations with other lenders to replace Coast Business Credit and believes it will do so at rates and terms similar to those of Coast Business Credit.

     Other
     -----
     In June 1998, the Company entered into purchase order financing agreements with accredited investors which provided the Company with $400,000 to purchase inventory. These advances bear interest at 15% per annum and are to be repaid from the proceeds of the related sales of the inventory if the inventory level falls below the amount of the financing. In addition, the lender received options to purchase 100,000 shares of the Company's common stock at $1.00 per share, which was fair market value at the time. The Company has pledged its inventory as collateral for these advances.


NOTE 9 - STOCKHOLDERS' EQUITY

     During the six month period ended June 30, 1998, the following stock transactions occurred, all of which were valued at fair market:

     (a) The Company issued 85,000 shares of common stock at a value of $1.00 per share as settlement for contract disputes previously recorded as a liability.

     (b) The Company issued 30,000 shares of common stock at a value of $1.058 per share as settlement of a contract dispute related to consulting services previously recorded as a liability.

     (c) The Company issued 60,000 shares of common stock at a value of $.71875 per share and forgave a $25,000 note receivable in exchange for the distribution rights with respect to all marshmallow products in North America. The Company also received $5,000 of sample inventory and $15,000 of furniture and equipment as part of this transaction.

     (d) The Company issued 100,000 shares of common stock at a value of $0.74 per share upon the exercise of an option granted a consultant in exchange for future consulting services.

     (e) The Company issued 15,000 shares of common stock at a value of $1.00 per share upon the exercise of an option granted a consultant in exchange for services rendered previously recorded as a liability.

     (f) The Company entered into a subscription agreement in March 1998 with an unrelated investor for $500,000 for 500 shares of 1997 Series A Preferred Stock. The preferred stock has a cumulative dividend of 6% with no voting rights. The preferred stock is convertible beginning August 10, 1998 at a 21.5% discount if the fair market value of the stock on the date of conversion is $0.6875 per share or less. If the fair market value of the stock on the date of conversion is more than $0.6875 per share, the preferred stock is convertible at fair market value. However, if the preferred shares are converted at fair market value, the preferred shareholder will receive sufficient warrants upon conversion to purchase common stock at $0.6875 per share to generate a $275 profit per share of preferred stock converted.

          As part of this transaction, the Company also issued 451 shares of preferred stock, as well as warrants to purchase 282,422 shares of common stock at $0.6875 per share to the holders of the 1997 Series A Preferred Stock in exchange for the preferred stockholders accepting an adjustment in the terms of the 1997 Series A Preferred Stock. The warrants may be exercised over a five year period beginning August 10, 1998.

          For accounting purposes, the issuance of the warrants to the 1997 Series A Preferred stockholders results in a deemed dividend of $147,381 which will be recognized as a deemed dividend at a rate of $24,564 per month through August 10, 1998.

          The modified terms of the 1,701 total shares of 1997 Series A Preferred Stock outstanding would result in an issuance of 787,563 warrants to purchase shares of common stock. The value of these potential warrants issued is reflected as an original issued discount of $411,128 at the time of the transaction. This original issue discount is being treated as a deemed dividend that will be recognized at a rate of $68,521 per month through August 10, 1998.

     (g) The Company issued 40,000 shares of common stock at a value of $1.00 per share upon the exercise of an option granted to a consultant in exchange for future consulting services.

     (h) The Company issued 37,500 shares of common stock at a value of $1.004 per share upon the exercise of an option granted a previous employee as part of a litigation settlement.

     (i) The Company issued 339,500 shares of common stock at a value of $1.00 per share in June 1998 under an S-8 filing as payment for services rendered and to be rendered.

     (j) The Company issued 49,500 shares of common stock at a value of $.805 per share to various consultants and professional firms for previous services rendered.


NOTE 10 - GOING CONCERN

     The Company has prepared the financial statements included herewith assuming that the Company will continue as a going concern. Although the Company received proceeds from the Keebler arbitration in 1997 and has raised additional capital in 1998, it needs to raise additional capital and realize a satisfactory level of profitability from its current and future operations in order to remain a viable entity. The Company's auditors have included an explanatory paragraph in their report for the year ended December 31, 1997 indicating there is substantial doubt regarding the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of any uncertainty. The Company is attempting to raise additional capital to meet future financial obligations, but may not be able to do so. Should the Company not be able to raise additional capital, it may have to severely curtail operations.


NOTE 11 - LITIGATION

     The Company is subject to pending claims and litigation, the most significant of which are discussed below.

     In December 1994, Lloyd Gaunt, who invested an aggregate of $75,000 in certain of the Company's private placements, initiated an action in Superior Court, Orange County, California against his stockbroker, two national brokerage firms, several companies in which he had invested; and, certain of those company's officers. Included among the defendants was the Company and its then Chief Executive Officer. The complaint seeks damages in an unspecified amount in excess of $500,000 and punitive damages in an unspecified amount in excess of $5,000,000. The Court has dismissed the class action claims as to the Company and granted a motion that the claims against the brokerage firms and associated persons must be submitted to arbitration. The Plaintiff has appealed that ruling. The Company denies any liability to the plaintiff and intends to vigorously defend this action. The Company notes that the plaintiff sold a portion of the securities he purchased from the Company, realizing a profit; that the balance of the securities became salable under Rule 144; and that, if sold, the Plaintiff's losses might be as little as $15,000.

     In connection with the acquisition of assets of Auburn Farms, Inc., ("AFI"), the Company acquired the intellectual property and certain claims of AFI which it was asserting against AFI's co-packer, New Life Bakers ("New Life") and against a customer of New Life, Barbara's Bakery ("Barbara's"). In May 1996, the Company filed an action in federal court alleging Lanham Act violations, misappropriation of trade secrets, unfair competition, conspiracy and related claims arising out of New Life and Barbara's misappropriation of Auburn Farms' principal products. Although no trial date has been set, the Company expects the case to proceed to a jury trial in the first half of 1999.

     On March 25, 1998, New Life and Barbara's purported to purchase from AFI's bankruptcy estate certain claims against Barbara's and New Life for $300,000. The purchased claims do not include any of the claims previously acquired by the Company. The Company has been advised by outside litigation counsel that evidence supports a claim for damages in excess of $3 million for the destruction of AFI's and Vitafort's business and intellectual property rights. The Company may be obligated to pay a portion of any recovery against New Life to AFI's bankruptcy estate and/or its creditors. The Company intends to pursue this litigation vigorously. There is no assurance given that the Company will receive any recovery.

          On October 9, 1996, a complaint was filed in Superior Court, the County of Los Angeles, in an action entitled "Eloy Louis Ellis vs. Vitafort, Inc., a Delaware Corporation; Mark Beychok and Does 1-50 inclusive." The complaint alleges Breach of Oral Contract, Breach of Written Contract, and other similar claims arising out of the consulting relationship that previously existed between the Company and Mr. Ellis. The Complaint seeks damages in an unspecified amount. The court dismissed the complaint against Mark Beychok without leave to amend. Mr. Ellis recently filed an amended complaint against the Company. The Company is defending the action vigorously and trial is imminent. In a related action, the Company filed a lawsuit against Ellis charging violations of Section 16(b) of the Securities Exchange Act of 1934 (short swing profits). Ellis sold stock in violation of that section and, therefore, the profits, estimated at $20,000, belong to the Company. In March 1998, the court ruled in favor of the Company in this matter and awarded $21,260. Ellis has appealed the ruling. On June 2, 1998 the parties resolved both the Ellis issues. Under the terms of the agreement, the settlement is treated as confidential and the public response has been agreed to as follows:
"The matter has been resolved."

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Seventh of the Company's Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted under the General Corporation Law of the State of Delaware ("DGCL").

     SECTION 145 of the DGCL, as amended, applies to the Company and the relevant portion of the DGCL provides as follows:

     145. Indemnification of Officers, Directors, Employees and Agents;
          Insurance.

               (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

               (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

               (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
          (a) and

          (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

               (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

               (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

               (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

               (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

               (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officer and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

               (i) For purpose of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

               (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     The Company maintains insurance for the benefit of its directors and officers and the directors and officers of its subsidiaries, insuring such persons against certain liabilities, including liabilities arising under the securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. Furthermore, the Company has given certain undertakings with respect to indemnification in connection with this Registration Statement.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission filing fee                    $ 590.20
National Association of Securities Dealers, Inc. filing fee      $ 300.07
Transfer Agent's and Registrar's Fees                            $     *
Legal fees and expenses                                          $     *
Accounting fees and expenses                                     $     *
Miscellaneous                                                    $     *
                                                                --------
TOTAL                                                            $     *

*  To be provided by amendment

All amounts estimated except for Securities and Exchange Commission and National Association of Securities Dealers, Inc. filing fee.

As required by agreements between the Company and the Selling Stockholders, all of these expenses of issuance and distribution will be paid by the Company.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     During February 1995, the Registrant issued $500,000 principal amount of its secured promissory notes and 450,000 options to purchase its common stock at a price of $.07 per share (22,500 options to purchase shares at $1.40 as adjusted for a reverse stock split effected October 4, 1997) in a private placement pursuant to Regulation D under the Securities Act to six accredited investors. The notes were sold for $500,000 and the options for $10,000. The Company paid a commission of 7% to a broker dealer in connection with such notes.

     During June 1995, the Registrant issued 107,486 shares of its common stock (5,374 shares as adjusted for the reverse stock split effected October 4, 1996) to a note holder in exchange for the accrued principal and interest on a note. The note had been issued for cash consideration equal to its face value. The conversion price was $.40 per share ($8.00 as adjusted for a reverse stock split effected October 4, 1996). The transaction was exempt from registration under the Securities Act by reason of Section 4(2) thereof and the Registrant obtained representations with respect to investment intent from the note holder.

          During July 1995, the Registrant issued 90,000 shares of its common stock (2,250 shares as adjusted for the reverse stock split effected October 4, 1996) for $.07 per share ($1.40 per share as adjusted for the reverse stock split effected October 4, 1996) upon the exercise of an option granted in connection with the February 1995 private placement described above. The transaction was exempt from registration under the Securities Act by reason of
Section 4(2) thereof and the Registrant obtained representations with respect to investment intent from the option holder. The Company did not pay any commission with respect to such exercise.

          During October 1995, the Registrant issued 4,320,000 shares of its common stock (216,000 shares as adjusted for a reverse stock split effected October 4, 1996) to a note holder upon conversion of a note. $500,000 principal amount of note and $40,000 of accrued interest were converted in such transaction. The conversion price was $.125 per share ($2.50 as adjusted for the reverse stock split effected October 4, 1996). The issuance of the note was exempt from registration by reason of Regulation S promulgated under the Securities Act. The sale was to a non-US person located outside the United States.

     During November 1995, the Registrant issued 5,208,333 shares of its common stock (260,417 shares as adjusted for the reverse stock split effected October 4, 1996) at $.125 per share ($2.50 as adjusted for the reverse stock split effected October 4, 1996) in a private placement pursuant to Regulation D under the Securities Act to accredited investors. The Registrant realized net proceeds of $563,960 from this private placement. For each share purchased in the private placement, the investors also received 1/2 warrant at $.225 ($4.50 as adjusted for the reverse split effected on October 4, 1996) and 1/2 warrant at $.30 ($6.00 as adjusted for the reverse stock split effected on October 4, 1996).

          During December 1995, the registrant issued 64,284 shares of its common stock (3,214 shares as adjusted for a reverse stock split effected on October 4, 1996) to an investor in exchange for 50 shares of its Series B Convertible Preferred Stock and all of the dividends thereon. The transaction was exempt from registration under the Securities Act by reason of Section 3(a)(9) thereof as a transaction with an existing security holder.

          During June and December 1995, the Registrant issued an aggregate of 475,680 shares of its common stock (18,410 shares as adjusted for a reverse stock split effected October 4, 1996) to note holders in exchange for the accrued principal and interest on a note. The note had been issued for cash consideration equal to its face value. The principal amount of the notes was $162,500. The transaction was exempt from registration under the Securities Act by reason of Section 4(2) thereof and the Registrant obtained representations with respect to investment intent from the note holder.

          During December 1995, the Registrant exchanged 300 shares of its Series D Preferred Stock for 896,000 shares of its common stock (44,800 shares as adjusted for a reverse stock split effected October 4, 1996) in a privately negotiated transaction which was exempt from registration under the Securities Act by reason of Section 4(2) thereof and the Registrant obtained representations with respect to investment intent from the shareholder.

          During January 1996, the Registrant issued 357,143 shares of its common stock (17,856 as adjusted for a reverse stock split effected October 4, 1996) to a consultant in connection with the exercise of an option with an exercise price of $.10 ($2.00 as adjusted for a reverse stock split effected October 4, 1996). The transaction was exempt from registration under the Securities Act by reason of Section 4(2) thereof and the Registrant obtained representations with respect to investment intent from the exercising option holder.

          During November 1995 to February 1996, the Registrant sold an aggregate of 22,433,334 shares of its common stock (1,201,667 shares as adjusted for the reverse stock split effected October 4, 1996) at $.15 per share ($3.00 as adjusted for the reverse stock split effected October 4, 1996) in a private placement pursuant to Regulation D under the Securities Act to accredited investors. The Registrant realized net proceeds of $3,028,500 from these private placement and paid the placement agent commissions of $336,500. For each share purchased in these private placements, the investors also received 1/2 warrant at $.225 ($4.50 as adjusted for the reverse split effected on October 4, 1996) and 1/2 warrant at $.30 ($6.00 as adjusted for the reverse stock split effected on October 4, 1996).

          During March 1996, the Registrant exchanged 1,112,533 shares of its common stock (55,627 shares as adjusted for the reverse stock split effected October 4, 1996) for 372.5 shares of its Series D Preferred Stock, including all accrued dividends thereon. The effective price of the exchange was $.375 per share ($7.50 as adjusted for the reverse stock split effected October 4, 1996). The transaction was exempt from the registration requirements of the Securities Act by reason of section 3(a)(9) thereof as a transaction with existing security holders.

     During March 1996, the Registrant issued 5,000,000 shares of its common stock (250,000 shares as adjusted for the reverse stock split effected October 4, 1996) pursuant to the exemption from registration afforded by Regulation S promulgated under the Securities Act for transactions with non-US persons which transactions occur outside the United States. The Registrant received appropriate representations from the investor. Registrant realized net proceeds of $1,350,000 from this private placement and paid the placement agent a commission of $150,000.

     During April 1996, the Registrant issued 5,666,667 shares of its common stock (283,333 shares as adjusted for the reverse stock split effected October 4, 1996) pursuant to the exemption from registration afforded by Regulation S promulgated under the Securities Act for transactions with non-US persons which transactions occur outside the United States. The Registrant received appropriate representations from the investor. Registrant realized net proceeds of $651,590 from these private placements and paid placement agents commissions of $118,410.

     During May 1996, in connection with the private placement in November 1995 to February 1996, the Company issued an aggregate of 4,733,332 shares of its common stock (236,667 shares as adjusted for a reverse stock split effected October 4, 1996) upon conversion of indebtedness of $710,000. The transaction was with accredited investors and was exempt from the registration requirements of the Securities Act pursuant to Regulation D promulgated thereunder. The Registrant obtained the required investment representations from the investors and otherwise complied with the requirements of Regulation D.

     During July 1996, the Registrant sold 30,000 shares of its common stock (1,500 shares as adjusted for the reverse stock split effected October 4, 1996) upon exercise of an option with an exercise price of $.07 ($1.40 as adjusted for the reverse stock split effected October 4, 1996) in a transaction exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof. The Registrant obtained representations with respect to investment intent from the exercising option holder.

     During August 1996, the registrant issued 49,998 shares of its common stock (2,500 shares as adjusted for a reverse stock split effected on October 4, 1996) to an investor in exchange for 50 shares of its

Series B Convertible Preferred Stock and all of the dividends thereon. The transaction was exempt from registration under the Securities Act by reason of
Section 3(a)(9) thereof as a transaction with an existing security holder.

     During October 1996, the Registrant issued 80,000 shares of its common stock at $5.00 per share to eight accredited investors in a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D promulgated thereunder.

     During February 1997, the Registrant sold 500,000 shares of its common stock to an accredited investor for $1.00 per share. The transaction was exempt from registration under the Securities Act by reason of Regulation D promulgated thereunder.

     During April 1997, the Registrant sold 500 shares of its 1997 Series A Preferred Stock to an accredited investor for $1,000 per share. The transaction was exempt from registration under the Securities Act by reason of Regulation D promulgated thereunder.

     During May 1997, the Registrant sold 250 shares of its 1997 Series A Preferred Stock to an accredited investor for $1,000 per share. The transaction was exempt from registration under the Securities Act by reason of Regulation D promulgated thereunder.

     During July 1997, the Registrant issued 30,000 shares upon the partial exercise of an option with an exercise price of $1.00 per share. The transaction was exempt from registration under the Securities Act by reason of
Section 4(2) thereof and the Registrant obtained representations with respect to investment intent from the exercising option holder.

     During September 1998, the Registrant sold $548,352 principal amount of its convertible debentures to an accredited investor at their face value. The transaction was exempt from registration under the Securities Act by reason of Regulation D promulgated thereunder.

 Item 27.  Exhibits.

 (a)    The following exhibits are submitted herewith:

 3.1        Certificate of Incorporation of Registrant(i)
 3.2        By-laws of Registrant(i)
 3.3        Agreement and Plan of Merger between the Registrant and Vitafort International Corporation, a California corporation(i)
 3.4        Certificate of Designation - Series A Preferred Stock(v)
 3.5        Certificate of Designation - Series B Preferred Stock(v)
 3.6        Certificate of Amendment to the Certificate of Incorporation, November 1991(v)
 3.7        Certificate of Designation - Series C Preferred Stock(v)
 3.8        Certificate of Amendment to the Certificate of Incorporation, filed February 8, 1994 (vi)
 3.9        Certificate of Designation - Series D Preferred Stock(vi)
 3.10       Certificate of Amendment to the Registrant's Certificate of Incorporation, filed November, 1995. Incorporated by reference to Exhibit 4.10 filed with the Registrant's Registration Statement on Form S-8 filed January 25, 1996 File
            Number 33-300435 (the "January 1996 S-8").
 3.11       Certificate of Elimination - Series A Preferred Stock. Incorporated by reference to Exhibit 4.24 to the Registrant's
            Registration Statement on Form S-8 Filed May 22, 1996 File Number 333-04271 (the "May 1996 S-8").
 3.12       Certificate of Elimination - Series D Preferred Stock.  Incorporated by reference to Exhibit 4.25 to the May 1996 S-8.
 3.13       Certificate of Amendment to the Registrant's Certificate of Incorporation, filed October 4, 1996. Incorporated by reference to Exhibit 4.29 to the Registrant's Registration Statement on Form S-8 Filed December 12, 1996, File Number
            333-17763 (the "December 1996 S-8").
 3.14       Amended Certificate of Designation of the Registrant's 1997 Series A Preferred Stock filed May 1997 (ix)
 3.15       Amended Certificate of Designation of the Registrant's 1997 Series A Preferred Stock filed March 1998 (xii)
 3.16       Amended Certificate of Designation of the Registrant's 1997 Series A Preferred Stock filed October 1998 (filed herewith)
 3.17       Convertible Debenture dated August 1998 (filed herewith)
 4.1        Specimen Stock Certificate.  Incorporated by reference to Exhibit 4.1 Filed with the Registrant's Annual Report on Form
            10K-SB for the Year ended December 31, 1996 (the "1996 10K-SB")
 4.2        Specimen Redeemable Common Stock Purchase Warrant(i)
 4.3        Form of Warrant Agreement(i)
 4.4        Proposed form of Underwriters Warrant Agreement(i)
 4.5
 4.6        Warrant Extension Agreement, December 18, 1992(v)
 4.7        Warrant Extension Agreement, December 18, 1994(vi)
 4.8        Warrant Extension Agreement, January 18, 1995(vi)
 4.9        Warrant Extension Agreement, April 3, 1995(vi)
 4.10       Warrant Extension Agreement, May 3, 1995.  Incorporated by reference to Exhibit 4.18 to the January 1996 S-8.
 4.11       Warrant Extension Agreement, June 15, 1995.  Incorporated by reference to Exhibit 4.19 to the January 1996 S-8.
 4.12       Warrant Extension Agreement, July 17, 1995.  Incorporated by reference to Exhibit 4.20 to the January 1996 S-8.
 4.13       Warrant Extension Agreement, August 16, 1995. Incorporated by reference to Exhibit 4.21 to the January 1996 S-8.
 4.14       Warrant Extension Agreement, December 31, 1995.  Incorporated by reference to Exhibit 4.21 to the January 1996 S-8.
 4.15       Warrant Extension Agreement, April 30, 1996.  Incorporated by reference to Exhibit 4.23 to the May 1996 S-8.

 4.16       Warrant Extension Agreement, July 31, 1996.  Incorporated by reference to Exhibit  4.26 to the December 1996 S-8.
 4.17       Warrant Extension Agreement, September 30, 1996.  Incorporated by reference to Exhibit  4.27 to the December 1996 S-8.
 4.18       Warrant Extension Agreement, November 11, 1996.  Incorporated by reference to Exhibit  4.28 to the December 1996 S-8.
 4.19       Warrant Extension Agreement, April 15, 1997.  Incorporated by reference to Exhibit 4.19 to the 1996 10K-SB.
 4.20       Warrant Extension Agreement, October 31, 1997.(x)
 5.1        Opinion of Frank J. Hariton, Esq. (filed herewith)
 10.1       Loan Agreement, dated August 19, 1988, between the Registrant and Bishop Capital, L.P. and promissory note in the principal amount of $150,000(i)
 10.2       License Agreement, dated April 25, 1986, between the Registrant and Crystal Geyser Water Registrant and amendment, dated
            January 7, 1988(i)
 10.3       Demand Promissory Note, dated July 10, 1987, from Registrant to Joseph R. Daly in the principal amount of $300,000 and Modification, dated October 11, 1989(i)
 10.4       License Agreement, dated as of October 9, 1987, between the Registrant and Good Health Beverage, Inc. and amendment, dated November 23, 1988(i)
 10.5       Product Development Agreement, dated as of January 21, 1988, between the Registrant and International Multifoods,
            Inc.(i)
 10.6       Beverage Agreement, dated as of October 31, 1988, between  the Registrant and PowerBurst Corporation(i)
 10.7       Amended and Restated Agreement, dated August 2, 1989, between the Registrant and Vitafort Far East Co., Ltd.(i)
 10.8       Agreement, dated August 11, 1989, between Barry Saltzman, MD. and Yoshio Tanaka(i)
 10.9       Lease, dated June 13, 1988, between Registrant and Shelterpoint Equities, Ltd. for offices at 591 Redwood Highway, Mill
            Valley, California(i)
 10.10      Agreement, dated July 25, 1989, between Nutrifish Corporation and Mt. Lassen Trout Farms(i)
 10.11      Salmon Rondelles Joint Development and Marketing Agreement, dated as of September 18, 1989, between Nutrifish
            Corporation and Norwegian Seafoods, Inc.(i)
 10.12      Whole Salmon Joint Development and Marketing Agreement, dated as of
            September 26, 1989, between Nutrifish Corporation and Norwegian Seafoods, Inc.(i)
 10.13      Employment Agreement, dated September 13, between the Registrant and Barry K. Saltzman(i)
 10.14      Employment Agreement, dated September 13, between the Registrant and Jeffrey Lewenthal(i)
 10.15      The Registrant's 1989 Stock Option Plan(i)
 10.16      Stock Option Agreement, dated as of July 17, 1989 between the Registrant and Jeffrey Lewenthal(i)
 10.17      Secrecy Agreement, dated as of May 2, 1986, between the Registrant and Hoffman-LaRoche, Inc.(i)
 10.18      Joint Venture Agreement, dated September 29, 1989, between the Registrant and Agrolife Technologies, Inc.(i)
 10.19      Consulting Agreement, dated September 13, 1989, between the Registrant and Randall S. Reis(i)
 10.20      Loan Agreement, dated June 15, 1989, between Union Bank and Joseph R. Daly(i)
 10.21      Form of Employee Confidentiality Agreement.(ii)
 10.23      Form of Escrow Agreement by and among the Registrant, Gilford Securities Corp., and certain stockholders of
            Registrant(i)
 10.24      Promissory Note, made November 21, 1989, by Nutrifish Corporation and payable to Joseph R. Daly(i)
 10.25      Right of First Refusal Agreement, dated November 21, 1989, between Nutrifish Corporation and Joseph R. Daly(i)

10.26      Production License Agreement for Nutrifish Norwegian Salmon, dated February 2, 1990, between Nutrifish Corporation and
           Norwegian Seafoods, Inc.(ii)
10.27      Test Market Agreement, dated December 19, 1989, between International Multifoods Corporation and the Registrant.(ii)
10.28      Amendment, dated as of December 19, 1989, to the Product Development Agreement between International Multifoods
           Corporation and the Registrant.(ii)
10.29      Consulting Agreement, dated February 21, 1990, between the Registrant and Joseph R. Daly.(ii)
10.30      License Agreement between the Registrant and Nulaid Foods, Inc., dated April 30, 1990.(ii)
10.31      License Agreement between the Registrant and Vitafort Latin America, dated July 30, 1990.(ii)
10.32      Termination Agreement between the Registrant and Jeffrey D. Lewenthal, dated September 12, 1990.(ii)
10.33      Settlement Agreement and Full Release between Nicholas J. Caputo and Registrant, dated October 4, 1990.(ii)
10.34      Employment Agreement between the Registrant and Stephen D. Clow, dated December 1, 1990.(ii)
10.35      Employment Agreement between the Registrant and Frank A. Corsini, dated January 2, 1991.(ii)
10.36      Stock Option Agreement between the Registrant and Stephen D. Clow, dated January 2, 1991.(ii)
10.37      Stock Option Agreement between the Registrant and Frank A. Corsini, dated January 2, 1991.(ii)
10.38      Letter Agreement, dated February 1, 1991, amending Consulting Agreement between the Registrant and Joseph R. Daly.(ii)
10.39      Letter Agreement, dated March 12, 1991, between the Registrant and Joseph R. Daly regarding debt reorganization.(ii)
10.40      Consulting Agreement between Norman Kretchmer, MD., Ph.D., and the Registrant, dated December 20, 1988.(ii)
10.41      Settlement Agreement between the Registrant and PowerBurst Corporation, dated September 23, 1991.(ii)
10.42      Subscription Agreement between the Registrant and Societe Anonyme Financier Industrielle et Garantie, dated November 1,
           1991. Incorporated by reference to Exhibit 1 to the Registrant's Report on Form 8-K dated November 1, 1991.
10.43      Exclusive Distribution Agreement between Registrant and Chicago Fish House, dated June 13, 1991.(ii)
10.44      Larry Lucas Settlement Agreement, dated March 25, 1993.(v)
10.45      Frank Corsini, Separation Agreement, dated May 18, 1993.(v)
10.46      Agreement dated October 5, 1993 between the Registrant and Second Nature Technologies, Inc.(iii)
10.47      Food and Beverage Technology Agreement(iii)
10.48      Asset Purchase and Sale Agreement, dated as of June 7, 1993 by and among Crystal Clear Farms, Inc., a Maine corporation, the Registrant and Salmon Distribution Subsidiary, Inc. a Maine corporation which was formerly known as Crystal Clear
           Farms, Inc.(iv)
10.49      Temporary Operating Agreement dated June 7, 1993 by and among Samuel L. Thompson & Associates, Inc., a Maine corporation, the Registrant and Crystal Clear Farms, Inc. a Maine corporation (now known as Salmon distribution Subsidiary, Inc.)(iv)
10.50      Non-Competition Agreement dated July 27, 1993 by and between the Registrant and Crystal clear farms, Inc., a Maine corporation.(iv)
10.51      Employment Agreement dated as of November 29, 1993, between the Registrant and Steven Westlund. Incorporated by reference to exhibit 99.01 to Form S-8 filed by the Registrant on March 4, 1994 (the "1994 S-8").
10.52      Stock Option Agreement dated as of November 29, 1993 between the Registrant and Steven Westlund. Incorporated by reference to exhibit 99.02 to the 1994 S-8.

10.53      Stock Option Agreement dated as of September 15, 1993 between the Registrant and Steven Westlund. Incorporated by reference to exhibit 99.03 to 1994 S-8.
10.54      Employment Agreement dated as of November 29, 1993 between the Registrant and Peter Benz. Incorporated by reference to exhibit 99.04 to 1994 S-8.
10.55      Stock Option Agreement dated as of November 29, 1993 between the Registrant and Peter Benz. Incorporated by reference to exhibit 99.05 to 1994 S-8.
10.56      Employment Agreement dated as of November 29, 1993 between the Registrant and Mark Beychok. Incorporated by reference to exhibit 99.06 to the 1994 S-8.
10.57      Stock Option Agreement dated as of November 29, 1993 between the Registrant and Mark Beychok. Incorporated by reference to exhibit 99.07 to the 1994 S-8.
10.58      Stock Option Agreement dated as of September 15, 1993 between the Registrant and Mark Beychok. Incorporated by reference to exhibit 99.08 to the 1994 S-8.
10.59      Consulting Agreement dated as of November 29, 1993 between the Registrant and Herman Jacobs. Incorporated by reference to exhibit 99.09 to the 1994 S-8.
10.60      Stock Option Agreement dated as of November 29, 1993 between the Registrant and Herman Jacobs. Incorporated by reference to exhibit 99.10 to the 1994 S-8.
10.61      Vitafort International Corporation 90 Day Operating Plan. Incorporated by reference to exhibit 99.21 to the 1994 S-8.
10.62      Stock Option Agreement, dated September 15, 1993, between the Registrant and Stanley J. Pasarell. Incorporated by
           reference to exhibit 99.22 to the 1994 S-8.
10.63      Separation and Release Agreement, dated as of December 1, 1994, between the Registrant and Peter Benz.(vi)
10.64      Letter Agreement, dated September 14, 1995, between the Registrant and Peter T. Benz. Incorporated by reference to the like numbered exhibit to the Registrant's Form 10-KSB for the year ended December 31, 1995.
10.65      Consulting Agreement and Mutual Release, dated as of March 1, 1995, between the Registrant and Steven R. Westlund.
           Incorporated by reference to the like numbered exhibit to the Registrant's Form 10-KSB for the year ended December 31,
           1995.
10.66      Letter Agreement, dated November 30, 1995, between the Registrant and Steven Westlund. Incorporated by reference to the like numbered exhibit to the Registrant's Form 10-KSB for the year ended December 31, 1995.
10.67      The Vitafort International Corporation 1995 Stock Option Plan. Incorporated by reference to exhibit 99.01 to the January
           1996 S-8.
10.68      Form of Option granted to directors under The Vitafort International Corporation 1995 Stock Option Plan and schedule of grants to directors. Incorporated by reference to exhibit 99.02 to the January 1996 S-8.
10.69      Employee Option granted to Mark Beychok under The Vitafort International Corporation 1995 Stock Option Plan. Incorporated
           by reference to exhibit 99.03 to the January 1996 S-8.
10.70      Amendment, dated December 16, 1995, to the Employment Agreement between the Registrant and Mark Beychok.  Incorporated by reference to exhibit 99.10 to the January 1996  S-8.
10.71      Option Agreement, dated December 16, 1995, between the Registrant and Mark Beychok. Incorporated by reference to exhibit
           99.11 to the January 1996 S-8.
10.72      Conversion Agreement, dated as of December 30, 1995, between the Registrant and Mark Beychok. Incorporated by reference to exhibit 99.20 to the January 1996 S-8.
10.73      Class A Option Agreement, dated as of December 30, 1995, between the Registrant and Mark Beychok. Incorporated by reference to exhibit 99.21 to the January 1996 S-8.
10.74      Class B Option Agreement, dated as of December 30, 1995, between the Registrant and Mark Beychok.  Incorporated by reference to exhibit 99.22 to the January 1996 S-8.
10.75      Conversion Agreement, dated as of March 26, 1996, between the Registrant and John Coppolino. Incorporated by reference to
           Exhibit 9.18 to the May 1996 S-8.
10.76      Class A Option Agreement, dated as of March 26, 1996, between the Registrant and John Coppolino. Incorporated by reference to Exhibit 9.19 to the May 1996 S-8.

10.77      Class B Option Agreement, dated as of March 26, 1996, between the Registrant and John Coppolino. Incorporated by reference to Exhibit 9.20 to the May 1996 S-8.
10.78      Employment Agreement, between the Registrant and John Coppolino. Incorporated by reference to Exhibit 10.78 to the 1996
           Form 10-KSB.
10.79      Foreclosure Purchase Agreement related to the Acquisition of assets of Auburn Farms, Inc. Incorporated by reference to
           Exhibit 1 to the Registrant's Form 8-K, dated May 2, 1996.
10.80      Loan and Security Agreement, dated August 15, 1996, between the Registrant and Coast Business Credit, a division of
           Southern Pacific Thrift & Loan Association. Incorporated by reference to Exhibit 1 to the Registrant's Form 8-K, dated
           August 15, 19 96.
10.81      Agreement, dated as of July 10, 1996, between the Registrant and Second Nature Technologies, Inc. Incorporated by
           reference to Exhibit 10.81 to the 1996 Form 10-KSB.
10.82      Employment Agreement dated June 16, 1997 between Jack Spencer and the Registrant. Incorporated by reference to Exhibit
           10.12 of the Registrant's Form SB-2 filed July 23,1997
10.83      Agreement, dated April 1997, between the Registrant and ATCOLP Investment Partners, a California Limited Partnership.
           Incorporated by reference to the Registrant's Form SB-2 filed July 23, 1997
10.84      Employment Agreement dated September 1997 between the Registrant and Mark Beychok. (x)
10.85      Employment Agreement dated September 1997 between the Registrant and John Coppolino.(x)
10.86      Subscription Agreement with Global International Sourcing, Inc., a Nevada corporation (xii)
16.2       Letter on change in certifying accountant. (xi)
22.        Subsidiaries of the Registrant: Global International Sourcing, Inc.(xii)
23.1       Consent of BDO Seidman, LLP (xiii)
23.2       Consent of Frank J. Hariton, Esq. (included in Exhibit 5.1)

(i) Incorporated by reference to the same numbered exhibit to the Registrant's Registration Statement on Form S-18, file number 33-31883.
(ii) Incorporated by reference to the same numbered exhibit to the Registrant's December 31, 1990 and 1989 Form 10-K's.
(iii) Incorporated by reference to exhibits 1 & 2 to the Registrant's September 30, 1993 Form 10-QSB.
(iv) Incorporated by reference to exhibits 1 through 4 to the Registrant's August 7, 1993 Form 8-K.
(v) Incorporated by reference to the same numbered exhibit to the Registrant's December 31, 1993 Form 10-KSB.
(vi) Incorporated by reference to the same numbered exhibit to the Registrant's December 31, 1994 Form 10-KSB.
(vii) Incorporated by reference to the same numbered exhibit to the Registrant's December 31, 1995 Form 10-KSB.
(viii) Incorporated by reference to the same numbered exhibit to the Registrant's December 31, 1996 Form 10-KSB.
(ix) Incorporated by reference to the same numbered exhibit to the Registrant's December 31, 1997 Form 10-KSB.
(x) Incorporated by reference to the same numbered exhibit to the Registrant's January 14, 1998 Form SB-2/A.
(xi) Incorporated by reference to the same numbered exhibit to the Registrant's June 24, 1998 Form SB-2/A.
(xii) Incorporated by reference to the same numbered exhibit to the Registrant's August 14, 1998 Form SB-2/A.

(xiii) Incorporated by reference to the same numbered exhibit to the Registrant's October 2, 1998 Form SB-2.

Item 29.  Undertakings.

A.   Rule 415 Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   INDEMNIFICATION UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Los Angeles, State of California on November 11, 1998.

                              VITAFORT INTERNATIONAL CORPORATION


                              By:   /s/ Mark Beychok
                                 --------------------------------
                                    Mark Beychok, President

                               POWER OF ATTORNEY


          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Beychok his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                               Director, Chief Executive
                               Officer and President
   /s/ Mark Beychok            (Principal Executive        November 11, 1998
-------------------------      Accounting and Financial
 Mark Beychok                  Officer)


   /s/ Benjamin Tabatchnick    Director                    November 11, 1998
---------------------------
 Benjamin Tabatchnick


  /s/ Paul G. Cowen            Director                    November 11, 1998
---------------------------
 Paul G. Cowen